As filed with the Securities and Exchange Commission on October 13, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTERNATIVE BALLISTICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3489	85-2764555
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5940 S. Rainbow Blvd.

Las Vegas, Nevada 89118

(619) 326-4411

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Luna

5940 S. Rainbow Blvd.,

Las Vegas, Nevada 89118

(619) 326-4411

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Tel: (732) 395-4400

Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 13, 2026

UP TO 50,200,000 Shares of Common Stock

ALTERNATIVE BALLISTICS CORPORATION

This prospectus covers the possible resale by Lendspark Corporation, Keystone Capital Partners, LLC, Pinz Capital Special Opportunities Fund, LP, and Liberty Funding, LLC (respectively, “Lendspark,” “Keystone,” “Pinz,” and “Liberty Funding”, and collectively, the “Selling Stockholders”) of up to 50,200,000 shares of our common stock, par value $0.001 per share (the “Common Stock”) of Alternative Ballistics Corporation (the “Company”), which consists of: (i) up to 20,000,000 shares of common stock issuable upon conversion of a secured promissory note (the “Lendspark Note”) and warrant, (ii) up to 12,100,000 shares of common stock issuable upon conversion of a promissory note (the “Keystone Note”), (iii) up to 12,100,000 shares of common stock issuable upon conversion of a promissory note (the “Pinz Note”), and (iv) up to 6,000,000 shares of common stock issuable upon conversion of a secured promissory note (the “Liberty Funding Note”) and warrant.

We will not receive any proceeds from the sale of the shares of the Common Stock covered by this prospectus. We may receive proceeds from the exercise of the warrants for cash; however, we cannot predict when or whether the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

Sales of the shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the shares, or both.

We are paying the cost of registering the shares as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or dispose of their shares.

Our Common Stock is quoted on the OTCQB Marketplace operated by OTC Markets Group Inc. (the “OTCQB”) under the symbol “ALBC.” On October 12, 2026, the last reported sale price of our Common Stock was $0.45 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page 9 for risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2026

The Alternative® to Lethal Force

Next Generation Less-Lethal Technology

Saving Lives, Protecting Officers and Mitigating Risk

The Home Defense™

Defend What Matters Most

Impact Projectile Docking System

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or indicates, references to the “Company,” “we,” “our,” “ourselves,” and “us” refer to Alternative Ballistics Corporation.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. We and the Selling Stockholders are not making an offer of these securities in any state, country, or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our securities. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

This prospectus describes the specific details regarding this offering and the terms and conditions of our securities being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

You should not interpret the contents of this prospectus or any free writing prospectus to be legal, tax advice, business, or financial advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in our securities.

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MARKET AND INDUSTRY DATA

This prospectus includes industry and trade association data, forecasts, and information that we have prepared based, in part, upon data, forecasts, and information obtained from independent trade associations, industry publications and surveys, government agencies, and other independent information publicly available to us. Statements as to our market position are based on market data currently available to us. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information obtained from these sources. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

We believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

In addition, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks. In addition, certain market and industry data has been obtained from publicly available industry publications. None of the information obtained was commissioned by the Company. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “could,” “would,” “will,” “may,” “continue,” “forecast,” “intend,” “anticipate,” “potential,” “plan,” “goal,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

●	downturn in the gun, ammunition, safety, defense, and less lethal ammunition industries;

●	changes in assumptions used to make industry forecasts;

●	continued volatility and uncertainty in the credit markets and broader financial markets;

●	our future operating results and financial condition;

●	our business operations;

●	changes in our business and investment strategy;

●	availability, terms, and deployment of capital;

●	changes in, or the failure or inability to comply with, governmental laws and regulations;

●	the degree and nature of our competition;

●	our leverage and debt service obligations;

●	general volatility of the capital markets and the lack of a public market for shares of our securities;

●	availability of qualified personnel and our ability to retain our key personnel;

●	our financial performance;

●	our expectations regarding the period during which we qualify as an emerging growth company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

●	our expected use of the proceeds from this offering; and

●	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and similar headings. You should also carefully read our financial statements, and the exhibits to the Registration Statement of which this prospectus forms a part. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Concerning Forward-Looking Statements.”

Our Company

Alternative Ballistics Corporation (OTCQB: ALBC) (“ALBC,” “we,” “us,” “our,” or the “Company”) is a public safety technology company focused on developing and commercializing patented less-lethal solutions designed to preserve life, reduce risk, and protect individuals in high-stress situations.

Our flagship product, The Alternative®, is a patented bullet-capture system that attaches to a standard service firearm and enables officers to deploy a less-lethal impact round while maintaining immediate access to lethal force if necessary. Unlike traditional less-lethal tools that generally require officers to transition to separate launchers or platforms, The Alternative® is designed to provide an immediate intermediate-force option using the firearm officers already carry and train with.

Following several years of research and development, independent testing, product refinement, and regulatory review, we are transitioning into early-stage commercialization. Since completing core testing and training protocols, we have conducted demonstrations domestically and internationally, initiated pilot activity with U.S. law enforcement agencies, and established a growing international distribution network.

As of August 2026, we have established more than 25 distribution partnerships representing over 40 countries and have conducted demonstrations across North America, South America, Europe, Asia, Australia, and the Middle East. We have also initiated paid and unpaid pilot activities intended to support product evaluation, operational validation, and future procurement opportunities.

In addition to our professional market strategy, we are preparing to launch a consumer-focused product under The Home Defense™ brand. The Home Defense™ is designed to provide firearm owners with a less-lethal first option for personal and home defense. We believe the civilian market may represent a significant commercial opportunity due to its size, accessibility, and potentially shorter sales cycle relative to government procurement channels.

Our technology is supported by seven issued U.S. patents and seven issued international patents, with five additional international patent applications pending. We have also received favorable regulatory determinations from U.S. federal agencies. In August 2023, the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) determined that The Alternative® is not classified as a firearm, ammunition, or destructive device under applicable federal statutes. In June 2025, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) classified the product as EAR99, which generally permits export to most jurisdictions under No License Required (“NLR”), subject to applicable restrictions.

We believe we are positioned at a critical inflection point with validated technology, expanding market awareness, increasing distribution reach, and near-term opportunities to generate revenue through both professional and commercial channels.

Our Products

The Alternative®

The Alternative® is a patented less-lethal impact device designed for law enforcement, military, and professional security applications. The system attaches to an officer’s service weapon within seconds and is intended for situations where an officer may seek to deploy an intermediate-force option against a non-compliant subject presenting a threat of violence.

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When deployed, the device uses proprietary bullet-capture technology to reduce the velocity and lethality of a live round for a single shot. Upon firing, the bullet enters and becomes captured within the alloy projectile, creating a blunt-force impact munition propelled at substantially reduced velocity compared to a conventional bullet. Once the device is discharged, the docking unit ejects from the firearm and the weapon immediately returns to its normal lethal configuration.

We believe The Alternative® addresses a critical operational gap within the force continuum by providing officers with an immediately available less-lethal option that does not require transition to a separate launcher or specialized platform.

The product is compatible with several widely used law enforcement sidearms, including Glock, Sig Sauer P320, Smith & Wesson M&P, CZ P-10, HK VP9, and Springfield Echelon platforms.

The Home Defense™

The Home Defense™ is our planned consumer-market product offering designed for civilian firearm owners seeking a less-lethal option for home and personal defense.

We believe the product may appeal to consumers seeking an additional layer of protection intended to establish intent, reduce potential liability, and help mitigate the risk of severe or fatal outcomes prior to the use of lethal force. Unlike traditional law enforcement deployment configurations, the civilian version is designed to remain mounted on a compatible firearm while safely stored within the home environment.

We have completed final packaging design for The Home Defense™ product and initiated its first production order in preparation for commercial launch.

Our Mission

Our mission is to reduce unnecessary loss of life while preserving officer and civilian safety in critical incidents. We seek to accomplish this objective by developing practical less-lethal technologies designed to improve response options in high-risk encounters.

We believe our products can contribute to safer outcomes in situations where traditional force options may not provide an ideal response. Our objective is not to replace existing less-lethal tools, but rather to introduce an additional capability designed to address scenarios where immediate deployment and retention of lethal readiness may be operationally important.

Market Opportunity

Professional Market

We operate within the global less-lethal solutions market, which includes products designed to temporarily incapacitate individuals while reducing the likelihood of fatal outcomes. End users include law enforcement agencies, military organizations, and private security providers.

According to industry research, the global professional less-lethal market is projected to reach approximately $4.6 billion by 2035, driven by increasing demand for de-escalation tools, evolving use-of-force policies, technological innovation, and growing emphasis on public safety outcomes.

The United States represents a significant addressable market, with more than 18,000 law enforcement agencies and approximately 800,000 sworn officers nationwide. We believe The Alternative® addresses a unique operational need because it provides an immediate less-lethal option using an officer’s existing service weapon.

Traditional less-lethal tools, such as conducted energy devices, beanbag shotguns, and 40mm launchers, are generally separate systems that may not always be immediately available during rapidly evolving encounters. We believe our technology fills a capability gap between traditional less-lethal tools and lethal force.

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Our commercialization strategy in the professional market currently focuses on:

●	conducting demonstrations and evaluations with domestic and international agencies
●	expanding pilot programs
●	building relationships with distribution and channel partners
●	developing training and certification programs
●	converting evaluation activity into revenue-generating contracts

We generate or expect to generate revenue in the professional market through product sales, instructor-led training, annual requalification programs, product replenishment, and related support services.

Commercial Market

We intend to expand into the civilian self-defense market through The Home Defense™ product line.

According to industry research, the global civilian less-lethal and self-defense market is projected to exceed $5 billion by 2030. We believe several trends support this opportunity, including increased consumer focus on personal safety, growth in firearm ownership, rising interest in non-lethal self-defense alternatives, and increasing demand for products intended to reduce the risk of fatal outcomes.

Management believes the civilian market may provide a faster path to revenue generation relative to the professional market due to shorter purchasing cycles, broader accessibility, and the ability to leverage retail, training, and e-commerce distribution channels.

Our initial commercial launch strategy is expected to focus on targeted distribution through privately owned gun ranges and certified concealed carry training providers before broader expansion into e-commerce and direct-to-consumer channels.

Product Classification and Regulatory Position

In August 2023, we received a formal product classification determination from the ATF stating that The Alternative® does not constitute a firearm, ammunition, or destructive device under applicable federal statutes, including the Gun Control Act of 1968 and the National Firearms Act of 1934.

We believe this determination significantly reduces regulatory barriers associated with domestic manufacturing, distribution, and commercial sales compared to products regulated under those statutes.

In June 2025, we received a commodity classification determination from BIS classifying The Alternative® as EAR99. This classification generally permits export to most jurisdictions under No License Required (“NLR”), subject to standard export restrictions and prohibited end-user limitations.

We believe these regulatory determinations strengthen its ability to pursue domestic commercialization and international expansion opportunities.

Competitive Strengths

We believe our competitive strengths include:

●	patented bullet-capture technology with no known direct equivalent
●	immediate deployment capability using an officer’s existing firearm platform
●	retention of lethal readiness following deployment
●	six issued U.S. patents and international intellectual property filings

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●	favorable U.S. regulatory classifications
●	scalable manufacturing and assembly model
●	growing domestic and international distribution relationships
●	experienced leadership with backgrounds in public markets, law enforcement, operations, and finance
●	recurring revenue opportunities through product replenishment and annual requalification programs

We also believe our technology addresses a distinct operational scenario within the force continuum, particularly incidents involving elevated threats where officers may require an immediately available intermediate-force option while maintaining lethal capability.

Growth Strategy

Our growth strategy is centered on expanding adoption of The Alternative® within domestic and international professional markets while preparing for the commercial launch of The Home Defense™ product line.

Key elements of our strategy include:

●	converting demonstrations, pilot programs, and evaluations into procurement contracts
●	expanding international distribution and channel partnerships
●	increasing participation in trade shows, law enforcement conferences, and industry demonstrations
●	expanding training and certification capabilities
●	strengthening brand awareness and investor visibility
●	scaling manufacturing and assembly capacity as demand increases
●	launching The Home Defense™ through targeted commercial channels and e-commerce initiatives

We recently completed several operational and corporate milestones, including:

●	commencement of public trading on the OTCQB market under the ticker symbol “ALBC”
●	receipt of DTC eligibility for electronic clearing and settlement
●	engagement of MZ Group to lead investor relations and strategic communications initiatives
●	initiation of production inventory for The Home Defense™ commercial launch
●	continued expansion of domestic and international demonstrations, pilot activity, and distribution relationships.

Although we have generated limited revenue to date, we believe current pilot activity, distribution expansion, increasing market awareness, and the planned launch of The Home Defense™ position us for future revenue growth.

Going Concern

Our independent audit firm has expressed in its report of our audited financial statements a substantial doubt about our ability to continue as a going concern, as the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and has had an accumulated deficit. Please refer to note 1 in our audited financial statements.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors.” Some of these principal risks include the following:

●	We have a limited operating history on which you can evaluate our business;
●	Our independent audit firm has expressed in its report to our audited financial statements a substantial doubt about our ability to continue as a going concern;

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●	We have a history of operating losses and we cannot guarantee that we will be able to achieve or sustain profitability;
●	We expect to require additional financing in the future to continue our development. If we do not obtain such additional financing, our business prospects, financial condition, and results of operations could be adversely affected;
●	If we are unable to successfully implement our business plan for the sale of The Alternative®, our potential revenue growth could be slower than we expect;
●	We have only developed The Alternative® for certain firearm models;
●	We are dependent on our relationships with key source suppliers for our business;
●	We rely on a limited number of third parties for shipping, transportation, logistics, marketing and sales of our products and components. A loss of any of such third-party relationships would have a material adverse effect on our operating results;
●	If we deliver products with defects, we may be subject to product recalls or negative publicity, our credibility may be harmed, market acceptance of our products may decline, and we may be exposed to liability;
●	Lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop;
●	Our business depends on maintaining and strengthening our brand and generating and maintaining demand for our products;
●	Our products and/or services may not gain market acceptance;
●	Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense;
●	Due to our limited resources and access to capital, we must prioritize development of certain product candidates over other potential candidates. These decisions may prove to have been wrong and may adversely affect our revenues;
●	The market for LLA is in a state of rapid technological change which could have a material adverse impact on our business, financial condition, and results of operations;
●	Growth or expansion of sales of our product to schools, law enforcement, and other governmental or quasi-governmental entities may require expenditure of resources and lengthen our sale cycle;
●	Our performance is influenced by a variety of economic, social, and political factors;
●	We are subject to extensive regulation and could incur fines, penalties, and other costs and liabilities under such requirements;
●	We are exposed to operating hazards and uninsured risks that could adversely impact our operating results and financial condition;
●	If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights;
●	There is a limited market for our securities, which may make it more difficult to dispose of our securities;
●	We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

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Corporate Information

We are headquartered in Las Vegas, Nevada, with operations in San Diego, California and the United Kingdom. Our principal executive and administrative office is located at 5940 S. Rainbow Blvd., Las Vegas, Nevada 89118, and our telephone number is (619) 326-4411. Our website address is www.alternativeballistics.com. The information on, or that can be accessed through, our website is not incorporated by reference and should not be considered to be a part of this prospectus.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12b-2 of the Exchange Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

●	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

●	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

●	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies.

We will cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the date on which we first sold common equity securities pursuant to an effective registration statement under the Securities Act, (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

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THE OFFERING

Total Common stock being offered by the selling stockholders	50,200,000 shares of common stock.

Use of Proceeds	All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the selling stockholders. We may receive proceeds from the exercise of warrants for cash; however, we cannot predict when or whether the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors.”

OTCQB Symbol	“ALBC”.

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SUMMARY FINANCIAL DATA

The following tables present summary financial data. The Balance Sheet, Statement of Operations, and Cash Flows data for the six months ended June 30, 2026 and 2025 and years ended December 31, 2025 and 2024 are derived from our unaudited interim financial statements and audited annual financial statements, respectively. Our historical results are not necessarily indicative of our results in any future period.

You should read the following summary financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.

	June 30,	December 31,
	2026	2025	2024
Balance Sheet data:
Current Assets	$178,547	$47,892	$280,971
Total Assets	182,172	52,970	351,428
Total Liabilities	6,902,247	4,154,024	2,772,246
Total Shareholders’ Equity	$(6,720,075)	$(4,101,054)	$(2,420,818)

	For the Six Months Ended June 30,		For the Year Ended December 31
	2026	2025	2025	2024

Statement of Operation Data:
Revenue	$300	$4,600	$7,550	$7,000
Cost of Revenue	29	1,469	2,244	1,150
Gross Profit	271	3,131	5,306	5,850
Operating Expenses	1,395,556	39,056,284	40,327,558	15,081,717
Benefit (Provision) For Income Taxes	-	-	-	-
Net Loss	$(3,433,591)	$(39,268,975)	$(41,103,717)	$(15,323,704)
Net loss per common share - basic and diluted(1)	$(0.11)	$(1.36)	$(1.35)	$(0.56)
Weighted average number of common shares outstanding - basic and diluted(1)	31,996,554	28,941,505	30,370,501	27,226,816

(1) See Note 2 to our audited financial statements included elsewhere in this prospectus for details on the calculation of basic and diluted net loss per unit attributable to common stockholders.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2026	2025	2025	2024
Cash Flow data:
Net cash used in operating activities	$(653,406)	$(754,939)	$(1,157,600)	$(1,591,452)
Net cash used in investing activities	-	(1,691)	(1,691)	(1,798)
Net cash provided by financing activities	687,000	536,500	928,500	1,266,512

Net (decrease) increase in cash	$33,594	$(220,130)	$(230,791)	$(326,738)

8

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

We have a limited operating history on which you can evaluate our business.

We have a limited operating history on which you can evaluate our business. Although our corporate entity has existed since 2020, we have only produced minimal revenue. We only officially launched our “pilot program” in 2023. As a result, our business is subject to many of the problems, expenses, delays, and risks inherent in the development of a relatively new business and the integration of key personnel and infrastructure.

Our independent audit firm has expressed in its report to our audited financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet begun to generate material revenues from our operations to fund our activities and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, our independent audit firm has expressed in its auditors’ report on the financial statements a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. If we cannot continue as a going concern, our shareholders may lose their entire investment.

We have a history of operating losses and we cannot guarantee that we will be able to achieve or sustain profitability.

We have recorded a net loss in all reporting periods since our inception through the date of this prospectus. Our net loss for the six months ended June 30, 2026 and 2025 was $3,433,591 and 39,268,975, respectively, and for the years ended December 31, 2025 and 2024 was $41,103,717 and $15,323,704, respectively. There can be no assurance that we will not experience net losses in the future and there can be no assurance of ever achieving profitability.

We expect to require additional financing in the future to continue our development. If we do not obtain such additional financing, our business prospects, financial condition, and results of operations could be adversely affected.

We expect to require additional financing in the future to continue our development. There can be no assurance that such financing will be available at all or on favorable terms. Failure to achieve revenue may accelerate our need to seek such additional financing, which could result in delay of our development and sale of our products. Subsequent financing may dilute the ownership interest of our stockholders at the time of the financing and may dilute the value of their stock.

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If we are unable to successfully implement our business plan for the sale of The Alternative®, our potential revenue growth could be slower than we expect.

The Alternative® is a new less lethal solution and it is our flagship product and its long-term adoption by the U.S. law enforcement industry, and by potential other markets including government, military, private security, and international markets, remains unknown. Among other things, production delays, excessive costs, performance failures, new legislation or regulation, competition, or negative publicity could delay or prevent its acceptance in the market and generation of revenue. In particular, negative publicity could harm our reputation, which could in turn prohibit us from marketing or otherwise commercializing The Alternative®. In addition, we have increased and may further increase our operating expenses in order to fund increases in our manufacturing, distribution, and sales and marketing efforts and increase our administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by revenues, our business, operating results, and financial condition may be materially adversely affected.

We may not be able to effectively manage our growth.

As we grow our business, a lack of demand for our products, competition, a decrease in the growth rate of our overall market, failure to develop and successfully market our products, or the maturation of our business or market could harm our business. We expect to make significant investments in additional R&D and sales and marketing, expand our operations and infrastructure, design and develop or acquire new products, and enhance our existing products. If our sales do not increase at a sufficient rate to offset these increases in our operating expenses, our profitability may decline in future periods.

Since inception, our operations have expanded rapidly and the scope and complexity of our business have increased substantially. We have only a limited history operating our business at its current scale. Key members of our management team do not have substantial tenure working together. Consequently, if our operations continue to grow at a rapid pace, we may experience difficulties in managing this growth and building the appropriate processes and controls. Continued growth may increase the strain on our resources, and we could experience operating difficulties, including difficulties in sourcing, logistics, recruiting, maintaining internal controls, marketing, designing innovative products, and meeting customer needs. If we do not adapt to meet these evolving challenges, the strength of our brand may erode, the quality of our products may suffer, we may not be able to deliver products on a timely basis to our customers, and our corporate culture may be harmed.

Our directors, executive officers, and significant stockholders may be able to influence us.

Our directors, executive officers, and other holders of more than 5% of our common stock, together with their affiliates, currently beneficially own, in the aggregate, 60.1% of our outstanding common stock and 82.2% of our voting stock prior to this offering. As a result, these stockholders, acting together, may have the ability to influence the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these stockholders, acting together, may be able to influence the management and affairs of our company. Accordingly, this concentration of ownership might decrease the market price of our common stock by:

●	delaying, deferring, or preventing a change in control;
●	impeding a merger, consolidation, takeover, or other business combination involving us; or
●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

10

The failure to attract and retain key personnel could have an adverse effect on our operating results.

Our success depends substantially on the efforts and abilities of our senior management and key personnel. The competition for qualified management and key personnel is intense. The loss of the services of one or more of our key personnel could materially and adversely affect our operations.

Further, our success and achievement of our growth plans depend on our ability to hire, train, and retain other highly qualified personnel. Our inability to maintain or attract qualified employees could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Although dependent upon certain key personnel, we do not have any key person life insurance policies on our management.

We are dependent upon management in order to conduct our operations and execute our business plan. However, we have not purchased any insurance policies with respect to any of our management in the event of their death or disability. Therefore, should any of those key personnel, management, or founders die or become disabled, we will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect us and our operations.

Any future litigation could have a material adverse impact on our results of operations, financial condition, and liquidity.

From time to time, we may be subject to litigation including product liability claims, intellectual property claims, employment-related claims, commercial disputes, regulatory and enforcement action and stockholder class and derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. In addition, our reputation could be adversely affected by negative publicity surrounding such events regardless of whether or not claims against us are successful. A successful claim brought against us in excess of available insurance or not covered by insurance or indemnification agreements, or any claim that results in significant adverse publicity against us, could have a material adverse effect on our business and our reputation. Furthermore, the litigation process can put material or excessive demands on the time of management and employees, interfering with performance of regular responsibilities and stressing or delaying business operations, and the outcome of litigation is inherently uncertain. Any future litigation will have a material adverse effect on our business.

Our business depends on our ability to prevent or mitigate the effects of a cybersecurity attack.

Our information technology systems, including third-party run payment service systems, may be subject to cyber-attacks, security breaches or computer hacking including a ransomware attack encrypting corporate information technology equipment, a directed attack against us or a data breach or cyber incident happening to a third-party network and affecting us. Regardless of our efforts, there may still be a breach, and the costs to eliminate, mitigate or address the threats and vulnerabilities before or after a cyber-incident could be significant. Any such breaches or attacks could result in interruptions, delays or cessation of operations and loss of existing or potential suppliers or customers. In addition, breaches of our information technology systems or security measures (including those of our third-party partners) and the unauthorized dissemination of sensitive personal, proprietary or confidential information about our business, our business partners, customers or other third parties could expose us to significant potential liability and reputational harm, materially damage our customer and business partner relationships, and subject us to significant reputational, financial, legal, and operational consequences. Moreover, any such breach or attack could result in litigation against us by customers or other third parties whose data is compromised by any such attack. At this time, we do not carry insurance coverage against losses resulting from a breach of our information technology systems or those of our third-party partners.

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Our business depends on our ability to prevent or mitigate the effects of commercial crime including theft by employees, forgery, and electronic crime.

Our internal protocols and controls cannot prevent all instances of theft, forgery, electronic crime, or other criminal activity by dishonest employees or external fraudsters. Our money, securities, and other property may be vulnerable to theft, damage, and manipulation both on our premises and in transit through a variety of criminal acts including forgery of authorized signatures on business checks, fraudulent manipulation of our computer systems, those of our third-party partners (including e-commerce and payment service systems), or those of third-party financial institution. Such activities could include an employee or hacker transferring unauthorized funds to an outside account, fraudulent electronic funds transfer instructions sent to our bank, receipt of counterfeit currency, social engineering fraud, or mismanagement or theft by persons handling funds of our qualified employee benefit plan. While we have limited coverage against forgery and employee dishonesty under our general liability policy and persons handling funds for our qualified employee benefit plan will be bonded, we do not currently have a comprehensive commercial crime insurance policy to provide broad protection from financial losses related to business-related crime. Moreover, insofar as we have limited coverage in our general insurance policy, deductibles may apply separately to related losses, a single limit may apply to a series of related losses, such coverage is likely to be inadequate to cover a material theft of this nature, particularly if a series of acts occurs over time prior to being discovered, and such coverage may not cover or be inadequate to cover certain types of losses including such indirect or consequential losses as investigative expense coverage, business interruption, loss of potential income, and legal fees, fines and penalties.

Our charter documents could make it more difficult for a third party to acquire us and discourage a takeover.

Our Articles of Incorporation, as amended, and Bylaws, as amended, contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for shares of common stock, a proxy contest for control of our company, the assumption of control of our company by a holder of a large block of common stock, and the removal of the management of our company. Such provisions also may have the effect of deterring or discouraging a transaction which might otherwise be beneficial to stockholders. Our Articles of Incorporation, as amended, also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Our charter documents authorizes our Board of Directors to fill vacancies or newly created directorships. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and impede the ability of the stockholders to replace management.

The existence of indemnification rights to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees. We also expect to enter into contractual indemnification obligations under employment agreements with our executive officers. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and our stockholders.

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Risks Related to our Products

We have only developed The Alternative® for certain firearm models.

Currently, the docking unit we have developed for The Alternative® is compatible with a limited selection of firearm models. To initially launch operations, we selected the most used models by the law enforcement industry, including the Glock 17, 19, and 45; Glock 22 and 23 (Pre Gen-5), Smith & Wesson M&P, CZ P-10, Springfield Echelon, Taurus TH9 and Sig Sauer P320 to produce our current docking units. However, we understand that departments may contract with other companies to supply different firearm models to their force. In this event, we may have to develop a docking unit compatible with another model sooner than anticipated. These types of changes may affect our progress, as building molds incurs significant cost for each new model that is produced.

Sales of The Alternative® depend on the continued availability of the device’s components through our current source suppliers.

We have established multiple suppliers for each of the components for The Alternative®, which are the plastic docking unit and the alloy projectile. A disruption in the availability of raw materials and/or an increase in production costs could have an adverse impact on potential future sales of The Alternative®.

We are dependent on our relationships with key source suppliers for our business.

Our future operating results depend upon our ability to obtain timely delivery of a sufficient amount with reliable quality of all components on commercially reasonable terms. Failure of a supplier’s business or consolidation within the industry could further limit our ability to purchase key components in sufficient quantities and on commercially reasonable terms. Demands of competitors, including those with larger operations and stronger bargaining power, or those willing to pay a higher price or accept lower standards, could also limit our ability to purchase key components in sufficient quantities on commercially reasonable terms. Failure of our suppliers to provide sufficient quantities of components on favorable terms, meet quality standards, or deliver components on a timely basis may occur due to industry shortages of certain raw materials or other reasons. Such failures could delay or stop our production, result in possible lost sales, and seriously threaten our liquidity and revenues.

We are dependent on the quality of parts supplied by and quality controls of our source suppliers.

The Alternative® contains two key components, and we rely on our source suppliers to deliver these materials that comply with our specifications. While we test our finished products, we use randomized statistical inspection for components and these protocols which have inherent limitations and we may miss units that do not meet specifications. If a batch of finished products passes testing, but a unit or multiple units subsequently cause operational failures, we may need to undertake product recalls or implement protocols for improved performance or safety, which could negatively impact our reputation and business. Moreover, if any such product failure resulted in a physical injury, it could also subject us to the risks of potential product liability actions.

Higher costs or unavailability of components, freight, materials, and accessories could adversely affect our financial results.

Delays caused by industry allocations, material shortages (such as plastic or resins), or obsolescence could occur in the future. Such delays may take weeks or months to resolve and may result in increased costs as well as production and product fulfillment delays. In addition, in some cases, parts obsolescence may require a product re-design to ensure quality replacement components. These delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition or results of operations and could injure our reputation.

Our freight and import costs and the timely delivery of our products could be adversely impacted by a number of factors which could reduce the profitability of our operations, including: higher fuel costs; potential port closures; theft in transit; permit or customs clearance issues; increased government regulation or changes for imports of foreign products into the U.S.; delays created by terrorist attacks or threats, public health issues and pandemics and epidemics, national disasters or work stoppages; and other matters. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability, and financial condition. International or domestic geopolitical or other events, including the imposition of new or increased tariffs and/or quotas by the U.S. government on any of these raw materials or components, could adversely impact the supply and cost of these raw materials or components, and could adversely impact the profitability of our operations. Any of these events along with currently unknowable future events may impact our costs and product delivery timing and the availability and favorable pricing of materials used in our products. All of the foregoing could negatively impact our financial results.

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If we are unable to successfully design and develop or acquire new products, our business may be harmed.

To maintain and increase sales we must continue to introduce new products and improve or enhance our existing products or new products. The success of our new and enhanced products depends on many factors, including anticipating consumer preferences, finding innovative solutions to consumer problems, acquiring new solutions through mergers and acquisitions, differentiating our products from those of our competitors, and maintaining the strength of our brand. The design and development of our products as well as acquisitions of other businesses are costly and we typically have several products in development at the same time. Problems in the design or quality of our products, or delays in product introduction, may harm our brand, business, financial condition, and results of operations.

We rely on a limited number of third parties for shipping, transportation, logistics, marketing and sales of our products and components. A loss of any of such third-party relationships would have a material adverse effect on our operating results.

We rely on third parties to ship, transport, and provide logistics for our products and components. Our dependence on a limited number of third parties for these services leaves us particularly vulnerable due to our need to secure these parties’ services on favorable terms. Loss of, or an adverse effect on, any of these relationships or failure of any of these third parties to perform as expected could have a material and adverse effect on our operations, sales, revenue, margins, liquidity, reputation, and financial and operating results.

If we deliver products with defects, we may be subject to product recalls or negative publicity, our credibility may be harmed, market acceptance of our products may decline, and we may be exposed to liability.

We sell complex products including products that are new to the market and without a long performance history. These products may contain certain design and manufacturing defects including defects in materials and components that we purchase from third parties. There can be no assurance we will be able to detect and fix all defects in the products we sell. Accordingly, our products may experience quality and service problems from time to time that could result in decreased sales and operating margin and harm to our reputation.

Our business relationships with third parties could cause us to expend significant resources and incur substantial business risk with no assurance of financial return.

We rely upon business relationships for the manufacturing and distribution of certain products. Our business depends upon our ability to manufacture and sell our products to our customers. We currently do not have the capability to manufacture some of our products and product components on our own and are required to enter into agreements with third parties of such services. Additionally, due to the introduction of The Alternative® in the fiscal year ended December 31, 2021, we only recently began to establish sales channels for our product by utilizing multiple marketing initiatives including media buys in digital and print publications, attending trade shows, and working with a government relations firm to build awareness and gain attention at the federal, state, and local levels. We are working with a premier media partner to educate and expand outreach in the global law enforcement market, and our team is working with affiliates and distributors in foreign markets to expand the international strategy of The Alternative®. With our reliance upon third parties for materials, components, shipping, and marketing services, there can be no assurance that such business relationships can be maintained, will be extended, renewed, or will achieve their goals. If we are unable to enter into business relationships for distribution and sales, or if any of our current business relationships are terminated or fail to achieve their goals, our business, operating results, and financial condition will be materially adversely affected.

To the extent that we internally develop a sales force, the cost of establishing and maintaining a sales force would be substantial and may exceed our cost effectiveness. The acquisition or development of a sales and distribution infrastructure could require substantial resources, which may divert the attention of our management and key personnel and defer our product development and deployment efforts. In addition, in marketing our products, we would likely compete with companies that currently have extensive and well-funded marketing and sales operations. Despite marketing and sales efforts, we may be unable to compete successfully against these companies. We may not be able to do so on favorable terms. We could rely on third parties to market and sell our products in certain territories, rather than establishing an internal sales force. When we contract with third parties, including entering into collaborations with partners, for the sale and marketing of our products, revenues depend upon the efforts of these third parties, which may not be successful. If we fail to establish successful marketing and sales capabilities or to make arrangements with third parties for such purposes, our business, financial condition, results of operations, and prospects will be materially adversely affected.

14

Lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We may be subject to proceedings or claims that may arise in the ordinary course of the business, which could include product and service warranty claims, which could be substantial. If our products fail to perform as warranted and we fail to quickly resolve product quality or performance issues in a timely manner, our reputation may be tarnished, potential sales may be lost, and we may be forced to pay damages. The occurrence of product defects and the inability to correct errors could result in the delay or loss of market acceptance of our products, material warranty expense, diversion of technological and other resources from our product development efforts, and the loss of credibility with customers, manufacturer’s representatives, distributors, dealers, and end-users, any of which could have a material adverse effect on our business, operating results, and financial conditions.

Our products are used in activities and situations that involve risk of personal injury. Our products expose us to potential product liability, warranty liability, and personal injury claims and litigation relating to the use or misuse of our products, including allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product or activities associated with the product, negligence, and strict liability. If successful, any such claims could have a material adverse effect on our business, operating results, and financial condition. Defects in our products may result in a loss of sales, recall expenses, delay in market acceptance, and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results, and financial condition. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

In the professional market, we intend for our product to be used by law enforcement officers involved in critical incidents as a de-escalation tool in potentially lethal situations. In the commercial market, our product is intended for use in dangerous situations as a self-defense and/or home defense tool for consumers when protecting themselves, their loved ones, or their property in potentially lethal situations.

Our product is designed for high-risk situations as an alternative to lethal force, so there is a possibility of unintended results, including wrongful death claims, if the product is not used in a manner that follows our recommended training and/or deployment guidelines. Therefore, we maintain general liability insurance that includes product liability coverage in amounts that we believe are reasonable, but there is no assurance that we will be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products and services we develop.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products and services we develop. Although we plan to maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Our business depends on maintaining and strengthening our brand and generating and maintaining demand for our products.

The Alternative® name and brand image are integral to the growth of our business, as well as to the implementation of our strategies for expanding our business. Our success depends on the value and reputation of our brand, which, in turn, depends on factors such as the quality, design, performance, functionality, and durability of our products, the image of our online presence, our communication activities, including advertising, social media, and public relations, and our management of the customer experience, including direct interfaces through customer service. Maintaining, promoting, and positioning our brand are important to expanding our customer base, and will depend largely on the success of our marketing and merchandising efforts and our ability to provide consistent, high quality customer experiences. We intend to make substantial investments in these areas in order to maintain and enhance our brand, however such investments may not be successful. Ineffective marketing, negative publicity, product diversion to unauthorized distribution channels, product or manufacturing defects, counterfeit products, unfair labor practices, failure to protect the intellectual property rights in our brand, and inability to provide satisfactory customer service experience as we rapidly expand our business, are some of the potential threats to the strength of our brand, and those and other factors could rapidly and severely diminish customer confidence in us. Furthermore, these factors could cause our customers to lose the personal connection they feel with The Alternative® brand. We believe that maintaining and enhancing our brand image in our current markets and in new markets where we have limited brand recognition is important to expanding our customer base. If we are unable to maintain or enhance our brand in current or new markets, our growth strategy and results of operations could be harmed.

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Our products and/or services may not gain market acceptance.

Our products and/or services may not gain market acceptance among law enforcement, regulators, and the gun community, which are critical to commercial success. Market acceptance of any product or service depends on a number of factors, including but not limited to the efficacy and safety of our product as demonstrated in testing and demonstrations; the timing of market introduction of such product or service as well as competitive products; and the effectiveness of our sales and marketing efforts.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.

The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for our product. Government entities often undertake a significant evaluation process that lengthens the sales cycle. In addition, the impact of macroeconomic or geopolitical conditions could materially and adversely affect our business, operating results and financial condition by reducing sales, lengthening sales cycles and lowering prices for our services. We have experienced, and may experience in the future, increased scrutiny and a longer approval process for initial purchases by new customers, as a result of challenging macroeconomic conditions.

We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce a sale, and it is difficult to predict whether and when a sale will be completed and when revenue from a sale will be recognized. The failure of our efforts to secure sales after investing resources in a lengthy sales process could materially and adversely affect our business and operating results.

Due to our limited resources and access to capital, we must prioritize development of certain product candidates over other potential candidates. These decisions may prove to have been wrong and may adversely affect our revenues.

Because we have limited resources and access to capital to fund our operations, we must decide which product candidates to pursue and the amount of resources to allocate to each. Our decisions concerning the allocation of research, collaboration, management and financial resources toward particular product candidates may not lead to the development of viable product candidates and may divert resources away from better opportunities. Similarly, our decisions to delay, terminate or collaborate with third parties in respect of certain product candidates’ development programs may also prove not to be optimal and could cause us to miss valuable opportunities. If we make incorrect determinations regarding the market potential of our product candidates or misread trends in our industry, in particular for our lead product candidate, our business, financial condition and results of operations could be materially adversely affected.

Our business could be harmed if we are unable to accurately forecast demand for our products or our results of operations.

To ensure adequate inventory supply, we forecast inventory needs and often place orders with our manufacturers before we receive firm orders from our retail partners or customers. If we fail to accurately forecast demand, we may experience excess inventory levels or a shortage of product.

If we underestimate the demand for our products, we or our suppliers may not be able to scale to meet our demand, and this could result in delays in the shipment of our products and our failure to satisfy demand, as well as damage to our reputation and retail partner relationships. If we overestimate the demand for our products, we could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm our gross margins. Failures to accurately predict the level of demand for our products could cause a decline in sales and harm our results of operations and financial condition.

We may also face pricing pressures from competitors. If we fail to price our products appropriately relative to our competitors, consumers may not use our products, which could adversely affect our business and financial results.

In addition, we may not be able to accurately forecast our results of operations and growth rate. Forecasts may be particularly challenging as we expand into new markets and geographies and develop and market new products for which we have no or limited historical data. Our lack of historical data related to new products makes it particularly difficult to make forecasts related to such products.

Any of these variances would require rapid adjustments to the supply chain, production, and marketing. If we are unable to make these changes quickly or at all our inventory, production, and sales may be materially affected.

Failure to accurately forecast our results of operations and growth rate may cause us to make poor operating decisions that we may not be able to correct in a timely manner. Consequently, actual results could be materially different than anticipated. Even if the markets in which we compete expand, we have no assurance that our business will grow at similar rates, if at all.

16

Risks Related to Our Industry

The market for LLA is in a state of rapid technological change which could have a material adverse impact on our business, financial condition, and results of operations.

The markets for Less-Lethal Alternatives (“LLA”), in which our products and services are characterized, are associated with rapidly changing technology, which could result in product obsolescence or short product life cycles. Accordingly, our success is dependent upon our ability to anticipate technological and other changes and to successfully identify, obtain, develop, and market new products that satisfy evolving customer requirements. There can be no assurance that we will successfully develop new products or enhance and improve our existing products or that any new products and enhanced and improved existing products will achieve market acceptance. Further, there can be no assurance that competitors will not market products that have perceived advantages over our products or which render the products currently sold by us obsolete or less marketable.

We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept. To remain competitive, we may be required to invest significantly greater resources then currently anticipated in research and development and product enhancement efforts.

The LLA industry and security products markets are highly competitive and our success depends upon our ability to effectively compete with numerous worldwide businesses.

We face competition from a number of businesses, including worldwide businesses, many of which have substantially greater financial resources, operating scale, and a broader range of product offerings than we do. In the law enforcement market, in particular, we face competitors who have long-term, established relationships with security professionals who subscribe to an integrated suite of their products, some of which offer features that our current products do not support, and who may have made substantial investments in their hardware, creating an entry barrier to introduction of our competing product. Such competition could adversely affect our ability to win new contracts and sales and renew existing contracts. We operate in a period of intense competition in some key markets, which could affect the profitability of the contracts and sales we do win. If we cannot successfully compete in our industry and business segments, our business, financial condition, and results of operations could suffer.

Growth or expansion of sales of our product to schools, law enforcement, and other governmental or quasi-governmental entities may require expenditure of resources and lengthen our sale cycle.

Generally, entities such as schools, law enforcement, and other governmental or quasi-governmental entities consider a wide range of issues before committing to purchase non-lethal defense products, including product benefits, training costs, the cost to use our products in addition to, or in place of, other products, budget constraints and product reliability, safety, and efficacy. Such considerations may result in a sales cycle that is longer than and different from sales process related to dealers and consumers. Adverse publicity surrounding our products or the safety of such products could also lengthen our sales cycle with these customers. In addition, if we successfully grow or expand sales of our products to these customers, we could encounter challenges related to funding of law enforcement and other governmental and quasi-governmental entities generally, states and municipalities that fund such entities, and the recent changes in public sentiment around police funding. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by such potential customers before they place an order. If these potential customers do not ultimately purchase our products, we will have expended significant resources and received no revenue in return.

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Our revenues and potential profits depend on the level of funds and budgets available for our products, which is sensitive to general economic conditions and other factors.

The current customer base of The Alternative® is police departments, law enforcement agencies, military, and private security companies. The success of our business depends significantly on economic factors and budget constraints of these organizations. Although we have taken measures to assist U.S. police departments with funding through the grants process, volatile global economic conditions and general economic uncertainty result in factors that could adversely affect our prospects, resulting in a reduction of demand for our products and harm to our business and results of operations.

Our performance is influenced by a variety of economic, social, and political factors.

Our performance is influenced by a variety of economic, social, and political factors. When law enforcement agencies procure tactical equipment, technology, and weapons, they must do so in a process that prioritizes based on need, and the expense must fit within the agency’s allotted budget for each given tactical category. Budgeted funds are usually prioritized for items to be purchased in the following year, when funds are dispersed to the agencies, which could be a factor that delays our progress and projections by extending the sales cycle. Other factors from a social and political perspective could create adverse economic effects. For example, calls to defund the police could have an effect on the availability of budgeted funds, or issues related to mandated policies could have an effect on personnel changes. Both of these types of factors could result in a reduction of demand for our products, and harm to our business and results of operations.

Risks Related to Regulation and Intellectual Property

We are subject to extensive regulation and could incur fines, penalties, and other costs and liabilities under such requirements.

We are subject to numerous federal, state, and local environmental, health and safety legislation, and other applicable regulations, laws, and measures relating to the manufacture and sale of our products. There can be no assurance that we will not experience difficulties with our efforts to comply with applicable regulations as they change in the future or that our continued compliance efforts (or failure to comply with applicable requirements) will not have a material adverse effect on our results of operations, business, prospects, and financial condition. Our continued compliance with present and changing future laws could restrict our ability to sell our products and expand our operations.

Changes in government policies and legislation could adversely affect our financial results.

The manufacture, sale, purchase, possession, and use of weapons, ammunitions (including less-lethal ammunitions), firearms, and explosives are subject to federal, state, local, and foreign laws. If such regulation becomes more expansive in the future, it could have a material adverse effect on our business, operating results, financial condition, and cash flows. The Alternative® is a relatively new product that may be subject to certain laws and regulations, including those related to LLA, and future legislation or regulation. New legislation, regulations, or changes to, or new interpretations of, existing regulation could impact our ability to manufacture or sell The Alternative® or limit its market, which could impact our cost of sales and demand for our products.

We may be subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our products, technology, operations, and markets. For example, the development, production, (re-)exportation, importation, and transfer of our products and technology is subject to U.S. and foreign export control, sanctions, customs, import and anti-boycott laws and regulations, including the Export Administration Regulations (the “EAR”) (collectively, “Trade Control Laws”). If one or more of our products or technology, or the parts and components we buy from others, is or becomes subject to the International Traffic in Arms Regulations (the “ITAR”) or national security controls or other controls under the EAR, this could significantly impact our operations, for example by severely limiting our ability to sell, (re-)export, or otherwise transfer our products and technology, or to release controlled technology to foreign person employees or others in the United States or abroad. We may not be able to obtain licenses and other authorizations required under the applicable Trade Control Laws. The failure to satisfy the requirements under the Trade Control Laws, including the failure or inability to obtain necessary licenses or qualify for license exceptions, could delay or prevent the development, production, (re-)export, import, and/or in-country transfer of our products and technology, which could adversely affect our revenues and profitability.

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Failure by us, our employees, or others working on our behalf to comply with the applicable Trade Control Laws could result in administrative, civil, or criminal liabilities, including fines, suspension, debarment from bidding for or performing government contracts, or suspension of our export privileges, which could have a material adverse effect on us. We transact with suppliers and others who are exposed to similar risks. Violations of the Trade Control Laws or other applicable laws and regulations could materially adversely affect our products, technology, brand, growth efforts, employees, and business.

Health and safety risks could expose us to potential liability and adversely affect our operating results and financial condition.

Health and safety issues related to our products may arise that could lead to litigation or other action against us, to regulation of certain of our product components, or to negative publicity. We may be required to modify our technology and may not be able to do so. We may also be required to pay damages that may adversely affect our financial condition. Even if these concerns prove to be baseless, the resulting negative publicity could affect our ability to market certain of our products and, in turn, could harm our business and results from operations.

We are exposed to operating hazards and uninsured risks that could adversely impact our operating results and financial condition.

Our business is subject to a number of risks and hazards including loss of parts or finished goods in inventory or shipment, labor disputes, and changes in the regulatory environment. Such occurrences could delay or halt production or sale of goods, result in damage to equipment, personal injury or death, monetary losses, and possible legal liability. Although we currently maintain freight and inventory insurance and general liability insurance in amounts which we consider adequate, the nature of these risks is such that liabilities might exceed policy limits, the liabilities and hazards might not be insurable, or we may elect in the future not to insure against such liabilities due to high premium costs or other reasons, in which event we could incur significant costs that could have a materially adverse effect upon our financial position.

Uncertainty over global tariffs, or the financial impact of tariffs, may negatively impact our results.

Our business could be adversely impacted by changes in the U.S. Government’s approach to tariffs and other trade policies. As a result of major U.S. Government trade policy changes announced by President Trump, there is currently significant uncertainty with respect to tariffs that may impact our supply chain and international operations. New or increased tariffs for imports into the United States, as well as new or increased tariffs or trade bans imposed by other countries, could have an adverse effect on both our U.S. and international operations due to increased costs of materials and components, disruptions or delays in deliveries, and greater difficulty in planning and operating our business. We rely on third-party suppliers for key components of The Alternative®, including the plastic docking unit and alloy projectile, and certain manufacturing operations located outside the United States. Tariffs on imported components or materials could increase our cost of goods sold and negatively impact our margins. Additionally, our international distribution network, which currently includes partners representing over 30 countries, could be adversely affected by retaliatory tariffs or trade restrictions imposed by foreign governments, potentially limiting our ability to expand into international markets. To date, the Company has not experienced a material negative impact from the recent changes in tariff policies. Although we plan to continue to monitor trade policy developments closely and to mitigate the adverse impacts of any changes where possible, we may not be able to fully mitigate such impacts in all situations.

Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions and other penalties.

Our business is subject to a number of federal, state, local, and foreign laws and regulations governing data privacy and security, including with respect to the collection, storage, use, transmission, and protection of personal information.

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In addition, a number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of sensitive personal information, such as social security numbers, financial information, and other personal information. For example, all 50 states now have data breach laws that require timely notification to individual victims, and at times regulators, if a company has experienced the unauthorized access or acquisition of sensitive personal data. State law developments, which may impose substantial penalties for violations, could impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business. We do not currently have insurance to cover us in the event of a data breach.

The interpretation and enforcement of these laws and regulations are uncertain and subject to change, and it may require substantial costs to assess, monitor and implement compliance with any additional requirements. Failure to comply with applicable law, including international data protection laws and regulations could result in government enforcement actions (which could include substantial civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, and export controls and trade sanctions, could result in fines or criminal penalties if we expand our business abroad.

We, our business partners, and the industries in which we operate are subject to continuing scrutiny by regulators, other governmental authorities and private sector entities or individuals in the United States, South Africa, the European Union, China, and other jurisdictions, which may lead to enforcement actions, adverse changes to our business practices, fines and penalties, or the assertion of private litigation claims and damages that could be material. For example, the expansion of our business internationally exposes us to export controls, trade sanctions import and export clearance requirements, customs, tariffs, anti-corruption legislation, anti-boycott requirements and other obligations and restrictions imposed by the United States and other governments. The U.S. Departments of Justice, Commerce, Treasury, State, U.S. Customs and Border Protection, and other U.S. and foreign agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of export controls, trade sanctions, import and export clearance requirements, customs regulations, anti-corruption legislation, including the Foreign Corrupt Practices Act, anti-boycott requirements and other federal statutes, sanctions and regulations and, increasingly, similar or more restrictive foreign laws, rules and regulations, which may also apply to us. By virtue of these laws and regulations, and under laws and regulations in other jurisdictions, we may be obliged to limit our business activities, we may incur costs for becoming and staying compliant, and we may be subject to enforcement actions or penalties for noncompliance, including fines, suspension, debarment from bidding for or performing government contracts, or suspension of our export privileges, which could materially adversely affect our business, operations, products, technology, brand, growth efforts, employees, and business partners. In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase these activities. A violation of these laws, sanctions or regulations could result in restrictions on our exports, civil and criminal fines or penalties and could adversely impact our business, operating results, and financial condition. There can be no assurance that the risk management and compliance programs we adopt will mitigate legal and compliance risks.

If our independent suppliers and manufacturing partners do not comply with ethical business practices or with applicable laws and regulations, our reputation, business, and results of operations would be harmed.

Our reputation and our potential customers’ willingness to purchase our products depend in part on our suppliers’, manufacturers’, and retail partners’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, manufacturers, and retail partners and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, manufacturers, or retail partners fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed and we could be exposed to litigation and additional costs that would harm our business, reputation, and results of operations.

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Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include, but is not limited to, intentional failures to comply with regulatory regulations that may apply, provide accurate information to regulatory agencies, comply with manufacturing standards we have established, comply with federal and state laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. Sales, marketing, and business arrangements in the law enforcement and ammunitions industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of our testing and trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We rely in part upon trade secret protection to protect our intellectual property; it may be difficult and costly to protect our proprietary rights and we may not be able to ensure its protection.

We currently rely in part on trade secrets. While we use reasonable efforts to protect these trade secrets, we cannot assure that our employees, consultants, contractors, or advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how. If we are unable to defend our trade secrets from others use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark, and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using our trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our future success depends upon our proprietary technology. Our protective measures, including patent and trade secret protection and nondisclosure agreements, may prove inadequate to protect our proprietary rights. The right to stop others from misusing our trademarks, service marks, patents, designs, and copyright in commerce depends to some extent on our ability to show evidence of enforcement of our rights against such misuse in commerce. Our efforts to stop improper use, if insufficient, may lead to loss of trademark and service mark rights, brand loyalty, and notoriety among our customers and prospective customers. The scope of any patent that we have or may obtain may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, and expensive. In addition, our patents may be held invalid upon challenge, or others may claim rights in or ownership of our patents. We may be subject to intellectual property infringement claims, which could cause us to incur litigation costs and divert management attention from our business.

While we believe that our products and intellectual property do not infringe upon the proprietary rights of third parties, and undertake efforts to design around existing third-party patents or designs that we are aware of, a substantial portion of our commercial success depends upon us not infringing the intellectual property rights of others. We may become subject to claims by third parties that our technology infringes their intellectual property rights. Although all reasonable efforts are made to avoid third-party patents, there is no assurance that were a lawsuit to be brought by a third party, we would prevail. We may also become subject to these claims through indemnities that we provide to manufacturer’s representatives, distributors, dealers, retail partners, and certain service providers and consultants.

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Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into costly royalty or licensing agreements to be able to sell our products, and any allegation of infringement could cause certain reputational damage for us and our brand. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

Risks Related to the Ownership of our Securities

There is a limited market for our securities, which may make it more difficult to dispose of our securities.

Our Common Stock is quoted on OTCQB, under the symbol “ALBC,” and, to date, has traded on a limited basis. We intend to apply to ultimately list our Common Stock on a national securities exchange under the symbol “ALBC”. In the event our Common Stock begins trading on a national securities exchange, there can be no assurance that trading of the Common Stock on such market will be sustained. In the event that the Common Stock is not listed on a national securities exchange or if we do not sustain such listing, our Common Stock could be quoted only on the OTCQB or another over-the-counter market, such as the OTCQX or the OTCID, or may not be quoted or listed on any market at all. Under such circumstances, you may find it significantly more difficult to trade, or to obtain accurate quotations for our Common Stock and our Common Stock may become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and other similar investors.

An active market for our Common Stock may never develop, and we are under no obligation to seek out a more active market for our Common Stock.

If there is a thin trading market or “float” for our Common Stock, the market price for our Common Stock may fluctuate significantly more than the stock market as a whole. Without a large float, our Common Stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Common Stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our Common Stock could fluctuate widely in response to several factors, including, but not limited to:

●	our quarterly or annual operating results;

●	changes in our earnings estimates or the failure to accurately forecast and appropriately plan our expenses;

●	failure to achieve our growth expectations;

●	failure to attract customers and retain them;

●	the effect of increased or variable competition on our business;

●	additions or departures of key or qualified personnel;

●	failure to adequately protect our intellectual property;

●	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;

●	changes in governmental or other regulations affecting our business;

●	our compliance with governmental or other regulations affecting our business; and

●	changes in global or regional industry, general market, or economic conditions.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes may not be possible to predict and often appear to occur without regard to specific operating performance. The price of our Common Stock could fluctuate based upon factors that have little or nothing to do with our Company and these fluctuations could materially reduce our stock price.

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Our articles of incorporation allow our Board to create new series of preferred stock without approval by our stockholders, which could adversely affect the rights of the holders of our Common Stock.

Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board also has the authority to issue preferred stock without stockholder approval. As a result, our Board could authorize the issuance of a series of preferred stock granting holders a preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock, and the right to redemption of the shares, together with a premium prior to the redemption of our Common Stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing stockholders.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

Provisions of our Bylaws and Nevada law may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

Our bylaws may be adopted, repealed, altered, amended and rescinded by the majority vote of our stockholders, and except as provided by Nevada law, our board of directors shall have the power to adopt, repeal, alter, amend and rescind any or all of our Bylaws by a vote of at least a majority of our Board of Directors then in office. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to our Bylaws that are not in line with your concerns.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of anti-takeover provisions of Nevada law and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of the Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

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If securities analysts do not publish research or reports about our business, or if they downgrade our common stock, the price of our securities could decline.

The trading market for our securities could be influenced by any research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our securities would be negatively impacted. In the event securities or industry analysts cover us and one or more of these analysts downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our securities and trading volume to decline.

Negative publicity may affect our business performance and could affect our stock price.

Unfavorable media related to our industry, company, brands, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites, or newsletters, could hurt operating results, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results that could lead to a decline in the price of our common stock and cause you to lose all or a portion of your investment.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, or at all for an indefinite period of time, except as permitted under the Securities Act and the applicable securities laws of any other jurisdiction.

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Future sales of our common stock, other securities convertible into our common stock, or our preferred stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by our officers and directors or other large shareholders, or the perception that such sales could occur, may adversely affect the market price of our common stock.

Exercise of options or warrants or vesting of restricted shares of common stock may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact any trading price of our shares of common stock.

The exercise of some or all of our outstanding options and warrants, and the vesting of restricted shares of common stock, could result in significant dilution in the percentage ownership interest of our stockholders and in a significant dilution of voting rights and earnings per share. As the date of this prospectus, we have outstanding warrants exercisable for 793,334 shares of common stock.

In March 2026, we issued to Lendspark Corporation a secured promissory note in the principal amount of $550,000, which is convertible into shares of our common stock at a variable conversion price equal to 65% of the lowest traded price during the ten trading days preceding conversion (or 50% upon an event of default) (the “Conversion Price”), and a warrant to purchase 166,667 shares at $5.00 per share with full ratchet anti-dilution protection. Because the conversion price of the Lendspark Note decreases as our stock price decreases, the number of shares issuable upon conversion is not fixed and could be substantial, resulting in significant dilution to existing stockholders. The Lendspark Warrant’s anti-dilution provisions could similarly result in a lower exercise price and increased share issuances if we issue equity at prices below the current exercise price. Additionally, the Lendspark Note is secured by a first-priority security interest in substantially all of our assets, and a default could result in foreclosure, which would have a material adverse effect on our business. We cannot predict the actual number of shares that will be issued upon conversion or exercise, but such issuances could materially dilute the ownership interests of our stockholders.

In June 2026, we issued to Keystone Capital Partners LLC (“Keystone”) promissory notes in the aggregate principal amount of $550,000, which is convertible into shares of our common stock at a variable conversion price equal to the lesser of (i) $0.05 (the “Floor Price) and (ii) 65% of the lowest traded price during the ten trading days preceding conversion (or 50% upon an event of default) (the “Conversion Price”). If the Conversion Price ends up being lower than the Floor Price, we are required to make a cash payment to Keystone to make up for the difference. Because the conversion price of the Keystone Note decreases as our stock price decreases, the number of shares issuable upon conversion is not fixed and could be substantial, resulting in significant dilution to existing stockholders. We cannot predict the actual number of shares that will be issued upon conversion or exercise, but such issuances could materially dilute the ownership interests of our stockholders.

In June 2026, we issued to Pinz Capital Special Opportunities Fund, LP (“Pinz”) promissory notes in the aggregate principal amount of $550,000, which is convertible into shares of our common stock at a variable conversion price equal to the lesser of (i) $0.05 (the “Floor Price) and (ii) 65% of the lowest traded price during the ten trading days preceding conversion (or 50% upon an event of default) (the “Conversion Price”). If the Conversion Price ends up being lower than the Floor Price, we are required to make a cash payment to Pinz to make up for the difference. Because the conversion price of the Pinz Note decreases as our stock price decreases, the number of shares issuable upon conversion is not fixed and could be substantial, resulting in significant dilution to existing stockholders. We cannot predict the actual number of shares that will be issued upon conversion or exercise, but such issuances could materially dilute the ownership interests of our stockholders.

In August 2026, we issued to Liberty Funding, LLC a secured promissory note in the principal amount of $165,000, which is convertible into shares of our common stock at a variable conversion price equal to 65% of the lowest traded price during the ten trading days preceding conversion (or 50% upon an event of default) (the “Conversion Price”), and a warrant to purchase 166,667 shares at $5.00 per share with full ratchet anti-dilution protection. Because the conversion price of the Liberty Funding Note decreases as our stock price decreases, the number of shares issuable upon conversion is not fixed and could be substantial, resulting in significant dilution to existing stockholders. The Liberty Funding Warrant’s anti-dilution provisions could similarly result in a lower exercise price and increased share issuances if we issue equity at prices below the current exercise price. Additionally, the Liberty Funding Note is secured by a first-priority security interest in substantially all of our assets, and a default could result in foreclosure, which would have a material adverse effect on our business. We cannot predict the actual number of shares that will be issued upon conversion or exercise, but such issuances could materially dilute the ownership interests of our stockholders.

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We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging-growth company,” as defined in the Exchange Act. As such, we are eligible to take, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency, and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports.

In addition, the Exchange Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies. If we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date on which we first sold common equity securities pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We cannot predict if investors will find our common stock less attractive as a result of choosing to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations will not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

The resale of the Shares by the Selling Stockholders in the public market could adversely affect the market price of our Common Stock.

We are registering for resale of up to 50,200,000 shares of Common Stock. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when the Selling Stockholders may sell such shares in the public market.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Resale Shares. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

We may receive proceeds from the exercise of warrants for cash; however, we cannot predict when or whether the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB under the symbol “ALBC.”

As of the date of this filing, there were 195 holders of record of our common stock.

Transfer Agent

Our transfer agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11958, United States.

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DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its sole discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of our Securities—We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Alternative Ballistics Corporation, a Nevada corporation, was formed on August 27, 2020 for the purpose of acquiring Alternative Ballistics, L.P. (“LP”), a California limited partnership, and merging into the new corporate entity (“ABC”). Our corporate offices are in Las Vegas, Nevada, and San Diego, California.

We are in the LLA market of the law enforcement industry. This is a niche market with multiple tools and options available to law enforcement personnel for the deployment of various types of ammunition designed to temporarily incapacitate, stun, or cause temporary discomfort to a person without penetrating the body. Less-lethal technologies are continuously evolving, and law enforcement agencies are generally open to reviewing data, scheduling demonstrations, or procuring ammunition samples to conduct their own internal testing, which is influencing the growth of the LLA global market.

Our immediate plan of operations includes additional rounds of ballistics testing, the launch of domestic pilot programs, securing our first international contracts, and research and development on the consumer version of our current product for the commercial market. We intend to penetrate domestic and foreign professional markets by continuing to introduce The Alternative® to law enforcement agencies and private security companies, and other federal agencies. We hope to expand our presence in the professional markets and introduce our consumer version to the commercial market and continue to expand operations domestically and internationally. We anticipate that our training program will constitute our largest and most complex operation, as it will entail sending training teams throughout the country and eventually the globe on multiple day trips to conduct presentations, demonstrations, and training programs. This will involve traveling with weapons, inventory, and custom gear including custom targets and stands. Our training program will likely be the area where we will most need to expand our operations by bringing on new trainers who are professionals in the field of law enforcement. We can make no assurances that our plan of operation will succeed according to projections and expectations, and we encourage investors to see the “Risk Factors” section of this prospectus to learn more about the risks associated with our business.

Results of Operations for the Six Months Ended June 30, 2026 Compared to the Six Months Ended June 30, 2025

Revenue

Revenue for the six months ended June 30, 2026 were approximately $0.0003 million compared to $0.0046 million for the six months ended June 30, 2025. The decrease of approximately $0.004 million in gross revenues primarily relates to less equipment sold for demonstration purposes.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2026 were approximately $1.18 million compared to approximately $38.66 million for the six months ended June 30, 2025. The decrease of approximately $37.5 million in general and administrative expenses primarily relates to lower stock based compensation for services.

Sales and Marketing Expenses

Sales and marketing expenses for the six months ended June 30, 2026 were approximately $0.08 million compared to approximately $0.28 million for the six months ended June 30, 2025. Sales and marketing expenses primarily relates to consulting, media campaigns, trade shows, and demonstrations.

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Professional Fees

Professional fees for the six months ended June 30, 2026 were approximately $0.14 million compared to approximately $0.12 million for the six months ended June 30, 2025. The increase of approximately $0.02 million in professional fees primarily relates to higher legal and investor relations services.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2026 were $0 million compared to approximately $0.0007 million for the six months ended June 30, 2025. The decrease of approximately $0.0007 million in research and development expenses in 2026 from 2025 primarily relates to a reduction in ballistics development testing

Interest Expense

Interest expense for the six months ended June 30, 2026 and 2025 was approximately $0.36 million and $0.22 million respectively, and the increase of approximately $0.14 million was primarily related to interest on the convertible notes issued during the first quarter of 2026 and during 2025. Also, financing costs of warrants related to the convertible notes. Going forward, we expect an increase in our interest expense because of the interest on existing debt.

Loss on embedded derivatives related to convertible notes and warrant

For the six months ended June 30, 2026, the Company recognized a loss of approximately $1.7 million related to the initial recognition and subsequent change in fair value of embedded derivatives associated with certain convertible notes and a warrant issued to lenders, compared to $0 for the six months ended June 30, 2025. The loss for the six months ended June 30, 2026 resulted from the initial recognition and subsequent remeasurement of the embedded derivatives at fair value during the period. The resulting expense was non-cash and did not affect the Company’s cash flows from operations.

Results of Operations for the Fiscal Year Ended December 31, 2025 Compared to the Fiscal Year Ended December 31, 2024

Revenue

Revenue for the year ended December 31, 2025 were approximately $0.008 million compared to approximately $0.007 million for the year ended December 31, 2024. The increase of approximately $0.001 million in gross revenues primarily relates to initial equipment sold to new international distribution partners.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2025 were approximately $39.4 million compared to approximately $14.3 million for the year ended December 31, 2024. The increase of approximately $25.1 million in general and administrative expenses primarily relates to stock based compensation. We expect to see further increases in general and administrative expenses in future periods as we grow our operations.

During the year ended December 31, 2025, we issued a total of $38.4 million of stock compensation within general and administrative expenses: $0.2 million to our Board of Directors and advisory board, $0.1 million to our employees, $13.6 million to our executives as shares for services as well as settlement of deferred compensation, $24.0 million to a related party for the extension of a convertible note, and $0.5 million on consulting services which included fundraising initiatives, investor relations, sales consulting and marketing services.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2025 were approximately $0.5 million compared to approximately $0.5 million for the year ended December 31, 2024. Sales and marketing expenses primarily relates to media campaigns, trade shows, and demonstrations.

Professional Fees

Professional fees for the year ended December 31, 2025 were approximately $0.4 million compared to approximately $0.3 million for the year ended December 31, 2024. The increase of approximately $0.1 million in professional fees primarily relates to additional legal services associated with legal advisory related to offerings. All these fees were paid in cash and none were paid to our related parties.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2025 were approximately $0.0003 million compared to approximately $0.01 million for the year ended December 31, 2024. The decrease of approximately $0.0007 million in research and development expenses in 2025 from 2024 primarily relates to a reduction in ballistics development testing

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Interest Expense

Interest expense for the years ended December 31, 2025 and 2024 was approximately $0.8 million and $0.2 million respectively, and the increase of approximately $0.6 million was primarily related to interest on the convertible notes issued during 2025 and financing costs of warrants related to the convertible notes. Going forward, we expect an increase in our interest expense because of the interest on existing debt.

Operating Activities

During the six months ended June 30, 2026, operating activities used approximately $0.7 million of cash, primarily resulting from our net loss of approximately $3.4 million, partially offset by a loss on embedded derivatives related to convertible notes and warrant of $1.7 million, stock-based compensation of approximately $0.2 million, amortization of debt issuance costs of $0.3 million and an increase in accounts payable and accrued expenses of $0.2 million.

During the six months ended June 30, 2025, operating activities used approximately $0.8 million of cash, primarily resulting from our net loss of approximately $39.3 million, partially offset by stock-based compensation of approximately $32.8 million, loss on deferred compensation settlement of $4.8 million, amortization of debt issuance costs of $0.4 million and an increase in accounts payable and accrued expenses of $0.3 million.

During the year ended December 31, 2025, operating activities used approximately $1.2 million of cash, primarily resulting from our net loss of approximately $41.1 million, partially offset by stock-based compensation of approximately $38.4 million, amortization of debt issuance costs of $0.6 million and an increase in accounts payable and accrued expenses of $1.1 million.

During the year ended December 31, 2024, operating activities used approximately $1.6 million of cash, primarily resulting from our net loss of approximately $15.3 million, partially offset by shares issued for services of approximately $12.7 million.

Financing Activities

During the six months ended June 30, 2026, net cash provided by financing activities was approximately $0.7 million, consisting primarily of net proceeds from convertible notes payable of $0.7 million.

During the six months ended June 30, 2025, net cash provided by financing activities was approximately $0.5 million, consisting of proceeds from a convertible note payable of $0.45 million and proceeds from the sale of common stock of $0.09 million.

During the year ended December 31, 2025, net cash provided by financing activities was approximately $0.9 million, consisting of proceeds from convertible notes payable of $0.8 million and proceeds from the sale of common stock of $0.1 million.

During the year ended December 31, 2024, net cash provided by financing activities was approximately $1.3 million, consisting of proceeds from a note payable of $1 million.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our management team, marketing, and research and development.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings and debt financing. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of such stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures, or declaring dividends.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, we had an accumulated deficit of approximately $103.1 and $99.6 million as of June 30, 2026 and December 31, 2025, respectively. We incurred a net loss of approximately $3.4 million and cash outflows from operations of approximately $0.7 million for the six months ended June 30, 2026. We incurred a net loss of approximately $41.1 million and cash outflows from operations of approximately $1.2 million for the year ended December 31, 2025. We expect to continue to incur significant costs in the pursuit of our business plans. We cannot assure you that our plans to raise capital or to complete our research and development activities and commercialize our products will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Since our inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses for the foreseeable future. To date, we have funded our operations with proceeds from sales of common stock and borrowings under convertible promissory notes. As of June 30, 2026, we had cash and cash equivalents of approximately $0.04 million.

Our short-term material cash requirements are approximately $6.5 million, which we expect can provide us with one year of operating capital and payment of debt obligations. Our long-term material cash requirements are approximately $12.0 million, which we expect can provide us with five years of operating capital and payment of debt obligations. The anticipated source of funds to satisfy our cash requirements are through equity investments.

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As of June 30, 2026, we have a total of current material debt of $4.0 million in principal in the form of convertible promissory notes and accrued interest. During the first half of 2026, we issued convertible notes in the aggregate of $760,000, which convertible notes bear interest rates ranging from 10%-18%. During 2025, we also completed a bridge financing on January 28, 2025 and July 22, 2025, whereby we issued to Solyco a convertible note of $500,000 and $300,000, respectively, which both convertible notes bear an interest rate of 18% per annum and are convertible into shares of the Company’s common stock at a 50% discount to the “Qualified Offering Price,” as defined therein. Please see more detailed discussion under “Certain Relationships and Related Party Transactions—Related Party Promissory Note—Solyco Capital Bridge Loan.”

Critical Accounting Policies

See Note 2 in our Financial Statements for our Significant Accounting Policies.

Revenue Recognition

We generate revenue through the distribution of our products and accessories to dealers/distributors, security companies, and law enforcement agencies. Revenue is recognized upon transfer of control of goods to the customer, which generally occurs when title to goods is passed and risk of loss transfers to the customer. Depending on the contract terms, transfer of control is upon shipment of goods to or upon the customer’s pick-up of the goods.

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers, which requires that five basic criteria be met before revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

Stock Based Compensation

We follow the fair value recognition provisions issued by the Financial Accounting Standards Board (“FASB”) in Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“ASC 718”) Compensation – Stock Compensation.

The Company issues stock options and warrants, shares of common stock and restricted stock units as share-based compensation to employees and non-employees. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for services. Forfeitures are accounted for as they occur. The fair value of restricted stock units is determined based on the number of shares granted and the quoted price of our common stock and is recognized as expense over the service period. We also use Black-Scholes option pricing model for the purpose of estimating the fair value of options and warrants. Changes in our Black-Scholes assumptions, or if we were to utilize an alternative method for valuing options or warrants issued to our vendors, could impact our expense and our results of operations.

Off-Balance Sheet Arrangements

During the periods presented, we did not have and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the Commission.

Working Capital Loan

We have issued the following Working Capital Loans to Solyco in order to fund our working capital needs:

On August 2, 2024, we borrowed $1 million in promissory note, which has an interest rate of 18% and matured on December 31, 2025.

On January 28, 2025, we borrowed $500,000 in promissory note, which has an interest rate of 18% and matured on December 31, 2025.

On July 22, 2025, we borrowed $300,000 in promissory note which has an interest rate of 18% and matured on April 22, 2026.

In connection with the Working Capital Loan, we also issued to Solyco warrants to purchase shares of our common stock equal to the number of shares that Solyco would receive assuming full conversion of the Note (the “Warrant”). The Warrants have an exercise price equal to the lower of: (i) $5.00 or (ii) a 50% discount to the “Qualified Offering Price,” as defined therein, and a term of five years.

The above summary of our Working Capital Loan is qualified in its entirety by reference to the full text of the Loan Agreement, Promissory Note, and Warrant which are filed as exhibits to the registration statement of which this prospectus forms a part.

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We have issued the following additional loans since January 1, 2026 to other lenders:

On January 29, 2026 we issued a convertible note in the amount of $50,000. The note bears interest at 18% and matures on October 29, 2026. The principal balance and accrued interest are convertible at a conversion price of $1.00. In connection with the note we issued warrants convertible to 50,000 shares of common stock. The exercise price of the warrants issued with this convertible is $1.00 per share.

On February 2, 2026 we issued a convertible note in the amount of $50,000. The note bears interest at 18% and matures on November 2, 2026. The principal balance and accrued interest are convertible at a conversion price of $1.00. In connection with the note we issued warrants convertible to 50,000 shares of common stock. The exercise price of the warrants issued with this convertible is $1.00 per share.

On March 13, 2026, we issued a secured convertible promissory note with a principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 12% per annum and matures on March 13, 2027. The outstanding principal and accrued interest are convertible into shares of our common stock at a conversion price equal 65% of the market price at the time of conversion. In connection with the issuance of the note, we agreed to issue warrants to purchase up to 166,667 shares of common stock at an exercise price of $5.00 per share. In addition, we paid $30,000 of debt issuance costs related to due diligence and legal fees of the lender.

On June 26, 2026, we issued a convertible grid promissory note with an aggregate principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bear interest at 10% per annum. As of the date of this prospectus, $0.25 million in gross proceeds have been funded to date. The outstanding principal and accrued interest are convertible into shares of our common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion.

On June 26, 2026, we issued an additional convertible grid promissory note with an aggregate principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bear interest at 10% per annum. As of June 30, 2026, $0.25 million in gross proceeds have been funded to date. The outstanding principal and accrued interest are convertible into shares of our common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 65% of the average of the lowest intraday trading prices during the 10 (ten) days prior to the day that the lender requests conversion.

On August 19, 2026, we issued a secured convertible promissory note with a principal amount of $165,000 for gross proceeds of $150,000, reflecting an original issue discount of $15,000. The note bears interest at 12% per annum and matures on August 19, 2027. The outstanding principal and accrued interest are convertible into shares of our common stock at a conversion price equal to 65% of the market price at the time of conversion. In connection with the issuance of the note, we agreed to issue warrants to purchase up to 166,667 shares of common stock at an exercise price of $5.00 per share. In addition, we paid $10,000 of debt issuance costs related to due diligence and legal fees of the lender.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in the Exchange Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

●	a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;
●	an exemption to provide fewer than five years of selected financial data in an initial public offering registration statement;
●	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;
●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and
●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We will cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the date on which we first sold common equity securities pursuant to an effective registration statement under the Securities Act, (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

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OUR BUSINESS

Overview

Alternative Ballistics Corporation (OTCQB: ALBC) (“ALBC,” “we,” “us,” “our,” or the “Company”) is a public safety technology company focused on developing and commercializing patented less-lethal solutions designed to preserve life, reduce risk, and protect individuals in high-stress situations.

Following several years of research and development, product iteration, and third-party ballistics validation, we are transitioning into early-stage commercialization. Our flagship product, The Alternative®, is a patented less-lethal device that attaches to a standard service firearm and enables officers to deploy a non-penetrating impact round while maintaining immediate access to lethal force if necessary.

Since completing core testing and training protocols in 2023, we have initiated pilot programs with U.S. law enforcement agencies, conducted demonstrations domestically and internationally, and established a growing international distribution network. As of June 2026, we have entered into agreements with 28 distribution partners representing 48 countries. We have shipped initial product samples to 21 countries for purposes including demonstration, classification, and evaluation. We have also conducted demonstrations across North America, South America, Europe, Asia, Australia, and the Middle East.

In parallel, we are developing a commercial-market product, The Home Defense™, intended to provide civilian firearm owners with a less-lethal option for home and personal defense. We believe the civilian market may represent a meaningful commercial opportunity due to its size, accessibility, and comparatively shorter sales cycle relative to government procurement channels.

Our products are supported by issued U.S. patents, international patent filings, and regulatory determinations. In August 2023, the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) determined that The Alternative® is not classified as a firearm, ammunition, or destructive device under applicable federal law. In June 2025, the U.S. Department of Commerce’s Bureau of Industry and Security classified the product as EAR99, permitting export to most jurisdictions under standard licensing exemptions.

Our products are designed to attach to a standard sidearm and provide an immediately deployable less-lethal option in critical situations where time and operational flexibility are important considerations. Our objective is to provide law enforcement and civilian users with an additional force option intended to improve safety outcomes in high-risk encounters.

We are in the early stages of commercialization and believes it is positioned to pursue revenue generation through both professional law enforcement and commercial market channels.

Our Products

Our current product portfolio consists of patented less-lethal technologies designed for use in high-stress environments by law enforcement, security professionals, and civilian users.

The Alternative®

Our flagship product, The Alternative®, is a patented less-lethal attachment system designed to integrate with a standard service firearm. When deployed, it enables a user to fire a non-penetrating impact projectile while maintaining immediate transition capability back to lethal force if required.

The system is designed to be carried on the duty weapon and deployed in seconds, providing an immediate less-lethal option during rapidly evolving critical incidents. Unlike standalone less-lethal platforms that require officers to transition to separate equipment, The Alternative® is intended to operate as an integrated solution within an officer’s existing firearm platform.

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The product is supported by multiple issued U.S. patents and international patent filings and has undergone third-party testing and validation. The Company has also received favorable regulatory determinations, including classification by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF) confirming it is not a firearm, ammunition, or destructive device, and a U.S. Department of Commerce classification as EAR99, supporting broad export eligibility.

The Home Defense™

Our second product, The Home Defense™, is a consumer-oriented less-lethal self-defense system based on the same core patented technology platform as The Alternative®.

The Home Defense™ is fully developed and production-ready, with initial inventory manufactured. We have completed final product configuration and has initiated initial production runs, with commercialization pending completion of consumer packaging and go-to-market rollout.

The product is designed for civilian firearm owners as a less-lethal option for home and personal defense, intended to provide an additional tool to establish intent and potentially reduce the likelihood of fatal outcomes prior to the use of lethal force.

We expect to distribute The Home Defense™ through targeted retail channels, including firearm training facilities and licensed firearms retailers, with planned expansion into e-commerce distribution following initial market entry.

Product Strategy

Our strategy is focused on dual-market commercialization. The Alternative® is targeted toward law enforcement, military, and private security markets, while The Home Defense™ is positioned for near-term commercial launch in the civilian market.

Both products are built on the same patented technology platform and are designed to expand the our addressable market across professional and consumer segments.

Market Opportunity

We operate within the global less-lethal and personal defense technology market, which spans both professional public safety applications and civilian self-defense use cases. Demand for these solutions is driven by a common set of underlying factors, including increased focus on de-escalation, evolving use-of-force standards, rising legal and financial exposure related to use-of-force incidents, and growing consumer interest in personal and home protection alternatives.

In the professional market, law enforcement, military, and private security agencies continue to seek additional force options that bridge the gap between verbal compliance tools and lethal force, particularly in rapidly evolving situations where response time is limited. In parallel, the civilian market for home and personal defense has expanded as firearm ownership remains widespread and consumers increasingly seek alternatives that may provide additional layers of risk mitigation, intent signaling, and perceived liability reduction in self-defense scenarios.

Professional Market

We operate within the global less-lethal solutions market, which includes technologies designed to temporarily incapacitate individuals while reducing the likelihood of fatal outcomes. This market serves law enforcement, military, and security personnel worldwide and continues to grow as agencies prioritize de-escalation tools and risk mitigation.

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According to Grand View Research, the global non-lethal weapons market was valued at approximately $9.5 billion in 2025 and is projected to grow to approximately $15.8 billion by 2033, representing a compound annual growth rate of approximately 6.5% from 2026 through 2033. Growth is expected to be driven by increasing demand for alternatives to lethal force, modernization of law enforcement and defense capabilities, evolving use-of-force policies, and technological innovation. Grand View Research further projects that the civil and commercial segment of the global non-lethal weapons market will grow at a compound annual growth rate of approximately 6.8% from 2026 through 2033, reflecting increasing demand for non-lethal products for civilian and commercial applications.1

Law enforcement agencies represent the largest end-user segment, accounting for a majority of global demand.2 In the United States alone, there are roughly 18,000 law enforcement agencies employing approximately 800,000 sworn officers, representing a significant domestic addressable market. 3

Traditional less-lethal tools, such as conducted energy devices, beanbag rounds, and 40mm launchers, are widely used but often require separate equipment or delayed deployment. We believe The Alternative® addresses a critical operational gap in the use-of-force continuum by providing an additional intermediate option between traditional less-lethal tools and lethal force that can be deployed immediately using an officer’s primary service weapon.

While adoption of new law enforcement technologies can involve extended evaluation periods, we believe that increasing public focus on use-of-force outcomes, combined with demonstrated field performance and training integration, will support long-term market adoption.

1 Grand View Research, Non-lethal Weapons Market (2026–2033), June 2026, Report ID GVR-4-68040-762-4

2 Id.

3 FBI; U.S. Bureau of Justice Statistics; Statista 2021.

Commercial Market

The commercial market represents a significant and potentially faster path to revenue generation compared to the professional law enforcement market due to its size, accessibility, and shorter purchasing cycles.

The U.S. civilian firearms market is substantial, with hundreds of millions of firearms in circulation and a growing emphasis on personal safety and home defense.4 In recent years, firearm ownership has increased significantly, with tens of millions of firearms purchased between 2020 and 2022 alone.5 This trend, combined with rising consumer interest in safety-focused and non-lethal alternatives, creates a favorable environment for products designed to reduce the risk of fatal outcomes.

Historically, rifles and shotguns have outsold pistols, but that began to change in the 1990s when a cultural shift saw more gun owners purchasing firearms for self-protection6 rather than for sport or hunting. From 2019 to 2021, U.S. gun manufacturers produced almost double the number of semi-automatic pistols to the number of rifles, at approximately 15 million compared to approximately 9 million,7 respectively. During this timeframe, predominantly as a response to events during the pandemic and a desire to protect life and property, if necessary, it is reported that 18% of U.S. households purchased firearms, and these related sales increased the number of armed homes to 46% up from 32% pre-pandemic.8

The civilian less-lethal and self-defense weapons market represents a rapidly growing commercial opportunity, driven by increasing consumer demand for personal safety solutions amid rising urban safety concerns and crime rates. According to a January 2026 report by Research and Markets, the global market is projected to grow from approximately $4.06 billion in 2026 to $5.3 billion by 2030, reflecting a compound annual growth rate (CAGR) of 6.9%.9 Growth is being fueled by continued innovation in compact and multi-functional non-lethal devices, expansion of e-commerce distribution channels, and increasing adoption of less-lethal options by both civilians and private security personnel. The report also highlights rising interest in home-defense-oriented products, smart-enabled safety devices, and solutions that reduce the risk of fatal outcomes, underscoring a favorable market environment for products such as The Home Defense™.

4 How Many Guns Are Circulating in the U.S.?, Jennifer Mascia and Chip Brownlee, The Trace, March 2023.

5 Americans bought almost 60 million guns during the pandemic, Daniel De Visé, The Hill, April 2023.

6 Fear of Other People Is Now the Primary Motivation for American Gun Ownership, a Landmark Survey Finds, Kate Masters, The Trace, September 2016.

7 The Trace: Gun Production from 1899 to Present.

8 Americans bought almost 60 million guns during the pandemic, Daniel De Visé, The Hill, April 2023.

9 Civilian Less Lethal and Self Defense Weapons Research Report 2026, Research and Markets, January 2026.

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Market Drivers

Across both professional and civilian segments, we believe several macro trends are contributing to growth in the less-lethal category, including:

●	Increased emphasis on de-escalation and use-of-force alternatives
●	Rising legal and financial exposure related to use-of-force incidents
●	Advancements in less-lethal technologies and deployment systems
●	Growing public demand for accountability and reduced lethality outcomes
●	Expansion of training programs focused on intermediate force options

Company Positioning

We believe we’re positioned within a subset of the less-lethal market focused on immediate deployment capability integrated directly into a standard firearm platform. This approach is intended to address a gap between traditional stand-alone less-lethal systems and lethal force options, particularly in time-sensitive scenarios.

We intend to pursue market penetration through a combination of direct agency engagement, distribution partnerships, training programs, and, in the civilian market, retail and commercial channels.

Competitive Strengths

Proprietary Technology Platform

We believe our technology is uniquely positioned because it introduces a capability that doesn’t currently exist, the ability to deploy less-lethal force instantly from a primary service weapon.

We believe our technology is uniquely positioned because it introduces a capability that doesn’t currently exist, the ability to deploy less-lethal force instantly from a primary service weapon. Their products are primarily standalone devices that require a transition to a separate system, while our approach is fundamentally different.

Traditional less-lethal tools are generally designed for lower-level compliance scenarios. Our technology is built for more elevated threats situations involving non-firearm weapons that may escalate to lethal force, where an officer needs an immediate proportional-force option on scene, not one that must be retrieved or fails to meet the threat level.

We’re not replacing existing tools. We’re adding a critical option that didn’t exist before, one that allows an officer or civilian to respond proportionately to a potential lethal threat while staying in control and not sacrificing their lethal protection.

No other solution combines immediate availability, intermediate-force delivery, and instant reversion to lethal readiness. This differentiation, combined with our product classification and patents portfolio across the U.S. and internationally, creates what we believe is a strong, defensible position in a market with no direct equivalent.

Product Classification

In August 2023, we received a formal product classification from the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) through its Firearm Technology Industry Services Branch (“FTISB”) in response to the Company’s request regarding The Alternative®. The ATF concluded that The Alternative® does not constitute “ammunition” or a “firearm” under the Gun Control Act of 1968 (“GCA”) and is not a “destructive device” under the National Firearms Act of 1934 (“NFA”). As a result, the product is not regulated as a controlled device under these statutes. A copy of the ATF classification determination is included as an exhibit to this Annual Report.

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This determination reduces regulatory constraints that would otherwise apply to the manufacturing, distribution, and sale of controlled firearms or ammunition. As a result, we’re able to sell The Alternative® in interstate commerce without the federal licensing requirements associated with products regulated under the GCA or NFA. We believe this classification facilitates broader commercialization efforts, including streamlined domestic distribution and greater flexibility in sourcing components. For example, if the product had been classified as a controlled device, we could have been subject to additional licensing requirements and restrictions on importation, distribution, and resale.

While the ATF classification applies within the United States, regulatory treatment of the product may vary in international jurisdictions, where we may be subject to local licensing or compliance requirements.

In June 2025, we received a commodity classification determination from the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), which classified The Alternative® as EAR99. This designation generally permits export to most end users under No License Required (“NLR”), subject to standard restrictions for certain countries and prohibited end users. We believe this classification will support its international expansion by reducing export-related regulatory burdens and enabling more efficient global distribution.

Intellectual Property Portfolio

Our competitive position is supported by a growing intellectual property portfolio designed to protect our core less-lethal technology platform and related applications across professional and consumer markets.

We have been granted six issued U.S. patents covering key aspects of its less-lethal bullet-capture system and its mechanisms related to deployment, energy mitigation, and firearm integration. These patents are intended to protect the underlying design and functional operation of our proprietary technology. We’ve also achieved the issuance of two continuation applications by the U.S. Patents and Trademarks Office (“USPTO”) that allow our family of patents to expand with new inventions.

In addition to the U.S. patents, we have filed patent applications in 16 additional countries, including through the European Patent Organization, covering key international markets. These filings are intended to extend protection for our core technology in jurisdictions aligned with its planned commercial and distribution strategy.

Our intellectual property strategy is focused on protecting both its current product architecture and future product iterations, including applications across law enforcement, military, private security, and civilian self-defense markets. We believe our patent portfolio provides meaningful barriers to entry and supports its long-term competitive position within the less-lethal technology sector.

We continue to evaluate additional filings and enhancements to its intellectual property portfolio as its products are further commercialized and deployed across domestic and international markets.

Global Distribution Network

We have established an expanding international distribution network intended to support market penetration across professional law enforcement, military, and security markets. As of the date of this filing, we have entered into agreements with 28 distribution partners representing 48 countries across North America, South America, Europe, Asia, Australia, the Middle East, and Africa.

Our distribution strategy is focused on partnering with organizations that possess existing relationships within law enforcement, military, and government procurement channels in their respective jurisdictions. These relationships are intended to facilitate product demonstrations, pilot programs, local regulatory review, training integration, and potential future procurement opportunities.

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Initial product samples have been shipped to multiple international markets for presentations, testing, evaluation, and local classification purposes. We believe our international distribution network provides a scalable foundation for future commercial expansion while reducing the need to establish direct operational infrastructure in each target market.

In addition, we believe our favorable regulatory determinations, including its EAR99 classification by the U.S. Department of Commerce, support its ability to efficiently supply international markets without many of the export restrictions commonly associated with traditional weapons systems.

Experienced Leadership & Advisors

Our leadership team combines experience across public markets, law enforcement, operations, finance, and strategic growth initiatives.

Management and advisors collectively bring decades of experience in public company operations, investor relations, capital markets, financial management, law enforcement operations, training, and public policy. We believe this combination of operational and capital markets experience is important as it transitions from product development into commercialization and public company execution.

Our board and advisory network include individuals with experience in less-lethal technologies, municipal leadership, corporate governance, financial oversight, and public safety operations. This includes former public company executives, law enforcement professionals, and government officials who provide strategic guidance related to commercialization, training, market expansion, regulatory considerations, and long-term corporate development.

We believe our leadership structure and advisory relationships strengthen its ability to execute our commercialization strategy, expand market awareness, and navigate the operational and regulatory requirements associated with scaling within the public safety and personal defense industries.

Growth Strategy

Our growth strategy is focused on expanding adoption of its patented less-lethal technology platform across both professional and civilian markets while continuing to strengthen its operational and public market position.

Professional Market Expansion

We intend to continue expanding within domestic law enforcement, military, and private security markets through product demonstrations, pilot programs, training initiatives, and direct engagement with agencies and procurement decision-makers.

Our strategy is centered on increasing product familiarity, operational validation, and departmental confidence through hands-on demonstrations and structured training programs. We believe that successful pilot deployments and field evaluations may support broader agency adoption over time.

International Expansion

We intend to continue expanding internationally through its existing distribution network and strategic partnerships. As of the date of this filing, we have entered into agreements with 28 distribution partners representing 48 countries.

Our international strategy focuses on leveraging local distribution relationships to support product demonstrations, market education, regulatory classification efforts, and potential procurement opportunities within foreign law enforcement and security markets.

Recurring Revenue Model

Our business model is designed to generate both initial equipment revenue and recurring revenue opportunities associated with training, certification, recertification, product replenishment, and replacement equipment.

We believe recurring training requirements and replenishment demand may support long-term customer engagement and create ongoing revenue opportunities following initial product adoption.

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Commercial Market Launch

We intend to commercially launch The Home Defense™ product into the civilian self-defense market through targeted retail and training-related distribution channels.

Our initial strategy includes distribution through privately owned firearm ranges, certified concealed carry training providers, and select retail partners. Following initial market entry, we intend to pursue broader commercial expansion through additional retail relationships and e-commerce distribution channels.

Public Market Growth and Uplisting

We intend to continue strengthening its position in the public markets through operational execution, regulatory compliance, investor outreach, and strategic communications initiatives.

Our long-term objective includes pursuing qualification for listing on a national securities exchange, subject to meeting applicable financial, operational, governance, and listing requirements.

Professional Market

We have taken various steps to launch our product in the LLA global market, which include ballistic testing to achieve compliance with industry standards for impact energy, establishing training protocols and deployment guidelines, and receiving product classification from the ATF. The first steps, with regard to ballistics testing, involved R&D to assess the functionality of the device including velocity, precision, and impact energy. The first round of tests was completed in June 2021, and additional tests were conducted throughout 2022.

Upon completion of the tests, we then submitted a formal request to the ATF for product classification, which we received in August 2023 ruling that the product is not a controlled device under the agency’s regulatory purview over ammunition, firearms, and destructive devices. This ruling helps to alleviate the need for licensing on domestic sales and removes manufacturing restrictions, which could have adversely affected business initiatives if the product was considered to be ammunition by the ATF.

The test results guided the process by which our team created our training program, such as establishing deployment guidelines, safe handling procedures, and optimal range. Our training program was designed by our team of law enforcement professionals and follows best practices in the law enforcement industry with a format and qualification cadence that is similar to other less lethal tools that are commonly used in the current market.

Once the testing and training program were completed, we were ready to introduce our product to the market. The steps that we have taken to launch have included exhibitions at trade shows and scheduling live demonstrations with departments throughout the U.S. and several countries in South America, Europe, Asia, Australia, and the Middle East. We have been consistently scheduling demonstrations with interested departments, and additional capital raised will allow us to continue executing its global expansion strategy.

In preparation of our global outreach, we expanded our patent protection internationally in 2024 through the Patent Cooperation Treaty (“PCT”) Application process, where we now have patents filed in 16 countries outside of the U.S. One of these includes the European Patent Organization (“EPO”) that includes 39 member states under its umbrella of protection.

In 2024, we significantly enhanced our marketing efforts, improved our training presentation format, and launched special projects to build awareness of our product. This included new video content, outreach campaigns, new training materials, and video productions of live demonstrations and actual training classes. Our Chief Executive Officer volunteered to be the first human to stand downrange and take a live shot from The Alternative®, which was documented as a professional video production, and as a further human effects study, we commissioned a video of live shots on an organic ballistic torso to demonstrate the safety and viability of our device. In all instances, The Alternative® performed as intended, and as a result of expanded marketing efforts, we have significantly enhanced the interest in our product in the U.S. and abroad. Since 2025, we launched a new website, established a global pipeline through our distribution partners with opportunities in over 40 countries, and certified over 25 current and former law enforcement officers in the domestic and international jurisdictions, including Texas, Kentucky, North Carolina, South Florida, Brazil, Australia, and Ecuador.

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As with any new force technology, the rate of adoption by law enforcement is deliberate and slow due to initial concerns and lack of general knowledge on new products. With wider adoption and demonstrable success in the field, we expect the sales cycle to be shortened. We continue to receive consistent positive feedback from department representatives in attendance for each demonstration once officers have a better understanding of use case application and the ease of use surrounding the functionality of the device, however, department concerns, such as being early adopters, not having enough real-world deployment data, additional training requirements, and in some instances, budgetary or political concerns, have presented material obstacles that we plan to overcome with new market traction.

In 2026, we are focused domestically on getting our training course credentialed by national and state certification programs, and internationally, we’ve begun introducing a paid pilot program to selected agencies that is generating positive feedback. If we are successful in certifying our training course, and if this pilot program begins being implemented in various jurisdictions, we believe these objectives may create early revenue generation and produce valuable, official product evaluations to build credibility and momentum in our overall global strategy.

Training and Certification Program

Our team developed the ABC Training and Certification Program in collaboration with legal advisors and law enforcement professionals to support safe deployment and operational integration of The Alternative®. The program is structured as a “train-the-trainer” certification course conducted by our approved law enforcement instructors. The training includes classroom instruction, written examination, live-fire exercises, deployment protocols, and qualification procedures.

The purpose of the program is to certify departmental training personnel and provide agencies with operational materials, including training manuals, lesson plans, qualification procedures, policy guidance, and instructional content. The program focuses on safe handling procedures, deployment techniques, risk mitigation protocols, and development of operational familiarity and muscle memory associated with deployment of the product.

Officers are generally required to complete certification training prior to carrying The Alternative® on duty and are expected to complete periodic requalification requirements. Department trainers are also expected to complete recertification periodically in accordance with our training standards.

Recurring Revenue Model

We expect to generate revenue from initial product sales, including The Alternative® units, related accessories, and training services. We also expect to pursue recurring revenue opportunities associated with recertification programs, annual qualification requirements, replenishment products following deployment, replacement equipment, and ongoing training support. If successful, the recurring training and replenishment model may support long-term customer engagement following initial adoption

Commercial Market

We intend to market The Home Defense™ to civilian firearm owners seeking an additional less-lethal option for home and personal protection. We believe the civilian self-defense market represents a significant opportunity due to its size, accessibility, and shorter purchasing cycles relative to institutional procurement channels.

We aim to make firearms safer with the goal of reducing gun deaths, specifically those caused by semi-automatic pistols. Whether it is an accidental round fired by a minor in the home or a deployment of lethal force in a self-defense encounter, The Home Defense™ exists to provide a potential alternative to fatal outcomes in these types of incidents.

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In the commercial market, it is recommended that The Home Defense™ unit remain mounted to the firearm while it is safely stored in the home, where it would immediately be ready as a less-lethal option for home-defense. The recommendation of keeping the attachment mounted may also serve to make the gun safer, as mentioned above, for the possible prevention of unintentional gun deaths, which the U.S. sees on average approximately 500 per year.10

Unintentional gun deaths include a wide range of incidents, such as accidental discharge when cleaning or reloading, hunting mistakes, unintentional victims of a shootout and stray bullets, but perhaps the most preventable incidents are those involving children or young people observing or playing with a firearm in the house while unsupervised. A study looked at unintentional gun deaths in the U.S. from 2005 to 2015,11 and of the estimated 430 annual fatalities during this period, 28.3% of the incidents included playing with the gun, and 17.2% included thinking the gun was unloaded. In these incidents, the rates were highest in children and young adults, ages 10 to 29.

Our initial commercial strategy is focused on targeted market introduction through firearm training environments and specialty retail channels that provide direct access to engaged firearm owners. We believe this approach may support product education, consumer familiarity, and early-stage adoption while allowing us to gather customer feedback during initial market rollout.

Our initial intent is to distribute The Home Defense™ through privately owned firearm ranges, certified concealed carry training providers, and select firearms-related retail channels. Over time, we intend to expand distribution opportunities through additional retail partnerships and commercial distribution relationships.

Research shows that consumer demand for less-lethal and self-defense products has increased alongside broader interest in personal safety, home protection, and liability-conscious self-defense alternatives. Based on the strength of firearm sales and a product offering that gives consumers a controlled force option without sacrificing lethal protection, we believe that there’s a strong consumers market that is seeking additional defensive options designed to provide an opportunity to establish intent or potentially reduce the likelihood of severe or fatal outcomes prior to the use of lethal force.

Following initial commercial rollout, we intend to pursue e-commerce expansion to support broader direct-to-consumer availability, subject to applicable legal, regulatory, and distribution considerations. We believe that e-commerce channels may provide scalable customer access, expanded geographic reach, and increased brand visibility within the civilian market.

10How Often Are Guns Involved in Accidental Deaths?, Jennifer Mascia, The Trace, December 2022.

11Unintentional firearm deaths in the United States 2005–2015, Sara J. Solnick and David Hemenway, Injury Epidemiology Journal, 2019.

Thorough Ballistics Testing

Our technology has undergone extensive ballistics testing, including being the first unit in June 2021 to go through the newly published standard test method ASTM E3276, in addition to Penetration Assessment of Less Lethal Munitions (PALLM) and NIJ 0101.06 (Modified) Body Armor to assess intervening materials. All tests were conducted by NTS, one of the nation’s most prominent NIJ-accredited ballistic labs. In 2022, we began working with an independent ballistics’ science firm, Sydor Technologies, to assess the level of testing performed by NTS and advise on additional tests needed to prepare The Alternative® for introduction to the market.

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Through the work by Sydor, it was determined that we needed to modify the dimensions of our projectile to decrease velocity so that its impact energy aligns within the range of industry accepted levels of risk for blunt trauma. This modification resulted in reducing velocity by up to 70 feet per second (ft/s), from an average velocity of 275 to 280 ft/s down to an average velocity of 210 to 220 ft/s for the 9mm projectile and 220 to 235 ft/s for the .40 caliber projectile. All velocity testing was conducted by NTS in Belcamp, MD.

This modification to the projectile design caused delays in getting the product to market and incurred significant cost, however, the changes were critical, and our management team did what was necessary to ensure that The Alternative® would be safe and effective for use in the field. The additional tests conducted by NTS under Sydor’s observation included another ASTM-E3276 to assess the precision, velocity, and impact energy of the newly modified projectile, in which it performed extremely well in all categories. The new projectiles were also analyzed for injury assessment that was conducted by Dr. Cynthia Bir at Wayne State University Biomedical Engineering Research facilities. The tests at Wayne State included an f-BTTR surrogate that was previously validated to respond similarly to an average size male and was able to measure the maximum viscous criterion (VCmax), a blunt trauma injury metric and correlate it with a percent risk of certain injuries. As represented in the velocity and risk of injury tables below, it is clear that the modifications to the projectile were successful based on the lower velocities and low risk of severe blunt trauma injury. Based on the results of the ballistics data, we were able to develop its deployment protocols and establish primary, secondary, and restricted target areas of the human body.

Velocity testing was conducted by NTS and the Velocity Tables above were prepared by Sydor Technologies using the velocity measurements at muzzle and at 1 meter from the target. The drag curve was then used to calculate the velocities in 5 ft increments from muzzle to 35 ft.

VCmax measurements were completed at Wayne State University, and the risk of injury percentages were prepared by Sydor Technologies. The target areas of the Human Body were prepared by Alternative Ballistics Corporation, based on the cumulative results of all ballistics tests conducted and incorporated therein into the Company’s training program.

A copy of the Sydor Ballistics Report is attached as an exhibit to the Registration Statement of which this prospectus forms a part and is available upon request.

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Objectives, Strategies, and Related Business Risks

Products and Services

●	Future Trends: Establish proof of concept and demonstrate the value of our technology as a viable less-lethal application for the law enforcement industry.
●	Expectations: We expect that our technology can be recognized as a unique solution that fills a critical safety gap and provides an effective option for officers that has not been possible until now.
●	Objectives: Our goal is to establish proof of concept via pilot programs with several U.S. police departments and to generate revenue through full-paying contracts in the U.S. and abroad.
●	Strategies: Building infrastructure and workflows in our operations to create repeatable practices and provide scalability for growth.

Marketing and Revenue

●	Future Trends: Work with partners to build brand awareness domestically and internationally.
●	Expectations: Continue to expand awareness and a strong following through multiple marketing campaigns, including through our law enforcement team’s professional credibility and expansive network, at the political level through our government relations firm, at the customer level through our media partners, at the global level through our international affiliates and distributors, and at the general public level through our social media campaigns, all of which may translate to revenue and gaining a foothold in the industry.
●	Objectives: Establish best in class marketing team to articulate our mission of saving lives and illustrate our vision for safer communities through law enforcement’s adoption of The Alternative®.
●	Strategies: Leverage our law enforcement team’s professional credibility and expansive network, our government relations firm for awareness at the congressional level, our media partners to build interest at the customer level (departments and agencies), our international affiliates and distributors for global expansion, and social media campaigns to build awareness with the general public.

Research and Development

●	Future Trends: Continue investing in R&D to expand firearm compatibility and a launch of the consumer model for the commercial market.
●	Expectations: Strengthen our training program, expand our law enforcement team, and establish demand based on successful training and deployments.
●	Objectives: Utilize ongoing R&D initiatives to maximize product efficacy and safety.
●	Strategies: Continue working with our ballistics teams at NTS, Sydor Technologies, and Wayne State University for ongoing tests and data analysis on new models.

Technology

●	Future Trends: Protect our current IP and expand our IP portfolio through additional U.S. patents and international protection; ongoing product testing, and implementation of automated assembly process.
●	Expectations: As we become known in the market and potentially expand globally, we will continue to conduct thorough testing, develop new designs for firearm models, and develop processes to enhance scalability.
●	Objectives: Be prepared to aggressively prosecute and enforce our IP protection, and for scalability, we will eventually need to implement an automated assembly process.
●	Strategies: Strengthen and expand our IP portfolio on a domestic and international scale, including the prosecution of new patents and the enforcement and litigation of our patents, should the need arise; automated assembly to yield an increase in productivity resulting in 20 units per minute on a sustained basis.

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Business Expansion or Restructuring

●	Future Trends: Create models for additional types of firearms in the law enforcement industry and models for the consumer market; ATF’s FTISB report (see “Our Business—Commercial Market,”) allows us to operate with limited manufacturing or selling/distribution restrictions; as we grow internationally, we may look to establish manufacturing in-country in given regions, however, product classifications in other countries may differ from the ATF’s FTISB product classification ruling. See “Risk Factors.”
●	Expectations: New models of firearms may gain popularity and the consumer market is significantly larger than the law enforcement segment of the professional market; we may be able to sell a consumer version as eCommerce, through distributors, and/or through general retail/sporting goods stores. If growth and margins can be optimized by a local presence, we would consider establishing operations in-country where there is high demand and opportunity for expansion.
●	Objectives: Optimize all manufacturing and sales initiatives; with additional capital, we can begin development on docking molds for firearms that are gaining popularity in the law enforcement industry; begin plans to launch the consumer version in the commercial market; and look for ways to optimize growth and margins with regard to production and order fulfillment.
●	Strategies: Work with design engineering teams to stay current on popular firearm models and establish cost effective methods to build new molds, and maximize production, fulfillment, and shipping strategies domestically and internationally.

Employment or Compensation

●	Future Trends: We intend to scale relative to revenue growth, which we expect to result in the strategic hiring of key personnel in the areas of sales, marketing, operations, IT, accounting, legal, administration, and regional law enforcement representatives.
●	Expectations: The capacity to sustain key employees, as well as diversify and expand personnel, should result in our ability to maintain a full-time staff.
●	Objectives: Execute on growth initiatives in order to attract top tier talent to enhance our goals and objectives; this includes expanding our advisory board and independent board of directors with high level professionals with entrepreneurial, law enforcement, political, and business backgrounds.
●	Strategies: Align employment and compensation objectives to complement our vision and execution of our growth initiatives and to enhance our public appearance through strategic hiring.

Manufacturing and Production

We are currently able to manufacture the projectiles both domestically and internationally. The docking units are currently manufactured domestically. While there can be no guarantees regarding product costs and/or suppliers, our team continues to explore contingency options, should any disruptions occur with our current suppliers. We outsource via contract manufacturing (“CM”) to multiple vendors so that we limit our reliance on a sole source.

We have multiple suppliers for each component of our platform, which includes the alloy projectile, the plastic docking unit, and the custom holster. Once the projectiles and docking units are produced, we have an in-house assembly and shipping operation. Our goal is to have a significant volume of product ready to supply departments with necessary quantities in a timely manner, however, the volatility of the shipping industry, including freight and fuel costs, backlog, and delays may adversely impact our manufacturing, production, and supply operations.

Competition

The global non-lethal weapons market was valued at approximately $9.5 billion in 2025 and is projected to reach approximately $15.8 billion by 2033, according to Grand View Research.¹ The market includes a range of products and technologies used by law enforcement, defense, security and civilian customers. Leading companies in the space include, but are not limited to, Combined Systems, Inc.; Amtec Less-Lethal Systems, Inc.; Nonlethal Technologies, Inc.; Wrap Technologies, Inc.; and Axon Enterprise, Inc. Unlike us, these companies have established operations and significant historical data upon which to evaluate their businesses.

All aforementioned companies produce standalone devices. In contrast, our product attaches to the firearm (an already held device on an officer’s duty belt), giving an operator the flexibility of a multi-purpose tool. We believe that this key differentiator allows us to not compete for market share but rather carve out a new segment of the market for our next generation technology.

12 Grand View Research, Non-lethal Weapons Market (2026–2033), June 2026, Report ID GVR-4-68040-762-4.

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Table of Patents and Trademarks

Patents

The following table gives details of our existing patents. In September 2020, we acquired the LP. Upon completion of the acquisition, the first four patents in the table below were transferred and assigned to us as the new owner of all rights to the intellectual property. In December 2021, we filed a new utility patent that was issued in January 2023 as patent number 11566876, which has since been directly filed in several other foreign markets as listed below, including a PCT Application that was filed in December 2022. Also in December 2022, we filed a continuation application on our latest U.S. patent, which issued in January 2023, to start a new family of patents. When the PCT filing window opened in June 2024, we filed in several new countries as listed in the table below.

Patent Application No.	Patent No.	Patent Name	Date Filed	Date Issued	Expiration Date	Location
11/353875	7526999	Less-Lethal Force Device	2/13/2006	5/5/2009	10/21/2040	USPTO
14/183455	9612074	Less-Lethal Force Device-Impact Ratio	2/18/2014	4/4/2017	7/8/2035	USPTO
14/598555 (continuation of 14/183455)	9823033	Less-Lethal Force Device-Impact Ratio	1/16/2015	11/21/2017	2/18/2034	USPTO
15/386281	10295291	Less-Lethal Force Device	12/12/2016	5/21/2019	12/30/2035	USPTO
17/644060	11566876	Bullet Capturing Ballistic Slugs	12/13/2021	1/31/2023	12/31/2041	USPTO
BR 10 2022 008832 2	102022008832-2	Bullet Capturing Ballistic Slugs	5/13/2022	1/7/2025	2/6/2042	Brazil
1-2022-02498	Pending	Bullet Capturing Slugs	5/13/2022	Pending	N/A	Vietnam
20220103403	AR127939B1	Bullet Capturing Slugs	12/13/2022	11/28/2024	12/13/2042	Argentina
2022-000260	A060137	Bullet Capturing Slugs	12/13/2022	10/24/2024	10/24/2044	Venezuela
22107593	Pending	Bullet Capturing Slugs	12/13/2022	Pending	N/A	Paraguay
PCT/US2022/81356	N/A	International Patent Application for Bullet Capturing Slugs	12/12/2022	2/1/2023 (International Artwork Search Complete)	N/A	USPTO/International Bureau
18/146953	11835322	Continuation Patent Application	12/27/2022	12/5/2023	12/13/2041	USPTO
18/499714	12188750	Continuation Patent Application	11/1/2023	1/7/2025	12/13/2041	USPTO
A50485/2024	Pending	Bullet Capturing Slugs	6/13/2024	Pending	N/A	Austria
3240925	3240925	Bullet Capturing Slugs	6/12/2024	10/7/2025	12/12/2042	Canada
313532	Pending	Bullet Capturing Slugs	6/13/2024	4/12/2026	N/A	Israel
95022-01	Pending	Bullet Capturing Slugs	6/13/2024	Pending	N/A	Panama
2022413959	2022413959	Bullet Capturing Slugs	7/12/2024	11/27/2025	12/12/2042	Australia
NC2024/0009084	Pending	Bullet Capturing Slugs	7/9/2024	Pending	N/A	Colombia
2024/05374	2024/05374	Bullet Capturing Slugs	7/10/2024	9/25/2024	12/12/2042	South Africa

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Trademarks

The following table gives details of our existing trademarks.

Matter Number	Title	Serial No.	Registration No.	G & S
534-00003	THE ALTERNATIVE	77410543	3519634	Less-lethal projectile, namely, a rounded metal block encapsulated in rubber, discharged from a pistol to temporarily incapacitate a person
534-00004	ALTERNATIVE BALLISTICS LOGO (prior version)	85667538	4712832	Less-lethal projectile discharged from a pistol or other firearm
534-00005	ALTERNATIVE BALLISTICS LOGO 2	90411439	Pending	Amended 4/8/2022 to: Firearm attachments having a mount for attaching bullet capturing projectiles and bullet capturing projectiles, sold as a unit or individually (Originally filed as: Weaponry, namely, less-lethal projectile discharged from a pistol or other firearm)
534-00006	THE ALTERNATIVE	97/352515	Pending	Firearm attachments having a mount for attaching bullet capturing projectiles and bullet capturing projectiles, sold as a unit or individually
534-00007	ALTERNATIVE BALLISTICS	97/352517	Pending	Firearm attachments having a mount for attaching bullet capturing projectiles and bullet capturing projectiles, sold as a unit or individually
534-00008	ALTERNATIVE BALLISTICS LOGO B&W	97/352524	Pending	Firearm attachments having a mount for attaching bullet capturing projectiles and bullet capturing projectiles, sold as a unit or individually
534-00011 (Madrid System\WIPO)	THE ALTERNATIVE	1662198	1662198	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00011 Brazil	THE ALTERNATIVE	501662198	501662198	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00011 Vietnam	THE ALTERNATIVE	1662198	1662198	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00012 (Madrid System\WIPO)	ALTERNATIVE BALLISTICS	1662593	1662593	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00012 Brazil	ALTERNATIVE BALLISTICS	501662593	501662593	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00012 Vietnam	ALTERNATIVE BALLISTICS	1662593	1662593	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit

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534-00013 (Madrid System\WIPO)	ALTERNATIVE BALLISTICS LOGO B&W	1662596	1662596	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00013 Brazil	ALTERNATIVE BALLISTICS LOGO B&W	501662596	501662596	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00013 Vietnam	ALTERNATIVE BALLISTICS LOGO B&W	1662596	1662596	Firearm attachments having a mount for bullet capturing projectiles and bullet capturing projectiles, sold as a unit
534-00035	THE HD	99097386	99097386	Firearm attachments, namely, mounts for attaching a bullet capture devise to capture a bullet in a less-lethal spherical projectile; Less-lethal projectiles, namely, a bullet capturing metal sphere that uses the kinetic energy of a firearm to temporarily incapacitate a target.
534-00036	THEHOME DEFENSE	99097408	99097408	Firearm attachments, namely, mounts for attaching a bullet capture devise to capture a bullet in a less-lethal spherical projectile; Less-lethal projectiles, namely, a bullet capturing metal sphere that uses the kinetic energy of a firearm to temporarily incapacitate a target.

Human Capital

As of the date of this prospectus, we have three full-time employees and one part-time employee. None of our employees are members of a labor union or covered by a collective bargaining agreement.

Properties

We currently do not own any real property. We lease office space at 5940 S. Rainbow Blvd, Las Vegas, Nevada 89118 for $2,152 per month for a term of one year, expiring on July 31, 2027.

Seasonality

We do not experience seasonal variations in our quarterly operating results and capital requirements.

Legal Proceedings

We are not party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, or results of operation. However, we may from time to time after the date of this Annual Report become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

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MANAGEMENT

Directors and Executive Officers

We are managed by our directors and executive officers. Our Board of Directors consists of five directors, two of whom are independent. Our directors serve for one-year terms and until their successors are duly elected and qualified. Set forth below are the names, ages, and positions of our directors and executive officers as of the date of this prospectus:

Name	Age	Position	Term
Steven Luna	42	Chief Executive Officer and Director	September 2020 to Present
Jason LeBlanc	52	Chief Operations Officer and Director	March 2021 to Present
Vanessa Luna	43	Executive Vice President and Chairperson of the Board	April 2022 to Present
John Lomoro	57	Chief Financial Officer	May 2025 to Present
Bruce Culver	80	Director	September 2024 to Present
Bruce Amaro	49	Director	September 2024 to Present

Biographical Information

Steven Luna, Chief Executive Officer and Director

Mr. Luna began his career in 2006 working for Pendum armored as a Supervising Technician, where he carried a firearm daily while performing duties in the field as a driver, technician, and guard. Then, in 2009 Mr. Luna was a Sales and Investigative Resolution Specialist in the legal industry working for one of the nation’s leading litigation support companies (First Legal Investigations). In 2013, Mr. Luna transitioned from legal into the marketing technology sector as a regional account executive providing web development and search engine optimization (SEO) services for key clients in Los Angeles and Orange County, California, which was his first exposure to the public markets through a company named LiveDeal (Nasdaq:LIVE). In 2013, he became Senior Advisor of Investor Relations for a Las Vegas, Nevada firm, and from there he launched a consultant group with two of his partners, where they focused on business development and investor relations for private and public entities named Luna Consultant Group, which he cofounded with his sister, Vanessa Luna, in 2015. In 2018, Mr. Luna joined Global Payout (OTCPK:GOHE) as Director of Investor Relations. His career expertise in the public markets enabled Mr. Luna to assist over two dozen publicly traded companies on OTC and Nasdaq to create investor awareness and maintain or increase operational efficiencies. Mr. Luna has been instrumental in business execution, public and investor relations, product launch, effective go-to-market strategies, and realized revenue.

Mr. Luna attended Mt. San Antonio College, where he took courses in Criminal Justice. Although he pursued studies in this field, he did not complete a degree.

Mr. Luna brings a wide range of business skills to our board of directors from his experience in various sectors of the legal and technology industries and through his time as Vice President of his own business and investor relations consulting firm. We believe that these skills as well as his experience in the public markets will be valuable to our board of directors.

Jason LeBlanc, Chief Operations Officer and Director

From 2008 to 2018, Mr. Leblanc began as a Court Department Manager and ascended through the ranks becoming the San Diego Senior Division Partner of First Legal, a premier litigation support company working with some of the largest law firms in the world, with over 13 locations throughout California, Nevada, and Arizona. At First Legal, he served as the Regional Director overseeing all aspects of the business from sales and development, to operations. He led a team of more than 30 employees and was responsible for the San Diego region’s profit and loss, which ranked in the company’s top three performers out of all locations as well as for profit margin and the lowest employee turnover rate in the company.

After his ten-year tenure at First Legal, in 2018, Mr. LeBlanc moved into an OTC fintech company, first as Director of Business Development and then as Chief Operations Officer, (OTC:GOHE) where he helped the company realize millions of dollars in revenue within his first year as a C-Level executive. From the Chief Operations position, he moved to Chief Compliance Officer, where he was instrumental in government relations activities, presenting to regulators and legislators in several states, including California, Washington, Nevada, Ohio, and New Jersey.

Mr. LeBlanc began his college education at the University of Louisiana, completing several semesters before relocating to San Diego. There, he continued his studies at the University of Phoenix, earning a Bachelor of Science degree in Business Finance in 2009.

Mr. LeBlanc provides a wide range of professional acumen to our board of directors from his experience in business development, operations, and compliance, which he has built through his experience in the legal, fintech, and finance industries. We believe that these experiences qualify Mr. LeBlanc to serve on our board of directors.

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Vanessa Luna, Executive Vice President and Chairperson of the Board

In her more than 20 years of professional experience, Ms. Luna has held multiple C-Suite, Director, Board, and management-related positions where her experience and keen business acumen have been crucial in driving significant growth and profitability as well as the development and launch of initiatives focused on maximizing internal processes and procedures to create a more productive work environment. This experience includes executive and management roles at OTC, Nasdaq, and Fortune 500 companies, the American Red Cross, and some of the nation’s leading service organizations in the private sector including legal, prepaid card, financial, construction, technology, real estate, high-risk, and other service industries Ms. Luna’s professional experience spans from 2001 through 2008 and includes roles at GreenDot Corporation, Bank of America Corporation, ARC-San Diego, Thornton Financial, West Coast Drywall, Michelson Labs, and Apollo EDI, Inc. From 2008 through 2013 Ms. Luna worked as Finance Manager/Account Executive for First Legal Network. More recently, Ms. Luna worked as Chief Operating Officer at GreenBox POS (now, RYVYL, Inc.) from 2021 through 2022 (Nasdaq:RVYL); Global Payout, Inc. as Chief Executive Officer from 2016 through 2020 (OTC:GOHE); Luna Consultant Group, LLC as President and CEO from 2015 to Present; and Director of Business Development at LiveDeal Inc. in 2013 (Nasdaq:LIVE).

Her prior and ongoing experience remain as an acting CEO to Luna Consultant Group, LLC (“LCG”) a private corporate strategy, communications, and business development firm which she co-founded in January 2015 where she works to drive profitability and bring awareness to small-to-mid-cap companies across a diverse range of professional sectors representing both public and private clientele. Ms. Luna has worked with over two dozen publicly traded companies and continues to consult for public companies.

Ms. Luna attended Mt. San Antonio College, studying Business Management for several semesters. Although she did not complete a degree, she launched into the corporate world, where she gained hands-on business development experience. Her achievements in these roles provided her with insights and expertise in business.

We believe that Ms. Luna is qualified to serve as our Chairperson due to her extensive experience and background in business development, operations, and organizational growth initiatives for both private and public companies.

John Lomoro, Chief Financial Officer

Mr. Lomoro has more than 30 years of experience in private and publicly held companies in such industries as life sciences, Software-as-a-Service (SaaS) and manufacturing. Mr. Lomoro has a significant amount of experience in scaling financial operations and reporting of fast-growing companies. Mr. Lomoro also currently serves as the CFO for a few companies in the life science space. From 2011-2019, Mr. Lomoro was with Kyriba Corp. (a SaaS Fin-tech company) as the SVP Finance, North America during their time of significant growth in the U.S. as well as internationally. Mr. Lomoro held various senior financial roles in other companies such as Carl Zeiss Vision and DJO Global, Inc. Mr. Lomoro started his career in public accounting at Ernst & Young LLP from 1992-1998. He is a licensed certified public accountant in California and received his B.S. degree in Accounting from St. Cloud State University in Minnesota.

As our Chief Financial Officer, Mr. Lomoro oversees all strategic financial reporting, supports the company’s control environment, and plays a critical role in financial audits. His leadership in establishing financial and accounting best practices will be instrumental as we continue to pursue our anticipated growth trajectory.

Bruce R. Culver, Director

Mr. Culver is a distinguished entrepreneur, investor, executive, and scientist with a career spanning over four decades. In 1985, Mr. Culver founded Lab Support, Inc. a company he led as its CEO, Chairman, and Director until 1990. In 1990, he founded Profession Staff PLC, a UK specialty staffing business, and served as its CEO and Chairman. In 1993, Mr. Culver acquired California Distribution, Inc. a logistics and distribution company, which he managed until its sale in 2009. Currently, Culver is a General Partner and Investor with Solyco Advisors, a private equity investment firm based in Detroit. He remains an active investor, advisor, mentor, and director for various companies, including Digital Map Products, Newscrafted, Moonlighting, and Futures.

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Mr. Culver played an integral role in the launch and growth of Taser (Nasdaq:AXON), which manufactures and distributes a less lethal device. At Taser’s point of going public, Mr. Culver was the largest shareholder at Taser and was a member of its Board of Directors for over 16 years and held positions on various committees for the company.

Mr. Culver earned his Bachelor of Science in Chemistry from the University of South Dakota and a Master of Science in Analytical Chemistry from Montana State University. He served on the Board of Trustees for the Santa Barbara Museum of Natural History from 2005 to 2011 and is a member of the Business Advisory Council for the California State University Channel Islands Smith Business School. Presently, he serves as Chairman of God’s Hidden Treasures, a non-profit organization in Ukraine.

We believe that Mr. Culver is qualified to serve as our director due to his extensive experience in the less lethal technology industry, including his pivotal role in the growth and success of Taser (now Axon), where he was the largest shareholder at the time of its initial public offering and served on its board of directors for over 16 years. His strong scientific background, with a Bachelor’s and Master’s degrees in Chemistry, provides him with a deep understanding of the technology behind less lethal devices. Additionally, his proven leadership as an entrepreneur, investor, and executive, along with his governance experience on multiple boards and committees, equips him with the strategic insight necessary to drive innovation and growth in this field.

Bruce Amaro, Director

Mr. Amaro is a seasoned Project Accountant with over 20 years of experience in financial management across various industries. Mr. Amaro’s career began at JWT, where he held various roles from June 1999 to May 2004, including Financial Analyst Coordinator and Time of Staff Administrator. After JWT, Amaro joined David Yurman as part of the Accounting Services team, where he worked from 2005 to 2007. In 2007, Amaro transitioned to R/GA Media Group, where he served as Accounts Payables Manager for five months before becoming the Client Team Finance Manager. Following his tenure at R/GA, Amaro held positions at PSL Group and Interactive One as a Project Accountant and Senior Revenue Accountant, respectively, from 2010 to 2014. From 2014 to 2017, Amaro worked at Kaltura and Everyday Health Inc. where a critical aspect of his work included SOX Compliance and Audit support and was the Business Manager at BCB Group from May 2017 to June 2018. Since July 2018, Mr. Amaro has been the Financial Account Manager at Gensler where he is responsible for financial account management and analysis for the firm’s projects and business practices.

We believe that Mr. Amaro is qualified to serve as our director due to his extensive financial management experience spanning over 20 years across various industries, including his expertise in project accounting, financial analysis, and compliance. His career progression—from financial roles at JWT, David Yurman, and R/GA Media Group to senior accounting positions at PSL Group, Interactive One, and Kaltura—demonstrates his ability to manage complex financial operations and ensure fiscal responsibility. Additionally, his experience with SOX compliance and audit support highlights his strong understanding of regulatory frameworks, making him well-equipped to oversee financial governance. His depth of experience in financial oversight, compliance, and business management makes him a valuable asset in a director role.

Law Enforcement Consultant

Alex Perez, Strategic Law Enforcement Consultant

Chief Perez (ret.), a 28-year veteran of the North Las Vegas Police Department (the “NLVPD”), recently completed his honorable and decorated career serving as the city’s top law enforcement leader. Starting as a Patrol Officer in the early 1990s, he steadily rose through the ranks to working as a Narcotics Investigator on an FBI Task Force and transitioning to a position with the Joint Terrorism Task Force shortly after 9/11. He continued earning promotions to Sergeant and Lieutenant before graduating from the FBI National Academy #245 in 2011. He became Assistant Chief shortly before settling into his executive leadership role in 2015, as the city’s first Latino Chief of Police.

During his time as the city’s top cop, Chief Perez expanded the NLVPD force from 245 officers to 350 sworn officers and oversaw a team of over 150 civilian support staff. He was an innovative public official, who managed financial aspects of the department by securing and monitoring the use of budgetary monies and prepared requests to government agencies to obtain funds for special operations and equipment for the department.

Chief Perez’s success was defined by his ability to bring the community together through action and dialogue. He cultivated inclusiveness, mutual trust, transparency, and respect within the department and with the public. One of his remarkable achievements was starting the Hispanic Citizen’s Academy to educate Spanish speaking citizens on how law enforcement works, which successfully bridged a stronger relationship between the community and the department.

Chief Perez is widely regarded as one of the most effective chiefs to serve the City of North Las Vegas, and he remains a member of various law enforcement associations, such as the Nevada Sheriffs & Chiefs Association, the International Association of Chiefs of Police, and the Latino Peace Officers Association. He is a current board member of 10,000 Kids and Nevada Child Seekers, two non-profit organizations that focus on community initiatives in Nevada and around the country, which include assisting families and law enforcement in the location of missing children and putting an end to child trafficking.

In his role as Strategic Law Enforcement Consultant, Chief Perez leverages his deep experience as a police officer and public official to help articulate and lend credibility to our mission. He plans to continue to connect with federal, state, and local law enforcement leaders across the country to share his vision and support of The Alternative®, as an expedient less-lethal device that is accurate and effective in stopping threats at longer ranges and designed with officer safety in mind.

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Board Composition

Our Bylaws provide that the Board of Directors shall consist of at least one member, and that our Board shall determine the number of directors from time to time. Each director serves for a term that expires until the next annual meeting of shareholders or until their successor shall have been elected and qualified, or until their earlier resignation, removal from office, or death.

Advisory Board

Our Board approved the establishment of an Advisory Board on August 14, 2023 of three to five members to provide advisory services to us, including utilizing their networks to introduce The Alternative, advise us on potential market penetration, and counsel us on public policy initiatives.

Our Advisory Board is mandated to meet no less than once per month and to have an annual weekend retreat to discuss strategic initiatives for the following year.

We plan to compensate the members of our Advisory Board $5,000 per calendar quarter, payable in arrears, and options to purchase 20,000 shares of common stock, which shall vest every calendar quarter, payable in arrears, with a term of ten years, and an exercise price based on the current “Fair Market Value,” which shall be determined by the Board of Directors or, if the common stock is traded or quoted on an exchange or over the counter marketplace, by the average of the last sale price of the common stock for the ten trading days prior to the last day of the calendar quarter.

Currently, we have one person on our Advisory Board:

Kevin Faulconer, Advisory Board

Kevin Faulconer is a distinguished expert in governance, public policy, and operational improvement in large organizations. Mr. Faulconer served as the 36th Mayor of San Diego from 2014 to 2020. He also served in several national organizations, and as vice president at the global public relations firm, Porter Novelli, specializing in strategic crisis management and public affairs. He is currently a strategic advisor at Collaborate for California and Visiting Fellow at Pepperdine University School of Public Policy.

Family Relationships

Steven Luna, Chief Executive Officer, and Vanessa Luna, Executive Vice President, are brother and sister.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of at least one member, and that our Board shall determine the number of directors from time to time. Each director serves for a term that expires until the next annual meeting of shareholders or until their successor shall have been elected and qualified, or until their earlier resignation, removal from office, or death.

Our board of directors currently consists of five persons, two of which are independent.

Our board of directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee our management, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing us, a willingness to devote the necessary time to board duties, a commitment to representing our best interests and the best interests of our shareholders, and a dedication to enhancing shareholder value.

There were no board of directors meetings held in 2026 (to date) and 2025. All board actions were taken by unanimous written consent of the directors.

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Director Independence

As of the date of this prospectus, we have two independent directors.

We use Nasdaq’s definition of “independence” to make this determination. Nasdaq provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship with which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);
●	the director is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;
●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officer of the company served on the compensation committee of such other entity;
●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions); or
●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our board of directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning his background, employment, and affiliations, in order to make a determination of independence. Our board of directors has determined that there are two independent directors on our board of directors.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, and will have supporting committees, including the audit committee, compensation committee, and the nominating and corporate governance committee, who each will then support the board of directors by addressing risks specific to its respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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Committees of Our Board of Directors

We currently have an audit committee, compensation committee, and a nominations and corporate governance committee.

Audit Committee.

Our audit committee is currently composed of Bruce Culver, Bruce Amaro, and Vanessa Luna. Bruce Amaro is the chairperson of the audit committee.

We intend to establish a written charter for our audit committee, in which we set forth the duties of the audit committee to, among other matters, oversee (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the audit committee shall also include:

●	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

●	be responsible for the appointment, retention, and termination of our independent auditors and determine the compensation of our independent auditors;

●	review with the independent auditors the plans and results of the audit engagement;

●	evaluate the qualifications, performance, and independence of our independent auditors;

●	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●	review the adequacy of our internal accounting controls; and

●	meet at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

Compensation Committee

Our compensation committee has an overall responsibility for evaluating and approving the structure, operation, and effectiveness of the Company’s compensation plans, policies, and programs for officers and directors.

Our compensation committee is currently composed of Bruce Culver, Bruce Amaro, Vanessa Luna, and Steven Luna, whereby two of the four members are independent. Bruce Amaro is the chairperson of the compensation committee.

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Nominations and Corporate Governance Committee

Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. We intend to establish a charter for our nominating and corporate governance committee.

Our nominations and corporate governance committee is currently composed of Bruce Culver as the sole member of this committee. Bruce Culver is the chairperson of our nominations and corporate governance committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that will apply to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and agents and representatives, including consultants.

Limitations on Liabilities and Indemnification of Directors and Officers

There are limitations of liability and indemnification and advancement rights applicable to our directors and officers. See “Description of Securities—Limitation on Liability and Indemnification of Directors and Officers.”

Director Compensation

We have a director compensation package that includes cash compensation as well as stock options. See “Executive and Director Compensation—Director Compensation.”

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our executive officers for the years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Steven Luna, Chief Executive Officer and Director (1)	2025	210,000	-	2,750,000	-	-	2,960,000
	2024	250,000	-	-	16,990	-	266,990
Jason LeBlanc, Chief Operations Officer And Director (1)	2025	166,667	-	1,660,000	-	-	1,826,667
	2024	200,000	-	-	25,675	-	225,675
Vanessa Luna, Executive Vice President and Chairperson of the Board (1)	2025	191,667	-	2,200,000	-	-	2,391,667
	2024	225,000	-	-	25,675	-	250,675
John Lomoro, Chief Financial Officer	2025	31,250	-	-	-	-	31,250
	2024	-	-	-	-	-	-

(1)	On May 1, 2025, Executive received common stock in settlement of deferred compensation earned from December 2023 and through April 2025. The value of the settlement for Mr. LeBlanc, Mr. Luna and Ms. Luna was $120,192, $160,257 and $160,257, respectively.

Narrative to Summary Compensation Table

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent.

Annual Base Salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our Board of Directors considers each executive’s role and responsibilities, unique skills, future potential with us, salary levels for similar positions in our market, geographical location, and internal pay equity.

Option Awards. We plan to offer option awards to executives and other employees, in the discretion of the Board of Directors, considering the executive’s role and other compensation.

Health/Welfare Plans. In 2024, we had a medical healthcare plan in place, however, this plan was terminated in 2025.As part of their employment agreements, each Executive is entitled to a medical stipend which ranges by Executive from $2,000 to $3,500 per month.

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Employment Agreements with our Named Executive Officers

Each of our Executive Officers, except Mr. Lomoro, entered into an Employment Agreements effective May 1, 2025 for a term ended on December 31, 2025, subject to automatic renewal. Each of the Employment Agreements include the following terms:

Medical Stipend. The Executive Officer is entitled to a medical stipend which ranges by Executive from $2,000 to $3,500 per month.

PTO Plan. Each Executive Officer is entitled to PTO, in accordance with PTO Freedom Plan, subject to prior approval by the CEO or EVP, so long as doing so is consistent and in balance with their job responsibilities and business needs.

Annual Cash Bonus. The Board of Directors shall award each Executive Officer an annual cash bonus based on an evaluation of performance and Peer Group compensation practices, taking into account company and individual performance objectives.

Golden Parachute. Each of our Executive Officers has golden parachute provisions in their employment contracts in the event there is a change-in-control of the Company, which includes a lump sum cash payment and ranges by Executive from one to three times of the Executive Officer’s annual salary, cash bonus, and incentive awards.

Severance Payments. Executives are entitled to severance payments in the event of a termination without cause, which include a lump sum payment and ranges by Executive from one to three times the Executive Officer’s annual salary, cash bonus, and incentive awards.

Compensation Terms for Steven Luna

Steven Luna is entitled to annual compensation of $190,000 and a restricted stock award of $750,000 worth of shares of common stock, vesting in three equal installments, the first installment vesting on the last day of each quarter through the term of the Employment Agreement granted at the then current fair market value, which will be determined by the Board of Directors. After entering into the employment agreement, Mr. Luna agreed to forego $500,000 worth of the shares of common stock.

Compensation Terms for Jason LeBlanc

Jason LeBlanc is entitled to annual compensation of $150,000 and a restricted stock award of $480,000 worth of shares of common stock, vesting in three equal installments, the first installment vesting on the last day of each quarter through the term of the Employment Agreement granted at the then current fair market value, which will be determined by the Board of Directors. After entering into the employment agreement, Mr. LeBlanc agreed to forego $320,000 worth of the shares of common stock.

Compensation Terms for Vanessa Luna

Vanessa Luna is entitled to annual compensation of $175,000 and a restricted stock award of $600,000 worth of shares of common stock, vesting in three equal installments, the first installment vesting on the last day of each quarter through the term of the Employment Agreement granted at the then current fair market value, which will be determined by the Board of Directors. After entering into the employment agreement, Ms. Luna agreed to forego $400,000 worth of the shares of common stock.

Compensation Terms for John Lomoro

John Lomoro entered into an offer of employment on May 15, 2025 and is entitled to annual compensation of $60,000 on a part-time basis and a signing bonus of 50,000 shares of common stock after 90 days of employment, which shares were not issued in 2025.

As part of the Executive Employment Agreements, each executive has the option of election to defer a portion or all of their annual salary. At the time of this filing, each executive has elected to defer a portion of their annual salary.

Amendment to 2023 A&R Employment Agreement

On November 1, 2024, the Company entered into another amendment to the respective A&R Employment Agreement with each Steven Luna, Jason LeBlanc and Vanessa Luna (collectively, the “Amendment to A&R Employment Agreement”), whereby each of these executive officers returned certain number of shares of common stock issued to them during the first three quarters of 2024 (collectively, the “Returned Executive Shares”) back to the Company. The Returned Executive Shares have been returned to the Company’s treasury and credited back to the Company’s equity incentive plan and will be issued back to these executives no later than December 31, 2025. In the event that the Company’s common stock becomes listed on any stock exchange, the Company agrees to issue the Returned Executive Shares immediately to these executives, all of which will vest immediately upon such issuance. On May 5, 2025 these shares were issued back, fully vested, to these executives.

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Long-Term Incentive Plan Awards

We established the 2021 Equity Compensation Plan, effective July 15, 2021, for the benefit of the directors, executives, independent contractors, and key employees. Awards under the 2021 Equity Compensation Plan may be made in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock; (v) Deferred Stock; (vi) Stock Awards; (vii) Performance Shares; and (viii) Other Stock-Based Awards.

Administration. The Plan is administered by the Board of Directors, and once established, will be administered by the Compensation Committee.

Authorized Shares. The aggregate number of shares reserved for issuance under the 2021 Equity Compensation Plan is 2,500,000 shares of common stock.

Stock Options. Stock options may be granted under the 2021 Equity Compensation Plan. The exercise price of options granted under our 2021 Equity Compensation Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, they may exercise their options for the period of time stated in their option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2021 Equity Compensation Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock Appreciation Rights may be granted in connection with Stock Options. The administrator determines whether payment with respect to exercise shall be made in cash, stock, or a combination thereof.

Restricted Stock. Terms of the Restricted Stock Awards will be determined by the administrator, including price, length, restrictions, lapse of restrictions, dividends, and distributions. If employment terminates prior to the vesting of the award, then the shares are forfeited.

Stock Awards

The administrator is authorized to grant Stock Awards and will, in their sole discretion, determine the recipients and the number of shares of common stock underlying each Stock Award. Each Stock Award will be subject to such terms and conditions consistent with the 2021 Equity Compensation Plan as determined by the administrator and as set forth in an Award agreement, including, without limitation, restrictions on the sale or other disposition of such shares and our right to reacquire such shares for no consideration upon termination of the Participant’s employment or membership on the board, as applicable, within specified periods.

Performance Shares

The administrator is authorized to grant Performance Awards and will, in their sole discretion, determine the recipients and the number of shares of common stock that may be subject to each Performance Award. Each Performance Award will be subject to such terms and conditions consistent with the 2021 Equity Compensation Plan as determined by the administrator and as set forth in an Award agreement. The administrator will set performance targets at their discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out to the Participants and may attach to such Performance Awards one or more restrictions. Performance targets may be based upon, without limitation, Company-wide, divisional, and/or individual performance.

Section 409A of the Code

Awards under the 2021 Equity Compensation Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, we will not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

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Section 422 of the Code

The 2021 Equity Compensation Plan provides for the grant of incentive stock options within the meaning Section 422 of the Code.

Awards Granted

As of the date of this prospectus, there have been options to purchase 20,000 shares of common stock granted under the 2021 Equity Compensation Plan.

Director Compensation

In April 2024, we paid an aggregate of $9,000 to the then current three members of the Board. There has been no other compensation paid to the members of the Board since our inception for services rendered as a director.

On September 27, 2024, we entered into Director Agreements (as amended as of June 25, 2025) with each of our directors that provide compensation to our directors of (a) $5,000 per quarter in the form of shares of the Company’s common stock and (b) options to purchase 4,000 shares of common stock, which shall vest in four equal installments of 1,000 shares per calendar quarter, paid in arrears, with the first installment vesting on December 31, 2024. The options have a term of five to ten years and an exercise price of $10.00 to $11.00, pursuant to our 2021 Omnibus Equity Compensation Plan.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they would contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2023, we had the following transactions with related parties:

Family Relationship

Our Chief Executive Officer, Steven Luna, and Executive Vice President, Vanessa Luna are brother and sister.

RELATED PARTY CONVERTIBLE PROMISSORY NOTES

Sky Financial

On August 13, 2021, the Company issued a convertible promissory note to Sky Financial & Intelligence, LLC (“Sky Financial”), an entity that owns more than 5% of our common stock, with a principal amount of $250,000. The note bore an interest at 15% per annum and matured on August, 2022. The note and accrued interest are convertible at the option of Sky Financial at $0.50 per share but would mandatorily convert to common stock at the same price upon an up list to a national exchange and will have piggyback registration rights to register the shares of common stock underlying the conversion of the notes. In August, 2022, upon maturity of the $250,000 convertible promissory note, the Company paid the accrued interest to Sky Financial and extended the term of the promissory note until August 13, 2023. In August, 2023, upon maturity of the $250,000 convertible promissory note, the company converted the principal balance on the note into 1,000,000 shares of common stock and paid the accrued interest on the note, pursuant to the terms in the agreement.

On December 31, 2021, the Company issued a convertible promissory note to Sky Financial with a principal amount of $350,000. The note bore an interest at a rate of 15% per annum, matured on December 31, 2022. On December 31, 2022 upon maturity of the $350,000 convertible promissory note, the Company extended the term of the promissory note until December 31, 2024 at the same rate of interest. The notes and accrued interest are convertible at the option of Sky Financial at $0.10 per share but will mandatorily convert to common stock at the same price upon an up list to a national exchange and will have piggyback registration rights to register the shares of common stock underlying the conversion of the notes. In October, 2023 the company paid $200,000 of principal and accrued interest and converted the remaining principal of the $350,000 convertible promissory into 513,040 shares of common stock, pursuant to the terms in the agreement.

On March 29, 2022, the Company issued a convertible promissory note to Sky Financial with a principal amount of $1,000,000. The note bore an interest at a rate of 15% per annum and matured on March 29, 2024. On August 23, 2023, the company agreed to extend the term of the promissory note until March 29, 2025, at the same rate of interest. As consideration for the extension, the Company issued 2,000,000 shares on 17-month warrants exercisable at $0.125 per share. On August 15, 2024, the Company issued 300,000 shares of its common stock valued at $3,000,000 to settle interest on the debt payable in the amount of $300,000. On May 21, 2025, the Company extended the term of the $1,000,000 promissory note until March 29, 2027. In exchange for the extension and for no interest to accrue over the extended term, the Company issued 2,400,000 shares of common stock valued at $24,000,000, which is recorded as related party stock compensation expense in general and administrative expenses

Sky Financial’s interest expense and accrued interest for the twelve months ended December 31, 2025 were $0 and $0, respectively. Sky Financial’s interest expense and accrued interest in connection with these notes for the year ended December 31, 2024 was $117,930 and $0, respectively.

As Sky Financial’s convertible promissory note does not accrue interest, imputed interest was calculated and for the twelve months ended December 31, 2025 was $242,214. Imputed interest for the year ended December 31, 2024 was $90,740.

Luna Consultant Group

On July 2, 2025 and November 14, 2025, the Company issued convertible notes in the amounts of $25,000 and $15,000, respectively, to Luna Consultant Group, of which our Chairperson Vanessa Luna serves as the President. The notes bear interest at 15% per annum. Interest expense and accrued interest associated with these convertible notes for the year ended December 31, 2025 was $2,135 and $2,135, respectively.

On January 14, 2026, the Company issued a convertible note in the amount of $10,000 to Luna Consultant Group, of which our Chairperson Vanessa Luna serves as the President. The note bears interest at 15% per annum, matures six months from the date of the note, and is convertible into shares of the Company’s common stock at a 50% discount to the “Qualified Offering Price,” as defined therein.

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Solyco

Mr. Culver, a member of our board of directors is a General Partner and Investor with Solyco Advisors, a private equity investment firm based in Detroit, Michigan. Solyco Advisors is the general partner of Solyco CAC, LLC (“Solyco”).

On August 2, 2024, we borrowed $1 million to fund our working capital needs pursuant to the Working Capital Loan. The promissory note has an interest rate, as amended, of 14% and matured on December 31, 2025.

In connection with the Working Capital Loan, we also issued to Solyco the Warrant to purchase up to 200,000 shares of common stock at an exercise price equal to the lower of: (i) $5.00 or (ii) a 50% discount to the “Qualified Offering Price,” as defined therein, and a term of five years.

On January 28, 2025, the Company entered into a subscription agreement with Solyco, pursuant to which the Company agreed to issue a $500,000 convertible promissory note (the “Solyco Convertible Note”) and a warrant to Solyco. The Solyco Convertible Note bears an interest rate, as amended, of 18% per annum, matured on December 31, 2025 and is convertible into shares of the Company’s common stock at a 50% discount to the “Qualified Offering Price,” as defined therein. The accompanying warrant entitles Solyco to purchase up to 100,000 shares of common stock at an exercise price of the lower of (i) $5.00 per share, or (ii) a 50% discount to the “Qualified Offering Price,” as defined therein (the “Solyco Warrant Exercise Price”), and is exercisable through January 27, 2030. In further consideration of the Working Capital Loan and the Solyco Convertible Note, Solyco is also entitled but not required to designate one member of the Company’s Board of Directors and to appoint a non-voting board observer until the Solyco Convertible Note and the Working Capital Loan are repaid and Solyco ceases to be a shareholder of the Company. The agreement includes customary representations and warranties and standard indemnification provisions.

On July 22, 2025, the Company entered into a subscription agreement with Solyco, pursuant to which the Company agreed to issue a $300,000 convertible promissory note (the “Solyco Convertible Note”) and a warrant to Solyco. The Solyco Convertible Note bears an interest rate, as amended, of 18% per annum, matured on April 22, 2026 and is convertible into shares of the Company’s common stock at a 50% discount to the “Qualified Offering Price,” as defined therein. The accompanying warrant entitles Solyco to purchase up to 60,000 shares of common stock at an exercise price of the lower of (i) $5.00 per share, or (ii) a 50% discount to the “Qualified Offering Price,” as defined therein (the “Solyco Warrant Exercise Price”), and is exercisable through July 22, 2030.

Shares Issued to Related Parties for Services

During the first three quarters of 2024, the Company issued an aggregate of 450,000 shares of common stock to our executive officers, including Jason LeBlanc, Steven Luna and Vanessa Luna, in exchange for their services, all of which were voluntarily returned back to the pursuant to the respective Amendment to the A&R Employment Agreement. Please also see our discussion under “Executive and Director Compensation—Employment Agreements with our Named Executive Officers—Amendment to A&R Employment Agreements” for more details.

Policies and Procedures for Transactions with Related Persons

All future related party transactions will be voted upon by the disinterested board of directors. The audit committee of the board of directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The audit committee, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The audit committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 9, 2026, with respect to the beneficial ownership of the outstanding common stock and Series A Preferred Stock by (i) any holder of more than five percent (5%); (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.

The table lists applicable percentage ownership based on 32,077,824 shares of common stock and 400,000 shares of Series A Preferred Stock outstanding as of September 9, 2026. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of September 9, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Alternative Ballistics Corporation, 5940 S. Rainbow Blvd. Las Vegas, Nevada 89118.

Name	Number of Shares of Common Stock Beneficially Owned		Percentage of Class	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Class
Executive Officers and Directors
Steven Luna Chief Executive Officer and Director	4,107,206	(1)	12.8%	400,000	100%
Jason LeBlanc Chief Operations Officer and Director	3,666,154	(2)	11.4%	-	-
Vanessa Luna Executive Vice President and Chairperson of the Board	4,352,206	(3)	13.6%	-	-
Bruce Culver Director	4,500	(4)	* %	-	-
Bruce Amaro Director	4,950	(5)	* %	-	-
All current executive officers and directors as a group (5 persons)	12,135,016		37.8%	-	-

Other 5% Beneficial Owner
Richard Nagle()	3,745,323		11.7%	-	-
Sky Financial & Intelligence LLC (6)	3,400,000	(7)	10.6%	-	-

*	Less than 1%

(1)	Includes 4,000 shares of common stock issuable upon exercise of options.
(2)	Includes 4,000 shares of common stock issuable upon exercise of options.
(3)	Includes 4,000 shares of common stock issuable upon exercise of options and 600,000 shares of common stock beneficially owned by virtue of 100% ownership interest in Luna Consultant Group, which beneficially owns a total of 600,000 shares of commons stock. Vanessa Luna disclaims beneficial ownership of the shares held by Luna Consultant Group except to the extent of her pecuniary interest therein.
(4)	Includes 4,000 shares of common stock issuable upon exercise of options 500 shares of common stock beneficially owned by virtue of 100% ownership interest in The Culver Trust, which beneficially owns a total of 500 shares of commons stock. Bruce Culver disclaims beneficial ownership of the shares held by The Culver Trust except to the extent of his pecuniary interest therein.
(5)	Includes 4,000 shares of common stock issuable upon exercise of options.
(6)	The address of Sky Financial & Intelligence, LLC is 7611 Phoenix Peak Street Las Vegas, NV, 89166 and its beneficial owner is Kenneth Haller, its sole member.
(7)	Includes 1,000,000 shares of common stock underlying convertible debt as of the date of this prospectus, , which is subject to a 9.99% ownership blocker in the aggregate

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SELLING STOCKHOLDERS

This prospectus covers the possible resale by stockholders identified in the table below (each a “Selling Stockholder” and collectively, the “Selling Stockholders”) of up to 50,200,000 shares of our common stock (the “Resale Shares”), which consists of: (i) up to 20,000,000 shares of common stock issuable upon conversion of a secured promissory note (the “Lendspark Note”) and warrant, (ii) up to 12,100,000 shares of common stock issuable upon conversion of a promissory note (the “Keystone Note”), (iii) up to 12,100,000 shares of common stock issuable upon conversion of a promissory note (the “Pinz Note”), and (iv) up to 6,000,000 shares of common stock issuable upon conversion of a secured promissory note (the “Liberty Funding Note”) and warrant. The transactions by which the Selling Stockholders acquired their respective Resale Shares from us were exempt from the registration provisions of the Securities Act.

Each of the Selling Stockholders may sell some, all, or none of their respective Resale Shares. We do not know how long any Selling Stockholders will hold its Resale Shares before selling them, and we currently have no agreements, arrangements, or understandings with any of the Selling Stockholders regarding the sale of any of the Resale Shares.

On March 13, 2026, we entered into a Securities Purchase Agreement with Lendspark Corporation, a California corporation (the “Lendspark Purchase Agreement”), as amended by Amendment No. 1 dated March 17, 2026, pursuant to which we issued: (i) a secured promissory note (the “Lendspark Note”) in the original principal amount of $550,000, and (ii) a common stock purchase warrant (the “Lendspark Warrant”) to purchase up to 166,667 shares of our common stock at an exercise price of $5.00 per share as a commitment fee for Lendspark’s execution of the Lendspark Purchase Agreement.

The Lendspark Note bears interest at 12% per annum (calculated as a one-time interest charge of $66,000, which is fully earned at issuance), includes an original issue discount of $50,000, and matures 12 months from the date of issuance (March 13, 2027). The Lendspark Note is convertible, at the option of Lendspark, into shares of our common stock at a conversion price equal to 65% of the lowest traded price of our common stock during the ten (10) trading days immediately preceding the conversion date (or 50% of such price upon an event of default). Because the conversion price of the Lendspark Note decreases as our stock price decreases, the number of shares issuable upon conversion is not fixed and could be substantial. The Lendspark Note is secured by a first-priority security interest in substantially all of our assets and the assets of our subsidiaries pursuant to a Security Agreement dated March 13, 2026.

Under the Lendspark Note, the Company must reserve from its authorized and unissued common stock a number of shares (the “Reserved Amount”) equal to the greater of (a) 2,750,000 shares or (b) five times the number of shares issuable upon full conversion of the Note at the then-applicable Conversion Price, which adjusts dynamically with market prices, and failure to maintain the Reserved Amount constitutes an Event of Default.

The Lendspark Warrant has a five-year term, expiring on March 13, 2031, and is exercisable at any time during such period. The Lendspark Warrant contains cashless exercise provisions and full ratchet anti-dilution protection in the event we issue shares at a price below the then-current exercise price. Both the Lendspark Note and the Lendspark Warrant contain a beneficial ownership limitation of 4.99% of our outstanding common stock.

In connection with the Lendspark Purchase Agreement, we granted Lendspark customary piggy-back registration rights with respect to the shares of common stock issuable upon conversion of the Lendspark Note and exercise of the Lendspark Warrant. The Lendspark Purchase Agreement also contains most favored nation provisions and a right of first refusal on subsequent financings during the term of the Lendspark Note.

On June 26, 2026, we entered into a Convertible GRID Promissory Note with Keystone (the “Keystone Note”) in the original principal amount of $550,000.

The Keystone Note bears interest at 10% per annum, includes an original issue discount of $50,000, and matures 12 months from the date of issuance (June 26, 2027). The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.05 (floor price) and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion (or 50% of such price upon an event of default). If the Conversion Price ends up being lower than the Floor Price, we are required to make a cash payment to Keystone to make up for the difference.

On June 26, 2026, we entered into a Convertible GRID Promissory Note with Pinz (the “Pinz Note”) in the original principal amount of $550,000.

The Pinz Note bears interest at 10% per annum, includes an original issue discount of $50,000, and matures 12 months from the date of issuance (June 26, 2027). The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.05 (floor price) and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion (or 50% of such price upon an event of default). If the Conversion Price ends up being lower than the Floor Price, we are required to make a cash payment to Pinz to make up for the difference.

On August 19, 2026, we entered into a Securities Purchase Agreement with Liberty Funding, LLC, a California limited liability company (the “Liberty Funding Purchase Agreement”) pursuant to which we issued: (i) a secured promissory note (the “Liberty Funding Note”) in the original principal amount of $165,000, and (ii) a common stock purchase warrant (the “Liberty Funding Warrant”) to purchase up to 166,667 shares of our common stock at an exercise price of $5.00 per share as a commitment fee for Liberty Funding’s execution of the Liberty Funding Purchase Agreement.

The Liberty Funding Note bears interest at 12% per annum (calculated as a one-time interest charge of $19,800, which is fully earned at issuance), includes an original issue discount of $15,000, and matures 12 months from the date of issuance (August 19, 2027). The Liberty Funding Note is convertible, at the option of Liberty Funding into shares of our common stock at a conversion price equal to 65% of the lowest traded price of our common stock during the ten (10) trading days immediately preceding the conversion date (or 50% of such price upon an event of default). Because the conversion price of the Liberty Funding Note decreases as our stock price decreases, the number of shares issuable upon conversion is not fixed and could be substantial. The Liberty Funding Note is secured by a security interest in substantially all of our assets and the assets of our subsidiaries pursuant to a Security Agreement dated August 19, 2026, which security interest is subordinate to the security interest securing the Lendspark Note.

Under the Liberty Funding Note, the Company must reserve from its authorized and unissued common stock a number of shares (the “Reserved Amount”) equal to 5,500,000 shares, which adjusts dynamically with market prices, and failure to maintain the Reserved Amount constitutes an Event of Default.

The Liberty Funding Warrant has a five-year term, expiring on August 19, 2031, and is exercisable at any time during such period. The Liberty Funding Warrant contains cashless exercise provisions and full ratchet anti-dilution protection in the event we issue shares at a price below the then-current exercise price. Both the Liberty Funding Note and the Liberty Funding Warrant contain a beneficial ownership limitation of 4.99% of our outstanding common stock.

In connection with the Liberty Funding Purchase Agreement, we granted Liberty Funding customary piggy-back registration rights with respect to the shares of common stock issuable upon conversion of the Liberty Funding Note and exercise of the Liberty Funding Warrant. The Liberty Funding Purchase Agreement also contains most favored nation provisions and a right of first refusal on subsequent financings during the term of the Liberty Funding Note.

The following table sets forth information with respect to the beneficial ownership of shares of our common stock held, as of the date of this prospectus, by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders as of the date of this prospectus, assuming conversion of the Lendspark, Keystone, Pinz and Liberty Funding Notes and exercise of the Lendspark Warrant and Liberty Funding Warrant held by such Selling Stockholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Lendspark Note, Keystone Note, Pinz Note, Liberty Funding Note, Lendspark Warrant and Liberty Funding Warrant, the Selling Stockholders may not convert their notes or exercise the Lendspark Warrant and Liberty Funding Warrant to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Lendspark Note, Keystone Note, Pinz Note, Liberty Funding Note which have not been converted and upon exercise of the Lendspark Warrant and Liberty Funding Warrant which has not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

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	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)	Prospectus	Number(3)	Percent(2)
Lendspark Corporation (4) (8)	20,000,000	4.99%	20,000,000	-	-
Keystone Capital Partners, LLC (5) (9)	12,100,000	4.99%	12,100,000	-	-
Pinz Capital Special Opportunities Fund, LP (6) (10)	12,100,000	4.99%	12,100,000	-	-
Liberty Funding LLC (7) (11)	6,000,000	4.99%	6,000,000	-	-

*	Less than 1%.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Keystone Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Keystone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchase of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to Keystone Capital to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Keystone Capital, would cause Keystone Capital’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Cap

(2)	Applicable percentage ownership is based on 32,077,824 shares of our common stock outstanding as of October 13, 2026

(3)	Assumes the sale of all shares being offered pursuant to this prospectus

(4)	Lendspark Corporation is not a broker-dealer or an affiliate of a broker-dealer. Lendspark Corporation acquired its securities in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. David Clark and Todd Stichler share voting and dispositive power over the shares of common stock held by Lendspark Corporation. The address of Lendspark Corporation is 5451 Avenida Encinitas, Suite B, Carlsbad, CA 92008.

(5)	The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038. Keystone Capital Partners, LLC’s principal business is that of a private investor. Ranz Group, LLC, a Delaware limited liability company, is the managing member of Keystone Capital Partners, LLC and the beneficial owner of 97% of the membership interests in Keystone Capital Partners, LLC. Fredric G. Zaino is the managing member of Ranz Group, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC. We have been advised that none of Mr. Zaino, Ranz Group, LLC or Keystone Capital Partners, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Zaino as to beneficial ownership of the securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC.

(6)

Pinz Capital Special Opportunities Fund, LP (“Pinz Capital”) is not a broker-dealer or an affiliate of a broker-dealer. Pinz Capital acquired its securities in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Matthew Pinz has 100% voting and dispositive powers over the shares of common stock held by Pinz Capital. The address of Pinz Capital is Walkers Corporate Center, 27 Hospital Road, Georgetown, Grand Cayman KY1-9008.

(7)	Liberty Funding, LLC is not a broker-dealer or an affiliate of a broker-dealer. Liberty Funding acquired its securities in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. David Clark has voting and dispositive power over the shares of common stock held by Liberty Funding. The address of Liberty Funding is 16658 Liberty Ridge, San Diego, CA 92127.

(8)	The securities offered pursuant to this prospectus consist of 20,000,000 shares of our common stock issuable upon the conversion of the Lendspark Note and exercise of Lendspark Warrant. The shares of Common Stock issuable under the Lendspark Note are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the holder and its affiliates owning a number of shares of our common stock in excess of the beneficial ownership limitation.

(9)	The securities offered pursuant to this prospectus consist of 12,100,000 shares of our common stock issuable upon the conversion of the Keystone Note. The shares of Common Stock issuable under the Keystone Note are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the holder and its affiliates owning a number of shares of our common stock in excess of the beneficial ownership limitation.

(10)	The securities offered pursuant to this prospectus consist of 12,100,000 shares of our common stock issuable upon the conversion of the Pinz Capital Note. The shares of Common Stock issuable under the Pinz Capital Note are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the holder and its affiliates owning a number of shares of our common stock in excess of the beneficial ownership limitation.

(11)	The securities offered pursuant to this prospectus consist of 6,000,000 shares of our common stock issuable upon the conversion of the Liberty Funding Note and exercise of the Liberty Funding Warrant. The shares of Common Stock issuable under the Liberty Funding Note are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the holder and its affiliates owning a number of shares of our common stock in excess of the beneficial ownership limitation.

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PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable to the Selling Stockholders upon conversion of the Lendspark, Keystone, Pinz and Liberty Funding Notes and exercise of the Lendspark Warrant and Liberty Funding Warrant to permit the resale of these shares of Common Stock by the Selling Stockholders from time to time after the date of this prospectus.

The Selling Stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agents’ commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of common stock by other means not described in this prospectus. If a Selling Stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that, in turn, may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including certain liabilities under the Securities Act, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

General

Alternative Ballistics Corporation was formed as a Nevada company on August 27, 2020. As of the date of this prospectus our authorized capital stock consists of 200,400,000 shares, comprised of 200,000,000 shares of common stock, $0.001 par value, and 400,000 shares of preferred stock, $0.001 par value, 400,000 of which are designated as Series A Preferred Stock (the “Series A Preferred Stock”).

Immediately prior to this Offering, there were 32,077,824 shares of common stock outstanding and 400,000 shares of Series A Preferred Stock outstanding. Upon completion of this Offering, assuming the issuance of 50,200,000 shares of common stock offered hereby, there will be 82,277,824 shares of our common stock issued and outstanding.

Common Stock

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Preferred Stock

Our Articles of Incorporation authorize our Board of Directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our shareholders. Our Board of Directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations, and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Without shareholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

Series A Preferred Stock

We have authorized 400,000 shares of Preferred Stock. Of these shares, 400,000 have been designated as Series A Preferred Stock. On September 10, 2020, we issued 400,000 shares of Series A Preferred Stock to Steven Luna, our Chief Executive Officer. As of the date of this prospectus, we had 400,000 shares of Series A Preferred Stock issued and outstanding.

Voting Rights. Our Series A Preferred Stock has no other rights other than voting rights that entitle the holder to 100 votes per each share of Series A Preferred Stock on all matters presented to be voted by the holders of common stock.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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Anti-Takeover Provisions Under the Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statutes (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder and places certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We do not have such a provision in our Articles of Incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person. The NRS control share statutes only apply to issuers that have 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding such date; and whom do business in Nevada directly or through an affiliated corporation. We do not currently meet these requirements and as such these provisions do not apply to us.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We do not have a provision in our Amended and Restated Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us, subject to the above limitations.

Removal of Directors

Section 78.335 of the NRS provides that two-thirds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our Board of Directors:

-	the right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director; and
-	the requirement that a special meeting of stockholders may be called only by either (i) the Chairman of the Board; (ii) written request by a majority of the Board; or (iii) one or more stockholders holding shares in the aggregate entitled to cast not less than 50% of the votes at that meeting.

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Limitation on Liability and Indemnification of Directors and Officers

Our charter documents limit the liability of our directors and officers. Our charter documents state that we shall indemnify, or advance expenses to, to the fullest extent authorized or permitted by the NRS, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that they (i) are or were a director of the Corporation; (ii) are or were serving at the request of the Corporation as a director of another corporation; (iii) are or were an officer of the Corporation, provided that they are or were at the time a director of the Corporation; or (iv) are or were serving at the request of the Corporation as an officer of another corporation, provided that they are or were at the time a director of the Corporation or a director of such other corporation, serving at the request of the Corporation.

In addition to the right of indemnification, unless otherwise expressly prohibited by the NRS, the Board of Directors shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that they are or were an officer, employee or agent of the Corporation, or are or were serving at the request of the Corporation as an officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of the foregoing sentence may apply for indemnification of advancement of expenses to any court of competent jurisdiction.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being qualified, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11958, United States.

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SHARES ELIGIBLE FOR FUTURE SALE

General

Our Common Stock is quoted on the OTCQB under the symbol “ALBC.” We cannot assure you that a significant public market for our securities will develop or be sustained. Future sales of substantial amounts of our securities (including common stock issued on the exercise of options and warrants) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.

The shares of our common stock being offered by the Selling Stockholders pursuant to this prospectus will be freely tradable without further restriction or registration under the Securities Act, except for any shares held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” or “control securities” under the Securities Act. Restricted securities and control securities may be sold in the public market only if (i) they have been registered or (ii) they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Rule 144

Under Rule 144, a person (or persons whose shares are aggregated) who is, or was at any time during the three months preceding a sale, deemed to be our “affiliate” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale and notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

2021 Equity Compensation Plan

We effected our 2021 Equity Compensation Plan on July 15, 2021, which provides for the grant of incentive stock options within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, and for the grant of non-statutory stock options, restricted stock and other stock awards to our employees, directors and certain service providers and the employees and service providers of any parent and subsidiary corporation. A total of 2,500,000 shares of our common stock are reserved for issuance under the 2021 Equity Compensation Plan. See “Description of Securities.”

The issuances of securities pursuant to the 2021 Equity Compensation Plan are deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

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CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership, and disposition of shares of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

●	financial institutions, banks, and thrifts;
●	insurance companies;
●	tax-exempt organizations;
●	“S” corporations, partnerships, or other pass-through entities;
●	traders in securities that elect to mark to market;
●	regulated investment companies and real estate investment trusts;
●	broker-dealers or dealers in securities or currencies;
●	United States expatriates;
●	persons subject to the alternative minimum tax;
●	persons holding our stock as a hedge against currency risks or as a position in a straddle; or
●	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

Prospective investors should consult their tax advisors regarding the particular United States federal income tax consequences to them of acquiring, owning, and disposing of shares of our common stock, as well as any tax consequences arising under any state, local or foreign tax laws and any other united states federal tax laws.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;
●	an estate the income of which is subject to United States federal income taxation regardless of its source; or
●	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor an entity treated as a partnership for United States federal income tax purposes.

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Taxation of U.S. Holders

Distributions on Shares of Our Common Stock. If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates as “qualified dividends” if such U.S. holder meets certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate, or trust should consult their tax advisor regarding the applicability of the Medicare tax to their income and gains in respect of their investment in our common stock.

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Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock. Distributions that are treated as dividends (see “Taxation of U.S. Holders—Distributions on Shares of Our Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits (and therefore whether the distribution will be treated as a dividend), we intend to withhold from the distribution at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated as required by law. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that we determine are in excess of our current and accumulated earnings and profits and that are in excess of a non-U.S. holder’s tax basis in its shares of our common stock will be treated as gain from the sale of common stock as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sales or Other Taxable Dispositions of Shares of Our Common Stock. Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;
●	in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist. Such gain will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or
●	our common stock constitutes a USRPI within the meaning FIRPTA by reason of our status as a USRPHC for United States federal income tax purposes.

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With respect to the third bullet point above, because of our holdings of United States real property interests, we believe that we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and any foreign real property interests, it is possible that we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than 5% of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this Offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies. A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

Non-U.S. holders should consult their tax advisors concerning the consequences of selling or otherwise disposing of shares of our common stock.

Backup Withholding Tax and Information Reporting. We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts. The Foreign Account Tax Compliance Act (“FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a foreign non-financial institution, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

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LEGAL MATTERS

Lucosky Brookman LLP has passed upon the validity of the shares of our common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Alternative Ballistics Corporation as of December 31, 2025 and 2024, and for the years that ended December 31, 2025 and 2024 have been included herein and in the registration statement in reliance upon the report of M&K CPAs, PLLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report thereon contains an explanatory paragraph which describes the conditions that raise substantial doubt about the ability of the Company to continue as a going concern and are contained in Footnote 1 to the financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

We are a Regulation A reporting company and are currently subject to the ongoing reporting requirements under Regulation A (Tier 2) promulgated under the Securities Act, including the obligation to file annual reports on Form 1-K, semiannual reports on Form 1-SA, and current reports on Form 1-U with the SEC. Upon the effectiveness of this registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.alternativeballistics.com. You may access our reports and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

75

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Alternative Ballistics Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alternative Ballistics Corporation. (the Company) as of December 31, 2025 and 2024, and the related statements of operations, statements of stockholders’ deficit, and cash flows for the two years period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two years period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 1, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raise substantial doubt about the Company’s ability to continue as a going concern. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2021. The Woodlands, Texas

April 30, 2026

F-2

Alternative Ballistics Corporation
Balance Sheets

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash	$4,116	$234,907
Inventory	20,327	25,058
Prepaid expenses & Other current assets	23,449	21,006
Total current assets	47,892	280,971

Other Assets
Fixed Assets, net	5,078	7,645
ROU Asset, net	-	62,812
Total other assets	5,078	70,457

Total assets	$52,970	$351,428

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	527,835	162,873
Accrued liabilities	551,281	755,269
Lease liability	-	64,306
Interest payable	307,275	38,530
Convertible notes payable - short term, net of debt discount	1,727,633	751,268
Related party convertible notes payable	40,000	1,000,000
Total current liabilities	3,154,024	2,772,246

Related party convertible notes payable - long term	1,000,000	-
Total long-term liabilities	1,000,000	-

Total liabilities	4,154,024	2,772,246

Stockholders’ deficit
Preferred stock, $0.001 par value, 400,000 shares authorized, 400,000 and 400,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	400	400
Common stock, $0.001 par value, 50,000,000 shares authorized, 31,776,245 and 27,942,806 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	31,787	27,953
Additional paid in capital	95,447,597	56,077,950
Subscription payable	50,000	-
Accumulated deficit	(99,630,838)	(58,527,121)
Total stockholders’ deficit	(4,101,054)	(2,420,818)

Total liabilities and stockholders’ deficit	$52,970	$351,428

F-3

Alternative Ballistics Corporation

Statements of Operations

	For the years ended
	December 31, 2025	December 31, 2024

Revenue	$7,550	$7,000
Less: Cost of Sales	2,244	1,150
Gross Margin	5,306	5,850

Operating expenses
General and Administrative	39,433,273	14,259,711
Sales and marketing	499,400	462,478
Professional fees	392,275	348,931
Research and development	2,610	10,597
Total operating expenses	40,327,558	15,081,717

Loss from operations	(40,322,252)	(15,075,867)

Other expenses
Interest expense	(781,465)	(247,837)
Total other expenses	(781,465)	(247,837)

Net loss before tax provision	(41,103,717)	(15,323,704)
Tax provision	-	-
Net loss	$(41,103,717)	$(15,323,704)

Net loss per common share - basic and diluted	$(1.35)	$(0.56)

Weighted average number of common shares outstanding - basic and diluted	30,370,501	27,226,816

F-4

Alternative Ballistics Corporation
Statements of Stockholders’ Deficit

	Series A Preferred Stock		Common Stock		Additional Paid-in	Subscriptions	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, December 31, 2023	400,000	$400	26,545,156	$26,545	$41,984,610	$123,334	$(43,203,417)	$(1,068,528)

Shares issued for cash, net of offering cost	-	-	24,550	32	245,468		-	245,500
Shares issued for services	-	-	1,008,100	1,011	10,079,989	(83,334)	-	9,997,666
Forgiveness of stock payable, related party	-	-			40,000	(40,000)	-	-
Shares issued on conversion of Notes Payable, related party	-	-	300,000	300	299,700	-	-	300,000
Shares issued on warrant exercise	-	-	65,000	65	137,435	-	-	137,500
Fair value of warrants issued for service	-	-	-	-	2,638,287	-	-	2,638,287
Fair value of warrants issued on debt discount	-	-	-	-	561,721	-	-	561,721
Imputed interest on notes payable - related party	-	-			90,740	-	-	90,740
Net loss	-	-	-	-	-	-	(15,323,704)	(15,323,704)
Balance, December 31, 2024	400,000	$400	27,942,806	$27,953	$56,077,950	$-	$(58,527,121)	$(2,420,818)

Shares issued for cash, net of offering cost	-	-	8,850	9	88,491	-	-	88,500
Shares issued for services	-	-	65,700	66	656,934	50,000	-	707,000
Shares issued for conversion of deferred compensation			547,889	548	5,478,324	-	-	5,478,872
Shares issued for services, related party	-	-	811,000	811	8,109,189	-	-	8,110,000
Shares issued for extension of note payable-related party	-	-	2,400,000	2,400	23,997,600	-	-	24,000,000
Imputed interest on notes payable - related party	-	-			242,214	-	-	242,214
Stock compensation for stock options	-	-	-	-	89,769	-	-	89,769
Fair value of warrants issued on debt discount	-	-	-	-	461,723			707,126
Financing costs from revaluation of warrants					245,403
Net loss	-	-	-	-	-	-	(41,103,717)	(41,103,717)
Balance, December 31, 2025	400,000	$400	31,776,245	$31,787	$95,447,597	$50,000	$(99,630,838)	$(4,101,054)

F-5

Alternative Ballistics Corporation
Statements of Cash flows

	For the years ended
	December 31, 2025	December 31, 2024
Cash Flows from Operating Activities
Net loss	$(41,103,717)	$(15,323,704)

Stock based compensation	796,769	10,081,000
Stock based compensation, related party	8,110,000	-
Stock based compensation for extension of convertible note payable, related party	24,000,000	-
Stock based compensation, loss on conversion of deferred compensation	4,820,937
Amortization of debt issuance costs	638,088	312,989
Financing costs from revaluation of warrants	245,403	-
Stock based compensation - warrants	-	2,638,287
Gain on forgiveness on stock payable	-	(83,334)
Loss on disposal of fixed assets	800	-
ROU asset	62,812	(62,812)
ROU liability	(64,306)	64,306
Depreciation	3,458	11,771
Imputed interest	242,214	90,740

Changes in assets and liabilities:
Prepaid expenses and other current assets	(2,443)	(16,056)
Inventory	4,731	7,113
Accounts payable and accrued liabilities	1,087,654	688,248
Related party interest payable	-	-
Net cash used in operating activities	(1,157,600)	(1,591,452)

Cash Flows from Investing Activities:
Purchase of fixed assets	(1,691)	(1,798)
Net cash used in investing activities	(1,691)	(1,798)

Cash Flows from Financing Activities:
Warrants exercised for cash	-	137,500
Proceeds from convertible notes payable – related party	40,000	-
Proceeds from convertible notes payable	800,000	1,000,000
Proceeds from sale of common stock	88,500	245,500
Principal payments on debt – interest	-	(116,488)
Net cash provided by financing activities	928,500	1,266,512

Net (decrease) increase in cash	(230,791)	(326,738)

Cash, beginning of period	234,907	561,645

Cash, end of period	$4,116	$234,907

Supplemental disclosure of cash flow information
Cash paid for interest	$25,104	$116,488

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Loans payable – related party settled with stock	$-	$300,000
Deferred compensation exchanged for stock	$657,935	$-
Forgiveness of stock payable – related party	$-	$40,000
Warrant issued on convertible note payable (debt discount)	$461,723	$561,721

F-6

1.	ORGANIZATION AND BUSINESS OPERATIONS

Alternative Ballistics Corporation (the “Company”) was incorporated in the State of Nevada on August 27, 2020. Our offices are located at 5940 S. Rainbow Blvd, Las Vegas, NV 89118.

Alternative Ballistics Corporation is a next generation less-lethal technology company. It is a new venture, which specializes in the production and distribution of a less-lethal impact munition known as “The Alternative® - to Lethal Force” designed for the law enforcement industry.

Basis of Presentation

The accompanying financial statements represent the results of operations, financial position and cash flows of Alternative Ballistics Corporation. prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally.

As of December 31, 2025 and 2024, the Company had $4,116 and $234,907 cash on hand, respectively. At December 31, 2025 and 2024, the Company has an accumulated deficit of $99,630,838 and $58,527,121, respectively. For the twelve months ended December 31, 2025, the Company had a net loss and cash used in operations of $41,103,717 and $1,157,600, respectively. For the twelve months ended December 31, 2024, the Company had a net loss and cash used in operations of $15,323,704 and $1,591,452, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Over the next twelve months management intends to raise additional capital through debt and equity financing in order to promote and sell its products. If the Company fails to obtain additional capital the Company may be forced to scale back or discontinue its operations. However, there is no guarantee the Company will raise capital to continue operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements represent the results of operations, financial position and cash flows of Alternative Ballistics Corporation. prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America.

On August 8, 2025, the Company effected a 1-for-5 reverse stock split of its common and preferred stock. As a result, every 5 shares of issued and outstanding common and preferred stock were automatically combined into 1 share of common or preferred stock. All share and per-share amounts in the financial statements and accompanying notes have been retroactively adjusted to reflect the reverse stock split.

F-7

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company measures fair value in accordance with Accounting Standards Codification (“ASC”) 820 – Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of December 31, 205 and 2024 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, inventory, accounts payable and accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at December 31, 2025 and 2024.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs.

F-8

Related parties

The Company follows ASC 850, “Related Party Disclosures” for reporting activities with related parties. A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when future undiscounted cash flows resulting the use of the asset and its eventual disposition are less than the asset’s carrying amount. In such situations, the asset is written down to the present value of the estimated future cash flows. Factors that are considered when evaluating long-lived assets for impairment include a current expectation that it is more likely than not that the long-lived asset will be sold significantly before the end of its useful life, a significant decrease in the market price of the long-lived asset, and a change in the extent of manner in which the long-lived asset is being used. Based on management’s assessment there were no impairments to its long-lived assets at December 31, 2025 and 2024.

Property and Equipment

Property and equipment are recorded at cost for purchases over $500 and depreciated using the straight-line method over the estimated useful lives ranging from three to ten years. The Company capitalizes direct costs associated with property and equipment in accordance with ASC 360 – Property, Plant, and Equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Advertising

The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the twelve months ended December 31, 2025, and 2024 were $139,764 and $197,763, respectively.

Research and Development

Costs related to the conceptual formulation and design of products and processes are charged to Research and Development as incurred. Development of a product is deemed complete when it is qualified through reviews and tests for performance and reliability. Subsequent to product qualification, product costs are included in cost of goods sold. Research and Development expenses for the twelve months ended December 31, 2025, and 2024 were $2,610 and $10,597, respectively.

Stock-based Compensation

The Company recognizes stock-based compensation issued to employees in accordance with ASC 718 – Compensation: Stock Compensation, based on the fair value of the equity instrument in exchange for employee or consulting services and the resulting recognition of compensation expense.

F-9

Income Taxes

The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Concentrations of Credit Risk and Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company’s cash balances are placed at financial institutions, which at times, may exceed federally insured limits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash

Basic and Diluted Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share”, Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented for the years ending December 31, 2025 and 2024, respectively, since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect. There are 3,527,275 and 19,016,807 additional shares issuable in connection with outstanding options, warrants, stock payable and convertible debts as of December 31, 2025 and 2024, respectively.

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). This standard requires additional disclosures over certain expenses, including purchases of inventory, employee compensation, depreciation, intangible asset amortization, and other specific expense categories. This standard also requires disclosure of the total amount of selling expenses and the Company’s definition of selling expenses. This update is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. We are evaluating the impact this update will have on our annual disclosures; however, there was no impact our financial condition, results of operations, or cash flows.

Reclassifications of Prior Period Amounts

Certain prior period amounts have been reclassified within operating expenses to conform to the current period presentation. These changes were made to better reflect the Company’s cost structure and improve consistency in financial reporting. The reclassifications had no effect on previously reported total operating expenses, net income (loss), total assets, or shareholders’ equity.

F-10

3.	BUSINESS SEGMENT INFORMATION

Our flagship product, The Alternative®, is currently the only offering in our reportable segment focused on less-lethal technologies. This segment encompasses all of the Company’s global efforts in promoting and selling The Alternative® to domestic and international professional markets, including law enforcement, military, and private security end users.

This is a niche market that offers various tools and options for law enforcement, military, and security personnel to deploy types of ammunition designed to temporarily incapacitate, stun, or cause temporary discomfort without penetrating the body. Our product stands out as the only less-lethal technology available that can be carried by officers, allowing them to instantly and temporarily convert their service weapon into a less-lethal kinetic device without the need to transition to a completely separate platform.

The accounting policies for the less-lethal technologies segment align with those outlined in the summary of significant accounting policies. The Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) and assesses the performance of this segment and allocates resources based on net income, which is reflected in the income statement as total income. The measure of segment assets is represented as total assets on the balance sheet.

The CODM evaluates the income generated from segment assets, known as return on assets, using net income. This information assists the CODM in deciding whether to reinvest profits into the less lethal technologies segment or allocate resources to other areas of the business, such as acquisitions or dividend payments.

Net income is also utilized to monitor the difference between budgeted and actual results, offering insights into financial performance and guiding any necessary corrective actions. Additionally, the CODM employs net income for competitive analysis by comparing the performance of the less lethal technologies segment against competitors.

This combination of competitive analysis and budget-to-actual monitoring is crucial for assessing the segment’s performance and determining management compensation.

The company does not engage in any intra-entity sales or transfers.

The Company has identified one reportable segment: the less lethal technologies segment. The less lethal technologies segment primarily generates revenue in North America, and the company manages its sole product sales and associated expenses on a total basis.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of December 31, 2025, prepaid expenses and other current assets consist of accounts receivable of $5,578, prepaid insurance of $6,915 and a lease deposit of $10,956.

As of December 31, 2024, prepaid expenses and other current assets consist of prepaid trade shows of $5,050, lease deposit of $10,956, and receivables from deposits for stock purchases of $5,000 held at the Company’s securities offering subscription platform which had not been released to the Company..

F-11

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment as of December 31, 2025 and 2024 comprise of the following:

	December 31, 2025	December 31, 2024	Estimated Useful Lives
Tooling and molds	$86,711	$86,711	10 years
Computer equipment	10,956	9,265	3 years
Furniture and fixtures	2,844	3,964	5 years
	100,511	99,940
Less accumulated deprecation	(95,433)	(92,295)
Total property and equipment, net	$5,078	$7,645

Depreciation expense for the twelve months ended December 31, 2025 and 2024 was $3,458 and $11,771, respectively.

6.	LEASES

On January 1, 2024, the Company entered into a two-year non-cancellable property lease, for 996 square feet of office space, at a monthly lease term of $5,229 with a second year monthly escalation to $5,478. Included in the lease are utilities and property taxes.

On May 23, 2025 the company entered into a one-year lease for an office space in Las Vegas, NV, at $2,152 a month for the term August 1, 2025-July 31, 2026..

Supplemental balance sheet information related to leases was as follows:

	For the Year Ended
	December 31,
Operating lease:	2025	2024

Operating lease assets	$-	$62,812
Current portion of operating lease liabilities	$-	$64,306
Noncurrent operating lease liabilities	-	-
Total operating lease liability	$-	$64,306

Weighted average remaining lease term
Operating leases (years)	-	1.0

Weighted average discount rate:	-	4.08%

Supplemental cash flow and other information related to operating leases was as follows:

	For the Twelve Months Ended
	December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$64,306	$64,242

Total operating lease liabilities	$-	$64,306

F-12

Our anticipated future lease commitments on a calendar year basis in US dollars, under non-cancelable operating leases are as follows:

Minimum
Year Ending	Lease
December 31,	Commitments
2026	15,064
Total future minimum lease liabilities	$15,064

7.	CONVERTIBLE NOTES

The Company has the following notes outstanding:

	December 31, 2025	December 31, 2024
Note payable18% interest, due December 31, 2025	$1,000,000	$1,000,000
Note payable, 18% interest, due December 31, 2025	500,000	-
Note payable, 18% interest, due April 22, 2026	300,000	-
Discount on Note Payable	(72,367)	(248,732)
Note Payable (Net of Discount)	$1,727,633	$751,268

On August 2, 2024, the Company issued a convertible promissory note with a principal amount of $1,000,000. As amended on July 22, 2025 and September 2, 2025, the notes bear interest at a rate of 18% per annum and the maturity date was modified to December 31, 2025, respectively. The amendment on July 22, 2025 modified the conversion rate to 50% discount of a Qualified Offering Price. Also, the amendment modified the exercise price of the warrants issued with these convertible notes to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. From the initial agreement and the amendments, the aggregate estimated value of the warrants, using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.2% and a weighted average call option value of $1.282, was $1,281,598. The warrants resulted in a debt discount of $248,732, which was fully amortized by the end of 2025 using a straight-line method, which approximates the effective interest method.

On January 28, 2025 the Company issued a convertible promissory note with a principal amount of $500,000. As amended on July 22, 2025 and September 2, 2025, the notes bear interest at a rate of 18% per annum and the maturity date was modified to December 31, 2025, respectively. Furthermore, the amendment on July 22, 2025 modified the conversion rate to 50% discount of a Qualified Offering Price. Also, the amendment modified the exercise price of the warrants issued with these convertible notes to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price. The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.2% and a weighted average call option value of $1.295, was $647,408. The warrants resulted in a debt discount of $282,118, which was fully amortized during 2025 using the straight-line method, which approximates the effective interest method.

F-13

On July 22, 2025 the Company issued a convertible note in the amount of $300,000. The note bears interest at 18% and matures on April 22, 2026. The principal balance and accrued interest are convertible at a conversion price equal to the lower of (i) a 50% discount to the Qualified Offering Price and (ii) any conversion price offered to other noteholders on notes issued subsequent to the date of this convertible note. In connection with the note the company issued warrants convertible to 60,000 shares of common stock. The exercise price of the warrants issued with these convertible notes to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price. The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 71.5% and a weighted average call option value of $1.492, was $447,544. The warrants resulted in a debt discount of $179,606. The aggregate debt discounts of $72,367, as of December 31, 2025, are being amortized over the life of the loan using the straight-line method, which approximates the effective interest method.

Interest expense and accrued interest associated with these convertible notes for the twelve months ended December 31, 2025 was $358,545 and $305,115, respectively. Interest expense and accrued interest associated with convertible notes for the twelve months ended December 31, 2024 was $38,530 and $38,350, respectively.

8.	CONVERTIBLE NOTES PAYABLE TO RELATED PARTIES

The company had the following convertible notes payable related party outstanding:

	December 31, 2025	December 31, 2024
Related Party convertible Note payable, 15% interest, due March 2027	$1,000,000	$1,000,000
Related Party convertible Note payable, 15% interest, due April 2026	25,000	-
Related Party convertible Note payable, 15% interest, due August 2026	15,000	-
	$1,040,000	$1,000,000

On March 29, 2022, the Company issued a convertible promissory note with a principal amount of $1,000,000. The note bore an interest at a rate of 15% per annum and matured on March 29, 2024. The notes and accrued interest are convertible at the option of the noteholder at $1.00 per share but will mandatorily convert to common stock at the same price upon an up list to a national exchange and will have piggyback registration rights to register the shares of common stock underlying the conversion of the notes. In 2023, the company agreed to extend the term of the promissory note until March 29, 2025, at the same rate of interest. As consideration for the extension, the Company issued 2,000,000 shares on 17-month warrants exercisable at $0.125 per share. On March 29, 2024, the Company extended the term of the $1,000,000 promissory note until March 29, 2025, at the same rate of interest. In August, 2024, the Company issued 300 000 shares of its common stock valued at $3,000,000 to settle interest on the debt payable in the amount of $300,000.

On May 21, 2025, the Company extended the term of the $1,000,000 promissory note until March 29, 2027. In exchange for the extension and for no interest to accrue over the extended term, the Company issued 2,400,000 shares of common stock valued at $24,000,000, which is recorded as related party stock compensation expense in general and administrative expenses

Related Party interest expense and accrued interest for the twelve months ended December 31, 2025 were $0 and $0, respectively. Related Party interest expense and accrued interest in connection with these notes for the year ended December 31, 2024 was $117,930 and $0, respectively.

As the Related Party convertible promissory note does not accrue interest, imputed interest was calculated and for the twelve months ended December 31, 2025 was $242,214. Imputed interest for the year ended December 31, 2024 was $90,740.

On July 2, 2025 and November 14, 2025, the Company issued convertible notes in the amounts of $25,000 and $15,000, respectively, to another related party. The notes bear interest at 15% per annum The principal balance and accrued interest are convertible at a conversion price equal to the lower of (i) a 50% discount to the Qualified Offering Price and (ii) any conversion price offered to other noteholders on notes issued subsequent to the date of this convertible note. Interest expense and accrued interest associated with these convertible notes for the year ended December 31, 2025 was $2,135 and $2,135, respectively.

F-14

9.	STOCKHOLDERS’ EQUITY

Overview

The Company is authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001. The Company is also authorized to issue 400,000 and 400,000 shares of preferred stock and Series A preferred stock with a par value of $0.001, respectively.

As of December 31, 2025 and December 31, 2024, there were 31,776,245 and 27,942,806 shares of common stock issued and outstanding, respectively.

As of December 31, 2025 and 2024, there were 400,000 shares of Series A Preferred stock issued and outstanding.

Stock Warrants

On April 1, 2024, the company issued 300,000 shares on three month warrants exercisable at $2.50 per share. On July 1, 2024, warrants were partially exercised into shares 45,000 shares of common stock at $2.50 per share. The remaining 255,000 warrants were forfeited.

On April 4, 2024, the company extended 400,000 share terms on the 1-year warrants issued on October 3, 2023, to December 31, 2024. On December 31, 2024, the warrant terms were further extended to February 15, 2025 at $1.25 per share.

On July 1, 2024, the company issued 50,000 shares on nine month warrants exercisable at $2.50 per share for services rendered.

On July 11, 2024, warrants were partially exercised into shares 20,000 shares of common stock at $1.25 per share. The remaining 60,000 warrants were forfeited.

On August 2, 2024, the company issued 200,000 shares on 5-year warrants exercisable at $10.00 per share as consideration for a note payable of $1,000,000. On July 22, 2025, the exercise price was amended to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price.

On January 21, 2025, the company extended 200,0000 share terms on the 5-year warrants issued on August 2, 2024 to January 21, 2030.

On January 28, 2025, the company issued 100,000 shares on 5-year warrants exercisable at $10.00 per share as consideration for a note payable of $500,000. On July 22, 2025 the exercise price was amended to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price.

On July 22, 2025, the company issued 60,000 shares on 5-year warrants exercisable at lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price per share as consideration for a note payable of $300,000.

F-15

The fair value of each warrant grant is estimated on the date of grant recognizing share-based compensation expense over the vesting period based on the estimated number of equity instruments expected to vest and uses Plain Vanilla for calculating the expected terms of options, using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plan:

	December 31, 2025	December 31, 2024

Average risk-free interest rates	3.88-3.91%	3.62 – 5.15%
Average expected life (in years)	4.5-5.0	0.4 - 5.0
Volatility	70.2-71.5%	62.9 - 68.2%

The following is a summary of activity of outstanding common stock warrants:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2023	2,880,000	$0.469
Warrants expired	(715,000)	$1.696
Warrants Converted into stock	(65,000)	$2.115
Warrants granted and assumed	550,000	$3.41
Balance, December 31, 2024	2,650,000	$0.708
Warrants expired	(2,450,000)	$0.357
Warrants granted and assumed	160,000	$5.000
Balance, December 31, 2025	360,000	$5.000

Stock Options

On September 20, 2024, the Company granted options to four members of the board of directors. The options expire ten years following issuance and have an exercise price of $10.00. The options vest quarterly and have a total fair value of $102,700. The Company valued the options using the Black-Scholes model with the following key assumptions: fair value stock price, $10.00, Exercise price, $10.00, Term 10 years, Expected term 5 years, Volatility 73%, and Discount rate 3.43% and a dividend yield of 0%.

On September 20, 2024, the Company granted options to a member of the board of directors. The options expire five years following issuance and have an exercise price of $11.00. The options vest quarterly and have a total fair value of $16,990. The Company valued the options using the Black-Scholes model with the following key assumptions: fair value stock price, $10.00, Exercise price, $11.00, Term 5 years, Expected term 3.0 years, Volatility 64%, and Discount rate 3.42% and a dividend yield of 0%.

The following is a summary of activity of common stock options:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2023	-	$-
Options expired	-	$-
Options granted	20,000	$10.20
Balance, December 31, 2024	20,000	$10.20
Options expired	-	$-
Options granted	-	$-
Balance, December 31, 2025	20,000	$10.20

F-16

Series A Preferred Stock

On September 10, 2020, the Board of Directors approved the designation of a class of preferred stock “Series A Preferred Stock” consisting of 2,000,000 shares, par value $0.001.

On September 10, 2020, the Company issued 400,000 shares of Preferred Stock to its CEO as founder shares.

Under the Certificate of Designation, holders of the Series A Preferred Stock are entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The formal designation was filed on September 30, 2022.

As of December 31, 2025 and 2024, there were 400,000 shares of preferred stock issued and outstanding.

Common Stock

During the year ended December 31, 2024, the Company issued 24,550 shares for cash proceeds of $245,500.

During the year ended December 31, 2024, the Company issued 300,000 shares to settle accrued interest on convertible promissory notes of $300,000.

During the year ended December 31, 2024, stock warrants were exercised, resulting in an increase of 65,000 shares, valued at $137,500.

During the year ended December 31, 2024, the Company issued 1,008,100 shares valued at $10,081,000 for service, which is based on the price the Company raised capital during the year.

During the year ended December 31, 2024, the Company forgave stock payable in the amount of $83,334 which was recorded to APIC.

During the year ended December 31, 2025, the Company issued 8,850 shares for cash proceeds of $88,500.

During the year ended December 31, 2025, the Company issued 2,400,000 shares valued at $24,000,000 to a related party to extend the maturity date on convertible promissory notes of $1,000,000.

During the year ended December 31, 2025, the Company issued 876,700 shares valued at $8,767,000 for service, which is based on the price the Company raised capital during the year.

During the year ended December 31, 2025, the Company issued 547,887 shares valued at $5,478,872 for conversion of deferred compensation, which is based on the price the Company raised capital during the year. As a result of this conversion, the shares were issued at a price of $0.25 per share, which was below the estimated fair value of $2.00 per share at the time of conversion. Accordingly, the Company recognized a loss of approximately $4.8 million related to this transaction.

Subscriptions payable

During the year ended December 31, 2025, the Company accrued $50,000 in stock payable for services, which is based on the price the Company raised capital during the year.

F-17

10.	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded the valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards. The deferred income tax assets are comprised of the following at December 31, 2025 and 2024:

	2025	2024
Deferred income tax assets:	$3,101,837	$1,514,477
Valuation allowance	(3,101,837)	(1,514,477)
Net deferred tax asset	$-	$-

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2025 and 2024:

	2025	2024
Effective Tax Rate Reconciliation:
Federal statutory tax rate	21.00%	21.00%
State taxes, net of federal benefit	0%	0%
Change in valuation allowance	-21.00%	-21.00%
Effective tax rate	0.00%	0.00%

The current income tax benefit of $1,587,361 and $546,928 generated for the year ended December 31, 2025 and 2024, respectively, was offset by an equal increase in the valuation allowance. The valuation allowance was increased due to uncertainties as to the Company’s ability to generate sufficient taxable income to utilize the net operating loss carryforwards which is the only significant component of deferred taxes.

As of December 31, 2025, the Company had California net operating loss (“NOL”) carryforwards of approximately $14,770,654. All California NOLs were generated in tax years beginning in 2020 or later.

For California income tax purposes, these NOL carryforwards are generally available for use for up to 20 years from the year generated and are subject to annual utilization limitations, which may include percentage-based limitations or temporary suspensions under applicable California tax law.

For U.S. federal income tax purposes, NOLs generated in tax years beginning after December 31, 2017 may be carried forward indefinitely. Federal NOL utilization is generally limited to 80% of taxable income in any given year, subject to applicable federal tax law provisions.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of December 31, 2025 and 2024 the Company has no unrecognized uncertain tax positions, including interest and penalties.

F-18

11.	COMMITMENTS AND CONTIGENCIES

The Company’s commitments are disclosed in other footnotes to the financial statements.

The Company is subject to a claim related to past due rent arising in the ordinary course of business. As of December 31, 2025, the Company has recorded an accrual for this matter in the accompanying financial statements. Management believes the recorded amount represents its best estimate of the probable loss associated with this claim. While the ultimate outcome cannot be predicted with certainty, management does not expect the resolution of this matter to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

12.	SUBSEQUENT EVENTS

On January 14, 2026 the Company issued a convertible note in the amount of $10,000 to a related party. The note bears interest at 15%.

On January 28, 2026, the Company issued 250,000 shares of common stock to a consultant to provide strategic business development and networking services.

On January 29, 2026, the Company issued a convertible note in the amount of $50,000. The note bears interest at 18% and the conversion price is $1.00. In connection with the note the company will issue warrants convertible to 50,000 shares of common stock at an exercise price of $1.00.

On February 2, 2026, the Company issued a convertible note in the amount of $50,000. The note bears interest at 18% and the conversion price is $1.00. In connection with the note the company will issue warrants convertible to 50,000 shares of common stock at an exercise price of $1.00.

On March 17, 2026, the Company issued a secured convertible promissory note with a principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 12% per annum. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to a 35% discount to the market price at the time of conversion. In connection with the issuance of the note, the Company agreed to issue warrants to purchase up to 100,000 shares of common stock at an exercise price of $5.00 per share.

F-19

Alternative Ballistics Corporation

Balance Sheets

	June 30, 2026	December 31, 2025
	(Unaudited)	(audited)
ASSETS
Current assets
Cash	$37,710	$4,116
Inventory	19,695	20,327
Prepaid expenses & Other current assets	121,142	23,449
Total current assets	178,547	47,892

Other Assets
Fixed Assets, net	3,625	5,078
Total other assets	3,625	5,078

Total assets	$182,172	$52,970

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	404,733	527,835
Accrued liabilities	792,213	551,281
Interest payable	395,138	307,275
Convertible notes payable - short term, net of debt discount	1,984,028	1,727,633
Embedded derivative liability	1,532,480	-
Related party convertible notes payable	1,050,000	40,000
Total current liabilities	6,158,592	3,154,024

Derivative liability – warrant	743,655	-
Related party convertible notes payable - long term	-	1,000,000
Total long-term liabilities	743,655	1,000,000

Total liabilities	6,902,247	4,154,024

Stockholders’ deficit
Preferred stock, $0.001 par value, 400,000 shares authorized, 400,000 and 400,000 shares issued and outstanding as of December 31, 2025 and December 31, 2023, respectively	400	400
Common stock, $0.001 par value, 50,000,000 shares authorized, 32,053,784 and 31,776,245 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	32,065	31,787
Additional paid in capital	96,211,889	95,447,597
Subscription payable	100,000	50,000
Accumulated deficit	(103,064,429)	(99,630,838)
Total stockholders’ deficit	(6,720,075)	(4,101,054)

Total liabilities and stockholders’ deficit	$182,172	$52,970

F-20

Alternative Ballistics Corporation

Unaudited Statements of Operations

	For the Six Months Ended
	June 30, 2026	June 30, 2025

Revenue	$300	$4,600
Less: Cost of Sales	29	1,469
Gross Margin	271	3,131

Operating expenses
General and Administrative	1,180,474	38,658,630
Sales and marketing	76,729	278,442
Professional fees	138,353	118,546
Research and development	-	666
Total operating expenses	1,395,556	39,056,284

Loss from operations	(1,395,285)	(39,053,153)

Other expenses
Interest expense	(362,172)	(215,823)
Loss on embedded derivatives related to convertible notes and warrant	(1,676,135)	-
Total other expenses	(2,038,307)	(215,823)

Net loss before tax provision	(3,433,591)	(39,268,975)
Tax provision	-	-
Net loss	$(3,433,591)	$(39,268,975)

Net loss per common share - basic and diluted	$(0,11)	$(1.36)

Weighted average number of common shares outstanding - basic and diluted	31,996,554	28,941,505

F-21

Alternative Ballistics Corporation

Unaudited Statements of Stockholders’ Deficit

For the Six Months Ended June 30, 2026 and 2025

	Series A Preferred Stock		Common Stock		Additional Paid-in	Subscriptions	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, December 31, 2025	400,000	$400	31,776,245	$31,787	$95,447,597	$50,000	$(99,630,838)	$(4,101,054)

Shares issued for cash, net of offering cost	-	-	3,500	3	6,997	-	-	7,000
Shares issued for services	-	-	274,039	273	562,227	50,000	-	612,500
Imputed interest on notes payable - related party	-	-			135,339	-	-	135,339
Fair value of warrants issued on debt discount	-	-	-	-	59,729			59,729
Net loss	-	-	-	-	-	-	(3,433,591)	(3,433,591)
Balance, June 30, 2026	400,000	$400	32,053,784	$32,065	$96,211,889	$100,000	$(103,064,429)	$(6,720,075)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Subscriptions	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Deficit
Balance, December 31, 2024	400,000	$400	27,942,806	$27,953	$56,077,950	$-	$(58,527,121)	$(2,420,818)

Shares issued for cash, net of offering cost	-	-	8,650	9	86,491	-	-	86,500
Shares issued for services	-	-	65,700	66	656,934	-	-	657,000
Shares issued for conversion of deferred compensation			547,887	548	5,478,324	-	-	5,478,872
Shares issued for services, related party	-	-	811,000	811	8,109,189	-	-	8,110,000
Shares issued for extension of note payable-related party	-	-	2,400,000	2,400	23,997,600	-	-	24,000,000
Stock compensation for stock options	-	-	-	-	59,846	-	-	59,846
Imputed interest on notes payable - related party	-	-	-	-	116,596	-	-	116,596
Revaluation of warrant	-	-	-	-	14,126	-	-	14,126
Fair value of warrants issued on debt discount	-	-	-	-	282,118	-	-	282,118
Net loss	-	-	-	-	-	-	(39,268,975)	(39,268,975)
Balance, June 30, 2025	400,000	$400	31,776,043	$31,787	$94,879,174	$-	$(97,796,096)	$(2,884,735)

F-22

Alternative Ballistics Corporation

Unaudited Statements of Cash flows

	For the Six Months Ended
	June 30, 2026	June 30, 2025
Cash Flows from Operating Activities
Net loss	$(3,433,591)	$(39,268,975)

Stock based compensation	458,335	716,846
Stock based compensation, related party	50,000	8,110,000
Stock based compensation for extension of convertible note payable, related party	-	24,000,000
Stock based compensation, loss on conversion of deferred compensation	-	4,820,937
Amortization of debt issuance costs	312,124	419,935
Loss on change of fair value of derivative – warrant	611,340	-
Loss on initial recognition and fair value adjustment of embedded derivative	1,064,795	-
ROU asset	-	31,079
ROU liability	-	(31,826)
Depreciation	1,452	1,926
Imputed interest	135,339	116,596

Changes in assets and liabilities:
Prepaid expenses and other current assets	(4,484)	(2,664)
Inventory	632	3,204
Accounts payable and accrued liabilities	150,652	328,003
Net cash used in operating activities	(653,406)	(754,939)

Cash Flows from Investing Activities:
Purchase of fixed assets	-	(1,691)
Net cash used in investing activities	-	(1,691)

Cash Flows from Financing Activities:
Proceeds from convertible notes payable – related party	10,000	-
Proceeds from convertible notes payable, net	670,000	450,000
Proceeds from sale of common stock	7,000	86,500
Net cash provided by financing activities	687,000	536,500

Net (decrease) increase in cash	33,594	(220,130)

Cash, beginning of period	4,116	234,907

Cash, end of period	$37,710	$14,777

Supplemental disclosure of cash flow information
Cash paid for interest	$171,353	$11,567

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for services	$562,500	$-
Debt discount – contractual interest payable	$66,000	$-
Embedded derivative liability – warrant	$743,655	$-
Embedded derivative liability – convertible notes	$1,532,480	$-
Deferred compensation exchanged for stock	$-	$657,935
Warrant issued on convertible note payable (debt discount)	$59,729	$282,118

F-23

1.	ORGANIZATION AND BUSINESS OPERATIONS

Alternative Ballistics Corporation (the “Company”) was incorporated in the State of Nevada on August 27, 2020. Our office is located at 5940 S. Rainbow Blvd, Las Vegas, NV 89118.

Alternative Ballistics Corporation is a next generation less-lethal technology company. It is a new venture, which specializes in the production and distribution of a less-lethal impact munition known as “The Alternative® - to Lethal Force” designed for the law enforcement industry.

Basis of Presentation

The accompanying financial statements represent the results of operations, financial position and cash flows of Alternative Ballistics Corporation. prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management evaluated all relevant conditions and events that are reasonably known or reasonably knowable, in the aggregate, as of the date the financial statements are issued and determined that substantial doubt exists about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. The Company has not generated sufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally. As of June 30, 2026 and December 31, 2025, the Company had $37,710 and $4,116 cash on hand, respectively. At June 30, 2026 and December 31, 2025, the Company has an accumulated deficit of $103,064,429 and $99,630,838, respectively. For the six months ended June 30, 2026, the Company had a net loss and cash used in operations of $3,433,591 and $653,406, respectively. For the twelve months ended December 31, 2025, the Company had a net loss and cash used in operations of $41,103,717 and $1,157,600, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Over the next twelve months management intends to raise additional capital through debt and equity financing in order to promote and sell its products. If the Company fails to obtain additional capital the Company may be forced to scale back or discontinue its operations. However, there is no guarantee the Company will raise capital to continue operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, these unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly, in all material respects, the Company’s financial position, results of operations, cash flows and changes in equity as of June 30, 2026, and for the six months ended June 30, 2026 and 2025. These unaudited financial statements do not include certain information and footnote disclosures as required by U.S. GAAP for complete annual financial statements. These financial statements should be read in conjunction with the audited financial statements for the fiscal year ended December 31, 2025 and 2024.

F-24

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and also requires disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company measures fair value in accordance with Accounting Standards Codification (“ASC”) 820 – Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of June 30, 2026 and December 31, 2025 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, inventory, accounts payable and accrued liabilities, and related party and third-party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable to related parties approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at June 30, 2026 and December 31, 2025.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs.

F-25

Related parties

The Company follows ASC 850, “Related Party Disclosures” for reporting activities with related parties. A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when future undiscounted cash flows resulting the use of the asset and its eventual disposition are less than the asset’s carrying amount. In such situations, the asset is written down to the present value of the estimated future cash flows. Factors that are considered when evaluating long-lived assets for impairment include a current expectation that it is more likely than not that the long-lived asset will be sold significantly before the end of its useful life, a significant decrease in the market price of the long-lived asset, and a change in the extent of manner in which the long-lived asset is being used. Based on management’s assessment there were no impairments to its long-lived assets at June 30, 2026 and December 31, 2025.

Property and Equipment

Property and equipment are recorded at cost for purchases over $500 and depreciated using the straight-line method over the estimated useful lives ranging from three to ten years. The Company capitalizes direct costs associated with property and equipment in accordance with ASC 360 – Property, Plant, and Equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful life or the term of the related lease. Expenditures for ordinary repairs and maintenance are expensed as incurred.

Advertising

The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the six months ended June 30, 2026 and 2025 were $1,336 and $90,696, respectively.

Research and Development

Costs related to the conceptual formulation and design of products and processes are charged to Research and Development as incurred. Development of a product is deemed complete when it is qualified through reviews and tests for performance and reliability. Subsequent to product qualification, product costs are included in cost of goods sold. Research and Development expenses for the six months ended June 30, 2026 and 2025 were $0 and $666, respectively.

Stock-based Compensation

The Company recognizes stock-based compensation issued to employees in accordance with ASC 718 – Compensation: Stock Compensation, based on the fair value of the equity instrument in exchange for employee or consulting services and the resulting recognition of compensation expense.

F-26

Income Taxes

The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Concentrations of Credit Risk and Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company’s cash balances are placed at financial institutions, which at times, may exceed federally insured limits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash

Basic and Diluted Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share”, Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented for the three months ending June 30, 2026 and 2025, respectively, since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect. There are 7,992,335 and 2,924,258 additional shares issuable in connection with outstanding options, warrants, stock payable and convertible debts as of June 30, 2026 and 2025, respectively.

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). This standard requires additional disclosures over certain expenses, including purchases of inventory, employee compensation, depreciation, intangible asset amortization, and other specific expense categories. This standard also requires disclosure of the total amount of selling expenses and the Company’s definition of selling expenses. This update is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. We are evaluating the impact this update will have on our annual disclosures; however, there was no impact our financial condition, results of operations, or cash flows.

Reclassifications of Prior Period Amounts

Certain prior period amounts have been reclassified within operating expenses to conform to the current period presentation. These changes were made to better reflect the Company’s cost structure and improve consistency in financial reporting. The reclassifications had no effect on previously reported total operating expenses, net income (loss), total assets, or shareholders’ equity.

F-27

3.	BUSINESS SEGMENT INFORMATION

Our flagship product, The Alternative®, is currently the only offering in our reportable segment focused on less-lethal technologies. This segment encompasses all of the Company’s global efforts in promoting and selling The Alternative® to domestic and international professional markets, including law enforcement, military, and private security end users.

This is a niche market that offers various tools and options for law enforcement, military, and security personnel to deploy types of ammunition designed to temporarily incapacitate, stun, or cause temporary discomfort without penetrating the body. Our product stands out as the only less-lethal technology available that can be carried by officers, allowing them to instantly and temporarily convert their service weapon into a less-lethal kinetic device without the need to transition to a completely separate platform.

The accounting policies for the less-lethal technologies segment align with those outlined in the summary of significant accounting policies. The Chief Executive Officer is the Chief Operating Decision Maker (“CODM”) and assesses the performance of this segment and allocates resources based on net income, which is reflected in the income statement as total income. The measure of segment assets is represented as total assets on the balance sheet.

The CODM evaluates the income generated from segment assets, known as return on assets, using net income. This information assists the CODM in deciding whether to reinvest profits into the less lethal technologies segment or allocate resources to other areas of the business, such as acquisitions or dividend payments.

Net income is also utilized to monitor the difference between budgeted and actual results, offering insights into financial performance and guiding any necessary corrective actions. Additionally, the CODM employs net income for competitive analysis by comparing the performance of the less lethal technologies segment against competitors.

This combination of competitive analysis and budget-to-actual monitoring is crucial for assessing the segment’s performance and determining management compensation.

The company does not engage in any intra-entity sales or transfers.

The Company has identified one reportable segment: the less lethal technologies segment. The less lethal technologies segment primarily generates revenue in North America, and the company manages its sole product sales and associated expenses on a total basis.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

As of June 30, 2026, prepaid expenses and other current assets primarily consist of accounts receivable of $4,440, prepaid insurance of $9,178, prepaid consulting fees of $104,167, and prepaid subscription of $3,357.

As of December 31, 2025, prepaid expenses and other current assets consist of accounts receivable of $5,578, prepaid insurance of $6,915 and a lease deposit of $10,956

F-28

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment comprise of the following:

	June 30, 2026	December 31, 2025	Estimated Useful Lives
Tooling and molds	$86,711	$86,711	10 years
Computer equipment	10,956	10,956	3 years
Furniture and fixtures	2,844	2,844	5 years
	100,511	100,511
Less accumulated deprecation	(96,886)	(95,433)
Total property and equipment, net	$3,625	$5,078

Depreciation expense for the six months ended June 30, 2026 and 2025 was $1,452 and $1,926, respectively.

6.	LEASES

On May 29, 2026 the company entered into a one-year lease for an office space in Las Vegas, NV, at $2,152 a month for the term August 1, 2026-July 31, 2027.

7.	CONVERTIBLE NOTES

The Company has the following notes outstanding:

	June 30, 2026	December 31, 2025
Note payable, 18% interest, due December 31, 2025	$1,000,000	$1,000,000
Note payable, 18% interest, due December 31, 2025	500,000	500,000
Note payable, 18% interest, due April 22, 2026	300,000	300,000
Note payable, 18% interest, due October 29, 2026	50,000	-
Note payable, 18% interest, due November 2, 2026	50,000	-
Note payable, 12% interest, due March 13, 2027	550,000	-
Note payable, 10% interest, due June 26, 2027	55,000	-
Note payable, 10% interest, due June 26, 2027	55,000	-
Discount on notes payable	(575,972)	(72,367)
Convertible notes payable (net of discount)	$1,984,028	$1,727,633

On August 2, 2024, the Company issued a convertible promissory note with a principal amount of $1,000,000. As amended on July 22, 2025 and September 2, 2025, the notes bear interest at a rate of 18% per annum and the maturity date was modified to December 31, 2025, respectively. The amendment on July 22, 2025 modified the conversion rate to 50% discount of a Qualified Offering Price. Also, the amendment modified the exercise price of the warrants issued with these convertible notes to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. From the initial agreement and the amendments, the aggregate estimated value of the warrants, using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.2% and a weighted average call option value of $1.282, was $1,281,598. The warrants resulted in a debt discount of $248,732, which was fully amortized by the end of 2025 using a straight-line method, which approximates the effective interest method.

On January 28, 2025 the Company issued a convertible promissory note with a principal amount of $500,000. As amended on July 22, 2025 and September 2, 2025, the notes bear interest at a rate of 18% per annum and the maturity date was modified to December 31, 2025, respectively. Furthermore, the amendment on July 22, 2025 modified the conversion rate to 50% discount of a Qualified Offering Price. Also, the amendment modified the exercise price of the warrants issued with these convertible notes to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price. The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.2% and a weighted average call option value of $1.295, was $647,408. The warrants resulted in a debt discount of $282,118, which was fully amortized during 2025 using the straight-line method, which approximates the effective interest method.

F-29

On July 22, 2025 the Company issued a convertible note in the amount of $300,000. The note bears interest at 18% and matures on April 22, 2026. The principal balance and accrued interest are convertible at a conversion price equal to the lower of (i) a 50% discount to the Qualified Offering Price and (ii) any conversion price offered to other noteholders on notes issued subsequent to the date of this convertible note. In connection with the note the company issued warrants convertible to 60,000 shares of common stock. The exercise price of the warrants issued with these convertible notes to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price. The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 71.5% and a weighted average call option value of $1.492, was $447,544. The warrants resulted in a debt discount of $179,606.

On January 29,2026 the Company issued a convertible note in the amount of $50,000. The note bears interest at 18% and matures on October 29, 2026. The principal balance and accrued interest are convertible at a conversion price of $1.00. In connection with the note the company issued warrants convertible to 50,000 shares of common stock. The exercise price of the warrants issued with this convertible is $1.00 per share. The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.5% and a weighted average call option value of $1.483, was $74,158. The warrants resulted in a debt discount of $29,864.

On February 2, 2026 the Company issued a convertible note in the amount of $50,000. The note bears interest at 18% and matures on November 2, 2026. The principal balance and accrued interest are convertible at a conversion price of $1.00. In connection with the note the company issued warrants convertible to 50,000 shares of common stock. The exercise price of the warrants issued with this convertible is $1.00 per share. The proceeds received were allocated between the convertible note and warrants on a relative fair value basis. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.5% and a weighted average call option value of $1.483, was $74,162. The warrants resulted in a debt discount of $26,865.

On March 13, 2026, the Company issued a secured convertible promissory note with a principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 12% per annum and matures on March 13, 2027. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to a 35% discount to the market price at the time of conversion. In connection with the issuance of the note, the Company agreed to issue warrants to purchase up to 166,667 shares of common stock at an exercise price of $5.00 per share. Based on the terms of the secured convertible promissory and warrants, the Company recorded derivative liabilities related to both instruments. As noted below, on June 26, 2026, the Company issued additional convertible promissory notes containing terms that, pursuant to the warrant agreement, resulted in an adjustment to the exercise price of the warrants issued in connection with the March 13, 2026 note from $5.00 per share to $0.05 per share. The aggregate estimated value of the warrants using the Black-Scholes Pricing Model, based on a weighted average volatility rate of 70.0% and a weighted average call option value of $0.812, was $135,286. The warrants resulted in a debt discount of $108,579. In addition, the Company paid $30,000 of debt issuance costs related to due diligence and legal fees of the lender.

On June 26, 2026, the Company issued a convertible grid promissory note with an aggregate principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 10% per annum. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion. Based on the terms of the convertible grid promissory note, the Company recorded a derivative liability related to the instrument. As of June 30, 2026, $55,000 was outstanding of this promissory note.

On June 26, 2026, the Company issued another convertible grid promissory note with an aggregate principal amount of 550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 10% per annum. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion. Based on the terms of the convertible grid promissory note, the Company recorded a derivative liability related to the instrument. As of June 30, 2026, $55,000 was outstanding of this promissory note.

The aggregate debt discounts from the derivative liabilities and warrants, original issue discounts and debit issuance costs of $575,972, as of June 30, 2026, are being amortized over the life of the loan using the effective interest method.

Interest expense and accrued interest associated with these convertible notes for the six months ended June 30, 2026 was $201,817 and $389,317, respectively. Interest expense and accrued interest associated with convertible notes for the twelve months ended December 31, 2025 was $358,545 and $305,115, respectively.

F-30

8.	EMBEDDED DERIVATIVE LIABILITIES

A. Nature of Derivative Liabilities

In connection with financings completed during the six months ended June 30, 2026, the Company issued the following instruments that are accounted for as derivative liabilities under ASC 815, Derivatives and Hedging:

●	A common stock purchase warrant issued on March 13, 2026, exercisable for 166,667 shares of common stock at an initial exercise price of $5.00 per share, expiring March 13, 2031,

●	An embedded conversion feature within a secured convertible promissory note issued on March 13, 2026, in the original principal amount of $550,000, and ,

●	An embedded conversion feature within two separate secured convertible promissory notes issued on June 26, 2026. As of June 30, 2026, $110,000.00 had been funded and was outstanding under these separate convertible promissory notes; accordingly, the recognized host debt and related derivative measurements reflect only the funded amounts.

The Company concluded that warrant did not qualify for equity classification under ASC 815-40 and that the embedded conversion features in the promissory notes required bifurcation from their respective debt hosts under ASC 815-15. Accordingly, the warrant is presented as a standalone derivative liability and the bifurcated conversion features are presented as embedded derivative liabilities. These liabilities are measured at fair value at each reporting date, with changes in fair value recognized in current-period earnings in accordance with ASC 815.

B. Balance Sheet Presentation

The following rollforward presents the fair value of derivative liabilities recorded on the Company’s balance sheet as of June 30, 2026:

Balance, December 31, 2025	$-
Additions:
Embedded derivative liabilities – convertible promissory notes	$1,532,480
Embedded derivative liabilities – warrant	$743,655
Conversions	$-
Balance, June 30, 2026	$2,276,135

Derivative liabilities are presented as current or noncurrent based on the contractual settlement provisions of the underlying instruments and the applicable balance-sheet classification guidance. The Company does not offset derivative assets and liabilities.

9.	CONVERTIBLE NOTES PAYABLE TO RELATED PARTIES

The company had the following convertible notes payable related party outstanding:

	June 30, 2026	December 31, 2025
Related Party convertible Note payable, due March 2027	$1,000,000	$1,000,000
Related Party convertible Note payable, 15% interest, due January 2, 2026	25,000	25,000
Related Party convertible Note payable, 15% interest, due May 14, 2026	15,000	15,000
Related Party convertible Note payable, 15% interest, due July 14, 2026	10,000	-
	$1,050,000	$1,040,000

On March 29, 2022, the Company issued a convertible promissory note with a principal amount of $1,000,000. The note bore an interest at a rate of 15% per annum and matured on March 29, 2024. The notes and accrued interest are convertible at the option of the noteholder at $1.00 per share but will mandatorily convert to common stock at the same price upon an up list to a national exchange and will have piggyback registration rights to register the shares of common stock underlying the conversion of the notes. In 2023, the company agreed to extend the term of the promissory note until March 29, 2025, at the same rate of interest. As consideration for the extension, the Company issued 2,000,000 shares on 17-month warrants exercisable at $0.125 per share. On March 29, 2024, the Company extended the term of the $1,000,000 promissory note until March 29, 2025, at the same rate of interest. In August, 2024, the Company issued 300,000 shares of its common stock valued at $3,000,000 to settle interest on the debt payable in the amount of $300,000.

On May 21, 2025, the Company extended the term of the $1,000,000 promissory note until March 29, 2027. In exchange for the extension and for no interest to accrue over the extended term, the Company issued 2,400,000 shares of common stock valued at $24,000,000, which is recorded as related party stock compensation expense in general and administrative expenses

Related Party interest expense and accrued interest for the three months ended March 31, 2026 were $0 and $0, respectively. Related Party interest expense and accrued interest in connection with these notes for the year ended December 31, 2025 was $0 and $0, respectively.

As the Related Party convertible promissory note does not accrue interest, imputed interest was calculated and for the six months ended June 30, 2026 and 2025 it was $135,339 and $116,596, respectively.

On July 2, 2025, November 14, 2025 and January 14, 2026, the Company issued convertible notes in the amounts of $25,000, $15,000 and $10,000, respectively, to another related party. The notes bear interest at 15% per annum The principal balance and accrued interest are convertible at a conversion price equal to the lower of (i) a 50% discount to the Qualified Offering Price and (ii) any conversion price offered to other noteholders on notes issued subsequent to the date of this convertible note. Interest expense and accrued interest associated with these convertible notes for the six months ended June 30, 2026 was $3,662 and $5,821, respectively.

F-31

10.	STOCKHOLDERS’ EQUITY

Overview

The Company is authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001. The Company is also authorized to issue 400,000 and 400,000 shares of preferred stock and Series A preferred stock with a par value of $0.001, respectively.

As of June 30, 2026 and December 31, 2025, there were 32,053,784 and 31,776,245 shares of common stock issued and outstanding, respectively.

As of June 30, 2026 and December 31, 2025, there were 400,000 shares of Series A Preferred stock issued and outstanding.

Stock Warrants

On August 2, 2024, the company issued 200,000 shares on 5-year warrants exercisable at $10.00 per share as consideration for a note payable of $1,000,000. On July 22, 2025, the exercise price was amended to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price.

On January 21, 2025, the company extended 200,0000 share terms on the 5-year warrants issued on August 2, 2024 to January 21, 2030.

On January 28, 2025, the company issued 100,000 shares on 5-year warrants exercisable at $10.00 per share as consideration for a note payable of $500,000. On July 22, 2025 the exercise price was amended to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price.

On July 22, 2025, the company issued 60,000 shares on 5-year warrants exercisable at lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price per share as consideration for a note payable of $300,000.

On January 29, 2026, the company issued 50,000 shares on 5-year warrants exercisable at $1.00 per share as consideration for a note payable of $50,000.

On February 2, 2026, the company issued 50,000 shares on 5-year warrants exercisable at $1.00 per share as consideration for a note payable of $50,000.

On March 13, 2026, the company issued 166,667 shares on 5-year warrants exercisable at $5.00 per share as consideration for a note payable of $550,000.

The fair value of each warrant grant is estimated on the date of grant recognizing share-based compensation expense over the vesting period based on the estimated number of equity instruments expected to vest and uses Plain Vanilla for calculating the expected terms of options, using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option plan:

	June 30, 2026	December 31, 2025

Average risk-free interest rates	3.80-4.19%	3.88-3.91%
Average expected life (in years)	5.0	4.5-5.0
Volatility	70.0-71.3%	70.2-71.5%

The following is a summary of activity of outstanding common stock warrants:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2025	360,000	$5.00
Warrants expired	-	$-
Warrants Converted into stock	-	$-
Warrants granted and assumed	266,667	$3.50
Balance, June 30, 2026	626,667	$4.36

F-32

Stock Options

On September 20, 2024, the Company granted options to four members of the board of directors. The options expire ten years following issuance and have an exercise price of $10.00. The options vest quarterly and have a total fair value of $102,700. The Company valued the options using the Black-Scholes model with the following key assumptions: fair value stock price, $10.00, Exercise price, $10.00, Term 10 years, Expected term 5 years, Volatility 73%, and Discount rate 3.43% and a dividend yield of 0%.

On September 20, 2024, the Company granted options to a member of the board of directors. The options expire five years following issuance and have an exercise price of $11.00. The options vest quarterly and have a total fair value of $16,990. The Company valued the options using the Black-Scholes model with the following key assumptions: fair value stock price, $10.00, Exercise price, $11.00, Term 5 years, Expected term 3.0 years, Volatility 64%, and Discount rate 3.42% and a dividend yield of 0%.

The following is a summary of activity of common stock options:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2025	20,000	$10.20
Options expired	-	$-
Options granted	-	$-
Balance, June 30, 2025	20,000	$10.20

Series A Preferred Stock

On September 10, 2020, the Board of Directors approved the designation of a class of preferred stock “Series A Preferred Stock” consisting of 2,000,000 shares, par value $0.001.

On September 10, 2020, the Company issued 400,000 shares of Preferred Stock to its CEO as founder shares.

Under the Certificate of Designation, holders of the Series A Preferred Stock are entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The formal designation was filed on September 30, 2022.

As of June 30, 2026 and December 31, 2025, there were 400,000 shares of preferred stock issued and outstanding.

Common Stock

During the year ended December 31, 2025, the Company issued 2,400,000 shares valued at $24,000,000 to a related party to extend the maturity date on convertible promissory notes of $1,000,000.

During the year ended December 31, 2025, the Company issued 876,700 shares valued at $8,767,000 for service, which is based on the price the Company raised capital during the year.

During the year ended December 31, 2025, the Company issued 547,887 shares valued at $5,478,872 for conversion of deferred compensation, which is based on the price the Company raised capital during the year. As a result of this conversion, the shares were issued at a price of $0.25 per share, which was below the estimated fair value of $2.00 per share at the time of conversion. Accordingly, the Company recognized a loss of approximately $4.8 million related to this transaction.

On January 29, 2026, the Company issued 250,000 shares of common stock valued at $500,000 in exchange for consulting services. The fair value of the shares was determined based on the price per share in a recent capital-raising transaction completed by the Company shortly before the issuance date.

On April 29, 2026, the Company issued 24,039 shares valued at $62,500 for investor relations services. The value of the shares was based on the Company’s stock price of $2.60 per share as of April 29, 2026, the effective date of the investor relations services agreement.

During the six months ended June 30, 2026, the Company issued 3,500 shares for cash proceeds of $7,000.

On June 30, 2026, the Company entered into a Stock Purchase Agreement for up to $15 million for a term of 36 months from the date in which a Registration Statement has been declared effective by the Securities and Exchange Commission and all other conditions to the investors obligations to purchase common stock. As of June 30, 2026 no stock has been issued under this Stock Purchase Agreement.

F-33

Subscriptions payable

During the year ended December 31, 2025, the Company accrued $50,000 in stock payable for services, based on the terms of the advisory agreements under which the services were provided.

During the six months ended June 30, 2026, the Company accrued $50,000 in stock payable for services, based on the terms of the advisory agreements under which the services were provided.

10.	INCOME TAXES

The provision for income taxes consists of U.S. federal and state income taxes in jurisdictions in which the Company operates. The effective tax rate for the six months ended June 30, 2026 and 2025 was 0% for both periods.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. As of June 30, 2026 and December 31, 2025 the Company has no unrecognized uncertain tax positions, including interest and penalties.

11.	COMMITMENTS AND CONTIGENCIES

The Company’s commitments are disclosed in other footnotes to the financial statements.

12.	SUBSEQUENT EVENTS

Issuance of Convertible Note and Warrant

On August 19, 2026, the Company issued a secured convertible promissory note with a principal amount of $165,000 for gross proceeds of $150,000, reflecting an original issue discount of $15,000. The note bears interest at 12% per annum and matures on August 19, 2027. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to a 35% discount to the market price at the time of conversion. In connection with the issuance of the note, the Company agreed to issue warrants to purchase up to 166,667 shares of common stock at an exercise price of $5.00 per share. In addition, the Company paid $10,000 of debt issuance costs related to due diligence and legal fees of the lender.

Increase in Authorized Common Stock

On September 10, 2026, the Company’s board of directors approved for the Company to amend its Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 200,000,000 shares. This was approved by the Company’s stockholders on September 14, 2026 and the charter amendment was declared effective by the Nevada Secretary of State on September 15, 2026.

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50,200,000 Shares of Common Stock

ALTERNATIVE BALLISTICS CORPORATION

PROSPECTUS

__________, 2026

Through and including __________, 2026 (the 90th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the shares of common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee		$1,965
Accounting fees and expenses		$10,000
Legal fees and expenses	$
Transfer agent and registrar fees and expenses	$
Printing expenses	$
Miscellaneous		$-
Total		$11,965

Item 14.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138, or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, NRS 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or
(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

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NRS 78.752 allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to NRS 78.752 may include the following:

(a)	the creation of a trust fund;
(b)	the establishment of a program of self-insurance;
(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and
(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to NRS 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the shareholders;
(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Item 15.	Recent Sales of Unregistered Securities.

Below is a list of securities sold by the Company in the past three years which were not registered under the Securities Act. In connection with each of the following unregistered sales and issuances of securities, except as otherwise provided below, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

a) Issuance of Capital Stock.

On April 1, 2024, the company issued 300,000 shares on three month warrants exercisable at $2.50 per share. On July 1, 2024, warrants were partially exercised into shares 45,000 shares of common stock at $2.50 per share. The remaining 255,000 warrants were forfeited.

On April 4, 2024, the company extended 400,000 share terms on the 1-year warrants issued on October 3, 2023, to December 31, 2024. On December 31, 2024, the warrant terms were further extended to February 15, 2025 at $1.25 per share.

On July 1, 2024, the company issued 50,000 shares on nine month warrants exercisable at $2.50 per share for services rendered.

On July 11, 2024, warrants were partially exercised into shares 20,000 shares of common stock at $1.25 per share. The remaining 60,000 warrants were forfeited.

On August 2, 2024, the company issued 200,000 shares on 5-year warrants exercisable at $10.00 per share as consideration for a note payable of $1,000,000. On July 22, 2025, the exercise price was amended to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price.

During the year ended December 31, 2024, the Company issued 24,550 shares for cash proceeds of $245,500.

During the year ended December 31, 2024, the Company issued 300,000 shares to settle accrued interest on convertible promissory notes of $300,000.

During the year ended December 31, 2024, stock warrants were exercised, resulting in an increase of 65,000 shares, valued at $137,500.

During the year ended December 31, 2024, the Company issued 1,008,100 shares valued at $10,081,000 for service, which is based on the price the Company raised capital during the year.

During the year ended December 31, 2024, the Company forgave stock payable in the amount of $83,334.

During the year ended December 31, 2025, the Company issued 8,850 shares for cash proceeds of $88,500.

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During the year ended December 31, 2025, the Company issued 2,400,000 shares valued at $24,000,000 to a related party to extend the maturity date on convertible promissory notes of $1,000,000.

During the year ended December 31, 2025, the Company issued 876,700 shares valued at $8,767,000 for service, which is based on the price the Company raised capital during the year.

During the year ended December 31, 2025, the Company issued 547,887 shares valued at $5,478,872 for conversion of deferred compensation, which is based on the price the Company raised capital during the year. As a result of this conversion, the shares were issued at a price of $0.25 per share, which was below the estimated fair value of $2.00 per share at the time of conversion. Accordingly, the Company recognized a loss of approximately $4.8 million related to this transaction.

On January 21, 2025, the company extended 200,0000 share terms on the 5-year warrants issued on August 2, 2024 to January 21, 2030.

On January 28, 2025, the company issued 100,000 shares on 5-year warrants exercisable at $10.00 per share as consideration for a note payable of $500,000. On July 22, 2025 the exercise price was amended to the lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price.

On July 22, 2025, the company issued 60,000 shares on 5-year warrants exercisable at lower of (i) $5.00 per share or (ii) 50% discount to the Qualified Offering Price per share as consideration for a note payable of $300,000.

During the six months ended June 30, 2026, the Company issued 3,500 shares for cash proceeds of $7,000.

On January 29, 2026, the Company issued 250,000 shares of common stock valued at $500,000 in exchange for consulting services. The fair value of the shares was determined based on the price per share in a recent capital-raising transaction completed by the Company shortly before the issuance date.

On April 29, 2026, the Company issued 24,039 shares valued at $62,500 for investor relations services. The value of the shares was based on the Company’s stock price of $2.60 per share as of April 29, 2026, the effective date of the investor relations services agreement.

On June 26, 2026, the Company issued a convertible grid promissory note with an aggregate principal amount of $550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 10% per annum. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion.

On June 26, 2026, the Company issued another convertible grid promissory note with an aggregate principal amount of 550,000 for gross proceeds of $500,000, reflecting an original issue discount of $50,000. The note bears interest at 10% per annum. The outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 65% of the average of the lowest intraday treading prices during the 10 (ten) days prior to the day that the lender requests conversion.

On June 30, 2026, the Company issued a convertible promissory note with an aggregate principal amount of $150,000. The note bears interest at 5% per annum. This convertible promissory note was issued pursuant to the Common Stock Purchase Agreement dated June 30, 2026 entered into with the holder of this convertible promissory note. Outstanding principal and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (i) 20% discount to the lowest intraday sale price of the common stock as traded on the principal market on the execution date of this note and (ii) 20% discount to the lowest intraday sale price of the common stock as traded on the principal market during the 20 trading days immediately preceding the date of such conversion notice.

On July 29, 2026, the Company issued 24,039 shares valued at $62,500 for investor relations services. The value of the shares was based on the Company’s stock price of $2.60 per share as of April 29, 2026, the effective date of the investor relations services agreement.

(b) Option Grants.

On September 20, 2024, the Company granted options to four members of the board of directors. The options expire ten years following issuance and have an exercise price of $10.00. The options vest quarterly.

On September 20, 2024, the Company granted options to a member of the board of directors. The options expire five years following issuance and have an exercise price of $11.00. The options vest quarterly.

The options described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated thereunder as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our stock option plans.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

See the Exhibit Index immediately preceding the Signature Page.

(b) Financial Statement Schedules:

See our Financial Statements starting on page F-1. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements, and have therefore been omitted.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	That,

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit		Description
3.1	*	Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on August 27, 2020
3.2	*	Certificate of Amendment to Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on July 8, 2021
3.3	*	Certificate of Designation of the Registrant filed with the Nevada Secretary of State on July 12, 2021
3.4	*	Certificate of Amendment to Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on July 18, 2022
3.5	*	Certificate of Amendment to Certificate of Designation of the Registrant filed with the Nevada Secretary of State on September 30, 2022
3.6	*	Bylaws of the Registrant
3.7	*	Certificate of Charter Amendment, dated August 4, 2025
3.8	*	Certificate of Designation Amendment, dated August 8, 2025
3.9	*	Certificate of Amendment to Articles of Incorporation of the Registrant filed with the Nevada Secretary of State on September 14, 2026
3.10	*	Certificate of Amendment to Certificate of Designation of the Registrant filed with the Nevada Secretary of State on September 15, 2026
5.1	†**	Opinion of Lucosky Brookman LLP
10.1	*	Form of Advisory Agreement
10.2	*	Lease Agreement between the Registrant and Premier Workspaces dated May 17, 2023
10.3	*	Agreement with Issuance, Inc. dated November 17, 2023
10.4	*	Agreement with GrowthTurbine dated January 30, 2024
10.5	*	2025 Executive Employment Agreement with Steven Luna, dated May 1, 2025
10.6	*	2025 Executive Employment Agreement with Vanessa Luna, dated May 1, 2025
10.7	*	2025 Executive Employment Agreement with Jason LeBlanc, dated May 1, 2025
10.8	*	Director Agreement with Bruce Culver, dated September 27, 2024
10.9	*	Director Agreement with Bruce Amaro, dated September 27, 2024
10.10	*	Addendum To Director Agreement with Bruce Culver, dated June 25, 2025
10.11	*	Addendum To Director Agreement with Bruce Amaro, dated June 25, 2025
10.12	*	Restricted Common Stock Award Agreement with Cuento LLC, dated January 1, 2025
10.13	*	Amended And Restated Warrant Agreement with Solyco CAC, LLC, dated January 21, 2025
10.14	*	Third Amendment To Convertible Promissory Note Sky Financial & Intelligence, LLC, dated May 21, 2025
10.15	*	Bridge Loan Offering Documents with Vanessa Luna, dated July 2, 2025
10.16	*	Bridge Loan Offering Documents with Solyco CAC, LLC, dated July 22, 2025
10.17	*	Omnibus Amendment No. 1 to Bridge Loan Documents with Solyco CAC, LLC, dated July 22, 2025
10.18	*	Omnibus Amendment No. 2 to Bridge Loan Documents with Solyco CAC, LLC, dated July 22, 2025
10.19	*	Omnibus Amendment No. 1 to Bridge Loan Documents with Solyco CAC, LLC, dated September 2, 2025
10.20	*	Omnibus Amendment No. 2 to Bridge Loan Documents with Solyco CAC, LLC, dated September 2, 2025
10.21	*	Bridge Loan Offering Documents with Vanessa Luna, dated November 14, 2025
10.22	*	Bridge Loan Offering Documents with Vanessa Luna, dated January 14, 2026
10.23	*	Bridge Loan Offering Documents with Michael Breede, dated January 29, 2026
10.24	*	Bridge Loan Offering Documents with Katinger Family Trust, a Revocable Trust, dated February 2, 2026
10.25	*	Consulting Services Agreement with Aries Capital dated January 26, 2026
10.26	*	Secured Promissory Note with Lendspark Corporation, dated March 13, 2026
10.27	*	Secured Agreement with Lendspark Corporation, dated March 13, 2026
10.28	*	Securities Purchase Agreement with Lendspark Corporation, dated March 13, 2026
10.29	*	Common Stock Purchase Warrant with Lendspark Corporation, dated March 13, 2026
10.30	*	Amendment No. 1 to Securities Purchase Agreement with Lendspark Corporation, dated March 17, 2026
10.31	†*	2021 Omnibus Equity Compensation Plan of the Registrant
10.32	*	Common Stock Purchase Agreement with Keystone Capital Partners, LLC, dated June 30, 2026
10.33	*	Convertible GRID Promissory Note with Keystone Capital Partners, LLC, dated June 26, 2026
10.34	*	Registration Rights Agreement with Keystone Capital Partners, LLC, dated June 30, 2026
10.35	*	Convertible GRID Promissory Note with Pinz Capital Special Opportunities Fund, LP, dated June 26, 2026
10.36	*	Secured Promissory Note with Liberty Funding LLC, dated August 19, 2026
10.37	*	Secured Agreement with Liberty Funding LLC, dated August 19, 2026
10.38	*	Securities Purchase Agreement with Liberty Funding LLC, dated August 19, 2026
10.39	*	Common Stock Purchase Warrant with Liberty Funding LLC, dated August 19, 2026
21.1	*	List of Subsidiaries
23.1	*	Consent of M&K CPAS, PLLC
23.2	**	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page)
107	*	Filing Fee Table

†	Indicates management contract or compensatory plan
*	Filed herewith
**	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on October 13, 2026.

ALTERNATIVE BALLISTICS CORPORATION

By:	/s/ Steven Luna
Steven Luna
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Luna, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Luna	Chief Executive Officer and Director	October 13, 2026
Steven Luna	(Principal Executive Officer)

/s/ John Lomoro	Chief Financial Officer	October 13, 2026
John Lomoro	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jason LeBlanc	Chief Operations Officer and Director	October 13, 2026
Jason LeBlanc

/s/ Vanessa Luna	Executive Vice President and Chairperson of the	October 13, 2026
Vanessa Luna	Board

/s/ Bruce Culver
Bruce Culver	Director	October 13, 2026

/s/ Bruce Amaro
Bruce Amaro	Director	October 13, 2026

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